UP TO 33,104,737 SHARES

                          ADVANCED VIRAL RESEARCH CORP.

                                  COMMON STOCK


         The selling shareholders identified on page 42 below may offer for resale up to 33,104,737 shares of our common stock under this prospectus. We will not receive any part of the proceeds from this offering by the selling shareholders; however, as described in the Prospectus Summary, we will receive the net proceeds from the sale of an additional $1.0 million in principal amount of our 7% convertible debentures due December 31, 2004 not later than five days after the effective date of this prospectus, and we may receive additional proceeds if the selling shareholders pay cash in connection with their exercise of warrants issued or issuable by us pursuant to such purchase agreement.

         Advanced Viral common stock is traded on the National Association of Securities Dealers, Inc.'s OTC Bulletin Board under the symbol "ADVR." On January 18, 2000 the high and low bid prices for the common stock on the Bulletin Board were $0.25 and $0.22, respectively.


         INVESTING IN OUR COMMON STOCK INVOLVES SUBSTANTIAL RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

                            ------------------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                            ------------------------

                The date of this prospectus is January 18, 2000.


THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SHAREHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                                TABLE OF CONTENTS


     Prospectus Summary ..................................................................    1

     Risk Factors ........................................................................    4

     About this Prospectus ...............................................................    7

     Where to Find More Information ......................................................    7

     Forward-looking Statements May Prove Inaccurate .....................................    8

     Market Price of and Dividends on the Common Stock and Related Shareholder Matters ...    8

     Capitalization ......................................................................   10

     Selected Consolidated Financial Data ................................................   11

     Management's Discussion and Analysis of Financial Condition and Results
       of Operations......................................................................   13

     Business ............................................................................   27

     Management ..........................................................................   34

     Principal Shareholders ..............................................................   40

     Selling Shareholders ................................................................   42

     Certain Relationships and Related Transactions ......................................   43

     Description of Common Stock .........................................................   43

     Use of Proceeds .....................................................................   43

     Plan of Distribution ................................................................   43

     Legal Matters .......................................................................   45

     Experts .............................................................................   46

     Index to Financial Statements .......................................................   F-1

                               PROSPECTUS SUMMARY

         This summary highlights information about the offering and Advanced Viral Research Corp. which we believe will be most important to you. However, you should read the entire prospectus for a complete understanding of the offering and our business.

ADVANCED VIRAL RESEARCH CORPORATION

         Advanced Viral is a development stage company formed to engage in the production and marketing, promotion and sale of the pharmaceutical product RETICULOSE(TM) for the treatment of certain viral diseases such aS:

         o human immunodeficiency virus, or HIV, including acquired immune deficiency syndrome, or AIDS;

         o        hepatitis B and hepatis C, both liver diseases

         o human papilloma virus, or HPV, which causes genital warts and may lead to cervical cancer;

         o        rheumatoid arthritis.

         Since 1962, when Reticulose was reclassified as a "new drug" by the FDA, the FDA has not permitted Reticulose to be marketed in the United States. A forfeiture action was instituted in 1962 by the FDA against Reticulose, and Reticulose was withdrawn from the United States market. The injunction obtained by the FDA prohibits, among other things, any shipment of Reticulose until a new drug application, or NDA, for Reticulose is approved by the FDA. FDA approval of an NDA first requires clinical testing of Reticulose in human trials, which cannot be conducted until we first satisfy the regulatory protocols and the substantial preapproval requirements imposed by the FDA upon the introduction of any new or unapproved drug product pursuant to a notice of claimed investigational exemption for a new drug, or IND.

         Our operations over the last five years have been limited principally to research, testing and analysis of Reticulose in the United States, either IN VITRO (outside the living body in an artificial environment, such as in a test tube), or on animals, and engaging others to perform testing and analysis of Reticulose on human patients outside the United States.

         Shalom Z. Hirschman, M.D., our President, has monitored the testing of Reticulose and has recently performed analyses of Reticulose with our laboratory personnel, which we believe may be used in connection with the FDA approval process. In addition, we have recently contracted with GloboMax LLC of Hanover, Maryland to advise us in our preparation and filing of an IND with the FDA, and to otherwise assist us through the FDA process with the objective of obtaining full approval for the manufacture and commercial distribution of Reticulose in the United States.

         Our offices are located at 1250 East Hallandale Beach Boulevard, Suite 501, Hallandale, Florida 33009 and 200 Corporate Boulevard South, Yonkers, New York 10701. Our telephone number in Hallandale, Florida is (954) 458-7636 and our telephone number in Yonkers, New York is (914) 376-7383.

THE OFFERING

Securities offered............... 33,104,737 shares of common stock. (1)
Shares outstanding............... 303,292,035 shares of common stock. (2)
Use of proceeds.................. We will not receive any proceeds from the sale of common stock by the
                                  selling shareholders. We will
                                  receive the net proceeds from the
                                  sale of an additional $1.0 million
                                  in principal amount of our 7%
                                  convertible debentures no later than
                                  five days after the effective date
                                  of this prospectus and the cash
                                  proceeds, if any, from the exercise
                                  of warrants held by selling
                                  shareholders. See "Management's
                                  Discussion and Analysis of Financial
                                  Condition and Results of
                                  Operations."


----------
(1) Represents (x) 166.67% of (a) up to 14,619,883 shares of our common stock issuable upon conversion of $2 million in aggregate principal amount of our 7% convertible debentures due December 31, 2004, at an assumed conversion price of $0.1368, based on the average bid and ask price of our common stock or of January 5, 2000, which was $0.19, plus (b) up to 5,116,959 shares of common stock issuable upon the conversion of the debentures with respect to interest accrued thereon through the maturity date thereof, plus (y) up to 210,000 shares of common stock issuable upon exercise of certain warrants.

(2) As of January 5, 2000. Does not include (a) any of the shares described in footnote (1) above, or (b) approximately 65,191,745 shares issuable upon exercise of certain outstanding options, convertible debentures and warrants that are not held by the selling shareholders.

         We are registering the shares offered hereby in order to satisfy our obligations to the holders of our 7% convertible debentures due December 31, 2004. Under a Securities Purchase Agreement dated December 28, 1999 and related documents, we are obligated to register with the Commission the shares which are issuable to the selling shareholders on conversion of $2.0 million in aggregate principal amount of their debentures (together with accrued interest, which is payable in common stock, through their maturity dates) and on exercise of their warrants. At this time, the Company is obligated to register a number of shares equal to at least 225% of the shares which would be issuable on conversion of those debentures at an assumed conversion rate of $0.1368 per share. We are also obligated to keep the registration statement of which this prospectus forms a part effective until the earliest of (i) the date that is two years after the last day of the calendar month following the month in which this registration statement is declared effective, (ii) the date on which the selling shareholders may sell all shares registered on their behalf under this prospectus under Rule 144 of the Securities Act of 1933, as amended, without volume or other restrictions or limits, or (iii) the date on which the selling shareholders no longer own any of those shares. See "Plan of Distribution."

                             SUMMARY FINANCIAL DATA

         The following selected historical financial data as of and for the years ended December 31, 1994, 1995, 1996, 1997 and 1998 have been derived from our audited financial statements. The selected consolidated financial data set forth below should be read along with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto included elsewhere in this prospectus.

SUMMARY STATEMENT OF OPERATIONS DATA

                                                                 YEARS ENDED DECEMBER 31
                                      ------------------------------------------------------------------------------
                                               1994            1995           1996            1997            1998
                                               ----            ----           ----            ----            ----
Net revenues                                 $84,852         $68,483       $102,907        $121,923         102,992
Net loss                                  ($440,837)      ($401,884)   ($1,154,740)    ($4,141,729)    ($4,557,710)
Net loss per common share                    ($0.00)         ($0.00)        ($0.00)         ($0.02)         ($0.02)
Weighted average # of shares             238,354,491     248,002,608    257,645,815     274,534,277     294,809,073


SUMMARY BALANCE SHEET DATA

                                                                       DECEMBER 31
                                       -----------------------------------------------------------------------------
                                                1994            1995           1996           1997            1998
                                                ----            ----           ----           ----            ----
Total Assets                                 $452,264        $796,241     $1,716,800     $4,189,842      $3,304,953
Long-term debt                                      -               -              -     $2,384,793       1,625,299
Stockholders' equity per common share           $0.00           $0.00          $0.01          $0.01           $0.00
Shares outstanding at year end            241,616,991     251,181,774    267,031,058    277,962,574     296,422,907

                                  RISK FACTORS

         OUR SECURITIES ARE HIGHLY SPECULATIVE. YOU SHOULDN'T PURCHASE THEM UNLESS YOU CAN AFFORD TO LOSE YOUR ENTIRE INVESTMENT. YOU SHOULD CONSIDER VERY CAREFULLY THE FOLLOWING RISK FACTORS BEFORE YOU DECIDE TO PURCHASE OUR SECURITIES.

1. BECAUSE OUR SHARES ARE `PENNY STOCKS,' YOU MAY BE UNABLE TO RESELL THEM IN THE SECONDARY MARKET.

         A "penny stock" is an equity security with a market price of less than $5 per share which is not listed on the Nasdaq or a national securities exchange. Due to the extra risks involved in an investment in penny stocks, federal securities laws and regulations require broker/dealers who recommend penny stocks to persons other than their established customers and accredited investors to make a special written suitability determination for the purchaser, provide them with a disclosure schedule explaining the penny stock market and its risks, and receive the purchaser's written agreement to the transaction prior to the sale. These requirements limit the ability of broker/dealers to sell penny stocks. Also, because of the extra requirements, many broker/dealers are unwilling to sell penny stocks at all. As a result, you maybe unable to resell the stock you buy in this offering and could lose your entire investment.

2. THE EXERCISE OR CONVERSION OF OUR OUTSTANDING CONVERTIBLE SECURITIES COULD HAVE A SIGNIFICANT NEGATIVE IMPACT ON THE MARKET PRICE OF OUR COMMON STOCK.

         As of the date of this prospectus, in addition to the 303,292,035 shares of our common stock currently outstanding, the following securities are outstanding:

         o Stock options to purchase an aggregate of 32,813,295 shares of common stock at exercise prices ranging from $0.11 to $0.36

         o Warrants to purchase an aggregate of 7,478,450 shares of common stock at prices ranging from $0.199 to $0.864

         o Convertible debentures currently estimated to be convertible into an aggregate of approximately 34,758,421 shares based on the average bid and ask price of our common stock on January 5, 2000, which was $0.19.

         If all the options, warrants, and convertible debentures were fully exercised and converted, as the case may be, there would be outstanding an additional 75,160,166 shares of common stock. The sale or availability for sale of this number of shares of common stock in the public market could depress the market price of the common stock. Additionally, the sale or availability for sale of this number of shares may lessen the likelihood that additional equity financing will be available to us, on favorable or unfavorable terms.

3. IT IS UNLIKELY THAT OUR COMPANY WILL BE ABLE TO CONTINUE AS A GOING CONCERN WITHOUT A SIGNIFICANT IMPROVEMENT IN OUR FINANCIAL CONDITION, WHICH HAS CONSTRAINED OUR ABILITY TO FINANCE NECESSARY RESEARCH, DEVELOPMENT AND OTHER OPERATING EXPENSES AS NEEDED.

         Our independent certified public accountants' report on our consolidated financial statements for the fiscal year ended December 31, 1998 includes an explanatory paragraph regarding our ability to continue as a going concern. We estimate that we will require an additional $6,800,000 for operations over the next 12 months, including $1,600,000 in order to conduct research and development related activities,$1,300,000 for the preparation of the IND; $225,000 for overseas research of Reticulose; and $75,000 to prepare the manufacturing facility in the Bahamas for FDA inspection and in accordance with good manufacturing practices and standards. We currently are unable to calculate the amount we will require in additional funding to complete the FDA approval process, including conducting clinical trials and filing the NDA application. Our ability to continue operations is dependent upon our continued sale of our securities for funds to meet our cash requirements, and as a result our ability to continue as a going concern is doubtful.

         Unless we are able to generate sufficient revenue or raise additional funds when needed, it is likely that we will be unable to continue our planned activities, even if we are making progress with our research and development projects. The longer the duration of the regulatory approval process, the more unlikely it is that we will be able to raise such funds on favorable terms or at all, or that any funds raised will be sufficient to complete the FDA approval process to achieve our goal of commercial distribution in the United States and elsewhere. Furthermore, there is no guarantee that approval of Reticulose by the FDA or any other regulatory authority, or additional financing from the sale of our securities, will translate into any material change in our financial condition. The extensive delays and costs of complying with the FDA regulations makes it unlikely that we will have adequate funds to finance the necessary clinical studies and related costs.

4. IF WE DO NOT OBTAIN THE FDA'S APPROVAL TO CONDUCT CLINICAL TESTS OF RETICULOSE IN THE UNITED STATES, WE WILL NOT BE ABLE TO COMPLETE ITS DEVELOPMENT AND MAY NOT BE ABLE TO SELL IT ANYWHERE.

         Reticulose is the only product we are developing, We will not be able to sell it in the United States unless we submit, and the FDA approves, a new drug application, known as an "NDA." We must conduct clinical trials of Reticulose in humans before we submit an NDA. However, we cannot begin clinical trials in the United States until the FDA approves our notice of claimed investigational exemption for a new drug, or "IND." We have not yet submitted an IND for Reticulose and we don't know if or when we will submit one. The FDA will not approve our IND if we haven't satisfied regulatory protocols and other preapproval requirements required for the introduction of a new or unapproved drug.

         If we submit an IND and the FDA approves it, we won't be able to begin clinical testing unless we are able to obtain the additional financing we need in order to conduct the trials. It is also possible that clinical trials, if conducted, will not prove that Reticulose is safe or effective in treating viruses of any kind, in which case we won't be able to submit an NDA and we won't be able to sell Reticulose in the United States.

         We haven't been able to sell Reticulose outside the United States because we don't have a free sales certificate for Reticulose. A free sales certificate is a document issued by the country in which a pharmaceutical product is manufactured, certifying that the country permits the "free sale" of the product in that country. The Bahamas, where our manufacturing facility is located, has no procedure in place to issue a free sales certificate for any therapeutic drug, including Reticulose. Most countries require that a pharmaceutical product be at least registered and certified for free sale in the country in which it is manufactured before allowing the registration of the product in that country. Because we are unable to obtain a certificate from the Bahamas, we are not able to meet registration requirements in the countries which require the certificate, and will be unable to sell Reticulose in those countries.

5. WE HAVE INCURRED LOSSES SINCE OUR INCEPTION, HAVE NO PRODUCT REVENUE, AND EXPECT TO INCUR ADDITIONAL LOSSES IN THE FUTURE.

         Although we were formed in 1985, we are still in the development stage. From inception through September 30, 1999, we had an accumulated deficit of $17,649,843. We expect that our deficit will continue to increase. The only product revenues we have ever had are insignificant amounts related to our distribution of Reticulose for testing purposes. We do not currently have any source of product revenue. At this time we have no basis to believe that we will ever generate operating revenues from the sale of Reticulose.

6. OUR BUSINESS COULD BE HARMED IF WE LOSE THE SERVICES OF THE KEY PERSONNEL UPON WHOM WE DEPEND.

         Advanced Viral is currently wholly dependent upon the personal efforts and abilities of our three full-time executive officers, only one of whom, Bernard Friedland, Chairman of the Board, has any experience in the pharmaceutical industry. The loss or unavailability to us of the services of Bernard Friedland or Dr. Hirschman, President and Chief Executive Officer, could have a material negative impact on our business prospects and any potential earning capacity, and, therefore, we have obtained "key-man" insurance on the lives of Mr. Friedland and Dr. Hirschman in the amounts of $400,000 and $1,000,000, respectively. If our level of operations significantly increase, the business may depend upon our abilities to attract and hire additional management and staff employees. It is possible that we will be unable to secure such additional management and staff when necessary.

7. THE VOTING CONTROL HELD BY PRESENT MANAGEMENT COULD SIGNIFICANTLY IMPACT OUR BUSINESS.

         As of the date of this prospectus, our current officers and directors beneficially owned 91,653,133 shares of our common stock, or approximately 29% of the 303,292,035 shares of common stock deemed outstanding on such date for the purposes of the percentage calculation, including certain shares underlying options held by Dr. Hirschman. As there are no cumulative voting rights, current management, by virtue of their stock ownership, can be expected to influence substantially the election of our board of directors and thereby continue to impact substantially our business, affairs and policies.

                              ABOUT THIS PROSPECTUS

         This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission to register the resale of the shares issued or issuable to the selling shareholders as provided in this prospectus. As permitted by the Commission's rules, this prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. This prospectus summarizes some of the documents that are exhibits to the registration statement, and you should refer to the exhibits for a more complete description of the matters covered by those documents.

         We have not authorized anyone to give any information regarding the offering of the shares that is different from what is contained in this prospectus. This prospectus is not an offer to sell or a solicitation of anyone to whom it would be unlawful to make an offer of solicitation. You should not assume that the information contained in this prospectus is accurate as of any time after the date of this prospectus, and neither the mailing of this prospectus to our shareholders nor the issuance of the shares should create any implication to the contrary.

                         WHERE TO FIND MORE INFORMATION

         We file annual, quarterly and special reports with the Commission. The annual reports contain financial information about Advanced Viral that has been audited and reported on, with an opinion expressed by an independent auditor. These filings are available on the Commission's website: http://www.sec.gov. Hard copies are available at the Commission's public reference facilities at the following addresses:

         - 450 Fifth Street, NW, Room 1024, Washington, D.C. 20549;
         - Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois, 60661; and
         - 7 World Trade Center, 13th Floor, New York, New York, 10007.

         Call the Commission at 1-800-SEC-0330 with questions about its public reference facilities. To contact us, use the following information:

                          Advanced Viral Research Corp.
                          200 Corporate Boulevard South
                             Yonkers, New York 10701
                                 (914) 376-7383

                 FORWARDLOOKING STATEMENTS MAY PROVE INACCURATE

         This prospectus includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Words such as "expects," "may," "will," "anticipates," "intends," "plans," "believes," "seeks," "estimates," and similar expressions identify forward-looking statements. These forward-looking statements are subject to important factors, disclosed in this prospectus, that could cause actual results to differ materially from such expectations, including those factors discussed in "Risk Factors."

         We will not publicly update or revise any forward-looking statements, whether because of new information, future events or otherwise. In light of these risks, uncertainties, and assumptions, the forward-looking events discussed in the prospectus might not occur.

                   MARKET PRICE OF AND DIVIDENDS ON THE COMMON
                     STOCK AND RELATED SHAREHOLDER MATTERS

MARKET INFORMATION

         The principal United States market in which our common stock is traded is the over-the-counter market. The following table shows the range of reported low bid and high bid per share quotations for our common stock for each full quarterly period during the two recent fiscal years ended December 31, 1997 and 1998, and for the first, second and third quarters of 1999, as reported on the National Association of Securities Dealers, Inc.'s OTC Bulletin Board. The high and low bid prices for the periods indicated reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

                                                                                 LOW BID              HIGH BID
                                                                                 -------              --------
     First Quarter 1997............................................................0.26                 0.47
     Second Quarter 1997...........................................................0.16                 0.31
     Third Quarter 1997............................................................0.15                 0.33
     Fourth Quarter 1997...........................................................0.175                0.345

     First Quarter 1998............................................................0.18                 0.4375
     Second Quarter 1998...........................................................0.245                0.46
     Third Quarter 1998............................................................0.16                 0.30
     Fourth Quarter 1998...........................................................0.155                0.23

     First Quarter 1999............................................................0.175                0.35
     Second Quarter 1999...........................................................0.202                0.322
     Third Quarter 1999............................................................0.1875               0.2344

SHAREHOLDERS

         The approximate number of holders of record of the Common stock as of the date of this prospectus is 2,848 inclusive of those brokerage firms and/or clearing houses holding shares of common stock for their clientele (with each such brokerage house and/or clearing house being considered as one holder).

DIVIDEND POLICY

         We have not declared or paid any dividends on our shares of common stock. We intend to retain future earnings, if any, that may be generated from our operations to finance our future operations and expansion and do not plan for the reasonably foreseeable future to pay dividends to holders of our common stock. Any decision as to the future payment of dividends will depend on our results of operations and financial position and such other factors as our board of directors in its discretion deems relevant.

                                 CAPITALIZATION

         The following table sets forth the actual capitalization derived from our financial statements as of September 30, 1999, and an adjusted capitalization to reflect the issuance of an additional 75,160,166 common stock pursuant to:

         o the issuance of 34,758,421 shares upon the full conversion of the RBB debenture, the Focus debentures and the first tranche of Endeavour debentures assuming an average closing price of $0.19 based on the average of the high and low bid price of our common stock on January 5, 2000.
         o the issuance of 7,478,450 shares upon the full exercise of certain warrants; and
         o the issuance of 32,813,295 shares upon the full exercise of certain stock options.

         The capitalization information set forth in the table below is qualified by, and should be read in conjunction with, the more detailed Consolidated Financial Statements and Notes thereto included elsewhere in this prospectus.

                                                                             ACTUAL               PRO FORMA AS ADJUSTED
                                                                             ------               ---------------------
Long-term Debt:
   Convertible debenture issued in November 1998                            $1,442,273                             --
   Convertible debentures issued in August 1999                             $2,000,000                             --
   Convertible debentures issued in December 1999                           $1,000,000                             --
Stockholders' Equity (Deficiency):
   Common stock, $0.00001 par value; 1,000,000,000 shares                       $3,032                         $3,783
   authorized; 303,292,035 shares outstanding Actual;
   378,452,201 shares outstanding Pro Forma As Adjusted
   Additional paid-in-capital                                              $16,920,763                    $33,179,472
   Deficit accumulated during the development stage                       ($17,649,843)                  ($17,649,843)
   Discount on Warrants                                                      ($455,047)                     ($455,047)
Total Stockholders' Equity (Deficiency):                                   ($1,181,095)                   $15,074,582

                      SELECTED CONSOLIDATED FINANCIAL DATA

         The following selected historical financial data as of and for the years ended December 31, 1994, 1995, 1996, 1997 and 1998 and the nine months ended September 30, 1999 have been derived from our audited financial statements. The selected consolidated financial data set forth below should be read along with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto included elsewhere in this prospectus.


SELECTED STATEMENT OF OPERATIONS DATA
-------------------------------------

                                                      YEARS ENDED DECEMBER 31
                                ---------------------------------------------------------------------     NINE MONTHS ENDED
                                      1994        1995         1996         1997               1998          SEP. 30, 1999
                                      ----        ----         ----         ----               ----          -------------
Revenues:
   Sales                            $22,402     $27,328      $24,111       $2,278               $656                $6,517
   Interest                           7,450      16,155       46,796      111,845            102,043                27,951
                                                                                                               -----------
   Other Income                      55,000      25,000       32,000        7,800                293                    --
                                ----------- -----------  -----------  -----------        -----------           -----------
                                     84,852      68,483      102,907      121,923            102,992                34,468
Costs and Expenses:
   Research and Development          30,040      34,931      255,660      817,603          1,659,456             1,192,190
   General and Administrative       478,984     420,757      983,256    1,681,436          1,420,427             1,544,592
   Depreciation                      16,665      14,679       18,731       26,288            110,120               419,208
   Interest                              --          --           --    1,738,325          1,470,699             1,247,345
                                ----------- -----------  -----------  -----------        -----------           -----------
                                    525,689     470,367    1,257,647    4,263,652          4,660,702             4,133,335
                                ----------- -----------  -----------  -----------        -----------           -----------

Net Loss                          ($440,837)  ($401,884) ($1,154,740) ($4,141,729)       ($4,557,710)          ($4,098,867)
                                =========== ===========  ===========  ===========        ===========           ===========

Net Loss Per Share of Common
Stock - Basic and Diluted             $0.00       $0.00        $0.00       ($0.02)            ($0.02)               ($0.01)
                                =========== ===========  ===========  ===========        ===========           ===========
Weighted Average Number of
Common Shares Outstanding       238,354,491 248,002,608  257,645,815  274,534,277        294,809,073           300,598,827
                                =========== ===========  ===========  ===========        ===========           ===========


-----------------------
See Notes to Consolidated Financial Statements.


SELECTED BALANCE SHEET DATA
----------------------------

                                                                   DECEMBER 31
                                         -------------------------------------------------------------------------    SEPTEMBER 30,
                                                1994           1995          1996          1997            1998           1999
                                                ----           ----          ----          ----            ----           ----
ASSETS:
Current Assets:
    Cash and cash equivalents            $     211,203  $     65,230  $     61,396    $    236,059    $    924,420    $   1,308,378
    Investments                                  5,000       479,000     1,378,841       2,984,902         821,047               --
    Inventory                                       --        18,091        19,729          19,729          19,729           19,729
    Other current assets                        10,163        12,967        16,081          20,240          29,818           35,839
                                         -------------  ------------  ------------    ------------    ------------    -------------
Total current assets                           226,366       575,288     1,476,047       3,260,930       1,795,014        1,363,946


Property and Equipment                         224,098       214,494       207,209         485,661       1,049,593        1,093,548
Other Assets                                     1,800         6,459        33,544         443,251         460,346          563,276
                                         -------------  ------------  ------------    ------------    ------------    -------------
         Total assets                    $     452,264  $    796,241  $  1,716,800    $  4,189,842    $  3,304,953    $   3,020,770

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
   Accounts payable and other            $      40,244  $     14,651  $     54,474    $    375,606    $    279,024    $     582,321
   Capital lease payable-current portion            --            --            --              --          38,355           40,849
                                         -------------  ------------  ------------    ------------    ------------    -------------
Total current liabilities                       40,244        14,651        54,474         375,606         317,379          623,170
                                         -------------  ------------  ------------    ------------    ------------    -------------
Long-Term Debt:
    Convertible debenture, net                      --            --            --       2,384,793       1,457,919        3,442,273
    Capital lease payable-long
      term portion                                  --            --            --              --         167,380          136,422
                                         -------------  ------------  ------------    ------------    ------------    -------------
Total Long-Term Debt                                --            --            --       2,384,793       1,625,299        3,578,695
                                         -------------  ------------  ------------    ------------    ------------    -------------
   Deposit on securities
     purchase agreement                             --            --            --              --         600,000               --
                                         -------------  ------------  ------------    ------------    ------------    -------------

   Deposit on exercise of options                   --            --            --              --              --               --
                                         -------------  ------------  ------------    ------------    ------------    -------------

Stockholders' Equity:
   Common stock, 1,000,000,000 shares
     of par value $0.00001 authorized,
     303,292,035 and 296,422,907 shares
     issued and outstanding                      2,416         2,512         2,671           2,779           2,964            3,032
   Additional paid-in capital                3,704,517     4,475,875     7,003,351      10,512,767      14,325,076       16,920,763
   Subscription receivable                          --            --       (19,000)        (19,000)             --      (17,649,843)
   Deficit accumulated during the
     development stage                      (3,294,913)   (3,696,797)   (4,851,537)     (8,993,266)       (455,047)
   Deferred compensation cost                       --            --      (473,159)        (73,837)        (14,769)              --
                                         -------------  ------------  ------------    ------------    ------------    -------------

Total stockholders' equity                     412,020       781,590     1,662,326       1,429,443         762,295       (1,181,096)
                                         -------------  ------------  ------------    ------------    ------------    -------------

Total liabilities and
  stockholders' equity (deficit)         $     452,264  $    796,241  $  1,716,800    $  4,189,842    $  3,304,953    $   3,020,770
                                         =============  ============  ============    ============    ============    =============


Shares outstanding at period end           241,616,991   251,181,774   267,031,058     277,962,574     296,422,907      303,292,035
                                         =============  ============  ============    ============    ============    =============

----------
See notes to financial statements.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

         THE FOLLOWING DISCUSSION OF OUR RESULTS OF OPERATIONS AND FINANCIAL CONDITION SHOULD BE READ ALONG WITH OUR CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO INCLUDED ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

         Since our inception in July 1985, Advanced Viral Research Corp. has been engaged primarily in research and development activities. We have not yet generated significant operating revenues, and as of September 30, 1999 we had incurred a cumulative net loss of $17,649,843. Our ability to generate substantial operating revenue depends upon our success in gaining FDA approval for the commercial use and distribution of Reticulose. All of our research and development efforts have been devoted to the development of Reticulose.

         In order to commence clinical trials for regulatory approval of Reticulose in the United States, we must submit an IND with the FDA. Filings with foreign regulatory agencies are required to continue or begin new clinical trials outside the United States. We have recently contracted with GloboMax LLC of Hanover, Maryland to assist us in our preparation and filing of the IND with the FDA, and to otherwise assist us through the FDA process with the objective of obtaining full approval for the manufacture and commercial distribution of Reticulose in the United States. The IND will seek approval to conduct a study testing the effectiveness of Reticulose on human subjects with AIDS and other diseases. In the IND we intend to include, among other things:

         o        information on chemistry, laboratory and animal controls;

         o safety information for the initial study proposed to be conducted on humans; and

         o information assuring the identification, quality and purity of Reticulose and a description of the physical, chemical and microbiological characteristics of Reticulose.

         We believe that the IND will demonstrate the low rate of adverse reactions occurring in the use of Reticulose as a treatment of AIDS and other diseases, however, it is impossible to determine if or how much of the data from any ongoing studies will be considered useful by the FDA in considering the IND application, if it is ever filed. FDA approval to begin human clinical trials of Reticulose pursuant to an approved IND will require significant cash expenditures. Furthermore, Reticulose may never be approved for commercial distribution by any country.

         We plan to continue to provide funding for testing programs in our laboratory and at selected universities, medical schools, laboratories and hospitals, but the amount of research that will be conducted at those institutions will depend upon our financial status. Because our research and development expenses and clinical trial expenses will be charged against earnings for financial reporting purposes, we expect that losses from operations will continue to be incurred for the foreseeable future.
 RESULTS OF OPERATIONS

THREE AND NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998

         For the three month periods ended September 30, 1999 and September 30, 1998, we incurred losses of $2,013,035 ($0.01 per share) and $869,070 ($0.00 per share), respectively. For the nine month periods ended September 30, 1999 and September 30, 1998, we incurred losses of $4,098,867 ($0.01 per share) and $3,118,824 ($0.01 per share), respectively.

         General and Administrative Expense. Our increased losses during the three and nine months ended September 30, 1999 are principally due to increased general and administrative expense ($605,917 and $1,544,592 for the three and nine months ended September 30, 1999 vs. $364,554 and $1,087,707 for the three and nine months ended September 30, 1998, respectively). Included in the general and administrative expenses are:

         o consulting expenses payable to GloboMax LLC, a firm assisting us with the preparation and filing of the IND, of approximately $65,000 and $175,000 for the three and nine months ended September 30, 1999 vs. no expenses for the three and nine months ended September 30, 1998, respectively;

         o increased professional expenses resulting principally from, among others, legal expenses related to certain financings of $127,000 and $315,000 for the three and nine months ended September 30, 1999 vs. $50,000 and $186,000 for the three and nine months ended September 30, 1998, respectively; and

         o increased employee benefit costs of approximately $76,000 and $173,000 for the three and nine months ended September 30, 1999 vs. $41,000 and $106,000 for the three and nine months ended September 30, 1998, respectively.

         DEPRECIATION EXPENSE. Our increased losses during the three and nine months ended September 30, 1999 are also due to increased depreciation expense ($53,152 and $149,208 for the three and nine months ended September 30, 1999 vs. $28,437 and $64,777 for the three and nine months ended September 30, 1998, respectively).

         INTEREST EXPENSE. Our increased losses during the three and nine months ended September 30, 1999 are also due to increased interest expense ($935,803 and $1,247,345 for the three and nine months ended September 30, 1999 vs. $0 and $811,714 for the three and nine months ended September 30, 1998, respectively). Included in the interest expense are:

         o beneficial conversion feature on certain convertible debentures of $688,000 and $688,000 for the three and nine months ended September 30, 1999 vs. $0 and $211,000 for the three and nine months ended September 30, 1998, respectively;

         o interest expense associated with certain convertible debentures of approximately $50,000 and $102,000 for the three and nine months ended September 30, 1999 vs. $0 and $96,000 for the three and nine months ended September 30, 1998, respectively;

         o amortization of discount on certain warrants of approximately $45,000 and $113,000 for the three and nine months ended September 30, 1999 vs. $7,299 and $285,000 for the three and nine months ended September 30, 1998, respectively;

         o amortization of loan costs of approximately $76,000 and $128,000 for the three and nine months ended September 30, 1999 vs. $0 and $221,000 for the three and nine months ended September 30, 1998, respectively; and

         o contractually imposed finance penalties associated with not having an effective registration statement covering certain securities of approximately $48,000 and $168,000 for the three and nine months ended September 30, 1999 vs. no expenses for the three and nine months ended September 30, 1998, respectively.

         RESEARCH AND DEVELOPMENT EXPENSE. Our research and development expenses have been consistent during the three and nine months ended September 30, 1999, however, there has been a shift from the use of external to internal personnel and testing.

         SALES. We had sales of $1,928 and $6,517 for the three and nine months ended September 30, 1999, respectively, vs. $656 and $656 for the three and nine months ended September 30, 1998, respectively. All sales during these periods were to distributors purchasing Reticulose for testing purposes. Interest income was $6,461 and $27,951 for the three and nine months ended September 30, 1999, respectively, vs. $22,310 and $79,533 for the three and nine months ended September 30, 1998, respectively. There can be no assurance that Reticulose will ever be sold for commercial distribution anywhere in the world.

         Our net loss, exclusive of costs directly related to costs of financing and costs related to GloboMax, was approximately $985,000 and $2,574,000 for the three and nine months ended September 30, 1999 vs.$869,000 and $2,305,000 for the three and nine months ended September 30, 1998, respectively. This information is not presented as an alternative to operating results or cash flow from operations as determined by generally accepted accounting principles
(GAAP), but rather to show that the net loss is consistent with prior corresponding periods when the variable costs of financing and the Globomax consulting expenses are excluded. It should not be considered in isolation from or construed as having greater importance than GAAP operating income or cash flows from operations as a measure of our performance.

YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

         During the fiscal years ended December 31, 1998 and 1997, we incurred losses of $4,557,710 and $4,141,729, respectively, compared to $1,154,740 in 1996. Our increased losses for the fiscal years ended December 31, 1998 and 1997 as compared with the fiscal year ended December 31, 1996 were attributable primarily to:

         GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased from $983,256 in 1996 to $1,681,436 and $1,420,427 in 1997 and 1998, respectively. The increase in general and administrative expense from 1996 to 1997 resulted from the amortization of deferred compensation costs of approximately $400,000 associated with options granted to non-employees and recorded as compensation expense in accordance with SFAS No. 123; and approximately $325,000 for Dr. Hirschman's salary during his first full year as President and Chief Executive Officer. The decrease in general and administrative expense from 1997 to 1998 resulted from the amortization of deferred compensation costs associated with options granted to non-employees and recorded as compensation expense ($340,000), and also from the fact that 50% of Dr. Hirschman's salary ($162,500) was accounted for as research and development expense in 1998. Non-employee compensation expense for the years ended 1996, 1997 and 1998 was $60,000, $420,000 and $460,000, respectively. The rental and operating costs associated with the Yonkers laboratory for the years ended 1996, 1997 and 1998 were charged to general and administrative expense as follows: $0, $57,000 and $315,000.

         RESEARCH AND DEVELOPMENT EXPENSE. Research and development expense increased from $255,660 in 1996, to $817,603 in 1997, to $1,659,456 in 1998, as
a result of approximately $500,000 in expenses associated with the Argentine testing agreements in 1997 and 1998, and the increased expenses in 1998 associated with the opening and maintenance of the Yonkers, New York laboratory associated with the employment of additional research professionals). The costs of personnel and laboratory supplies associated with the Yonkers laboratory for the years ended 1996, 1997 and 1998 were charged to research and development expense as follows: $0, $60,000 and $634,000.

         DEPRECIATION EXPENSE. Depreciation expense increased from $18,731 in 1996, $26,288 in1997 to $110,000 in 1998 as a result of the acquisition of furniture and equipment for the Yonkers office and laboratory.

         INTEREST EXPENSE. Interest expense for the years ended 1996, 1997 and 1998 was approximately $0, $1,738,000 and $1,471,000, respectively. Included in interest expense for these periods was:

         o the beneficial conversion feature on certain convertible debentures of approximately $0, $1,553,000 and $836,000 for the years ended 1996, 1997 and 1998, respectively;

         o interest expense associated with certain convertible debentures of approximately $0, $29,000 and $95,000 for the years ended 1996, 1997 and 1998, respectively;

         o amortization of discount on certain warrants of approximately $0, $44,000 and $291,000 for the years ended 1996, 1997 and
                  1998, respectively; and

         o amortization of loan costs of approximately $0, $112,000 and $230,000 for the years ended 1996, 1997 and 1998, respectively.

         SALES. There were $656 and $2,278 in sales revenues in 1998 and 1997, respectively, compared to $24,111 in sales revenues for 1996. All sales revenues resulted from distributors purchasing Reticulose for testing purposes. The decrease in sales revenue from 1996 is due to the fact that in 1996, we sold ampules of Reticulose outside the United States to independent organizations solely for testing purposes. In 1997 and 1998, the majority of the research and development was conducted by our laboratory personnel, accordingly, sales to outside entities for testing purposes were nominal. Interest income was $102,043 and $111,845 in 1998 and 1997, respectively, compared to $46,796 in 1996. In 1998 and 1997, we collected $0 from the sale of territorial rights compared to $32,000 in 1996.

LIQUIDITY

SEPTEMBER 30, 1999 VS. DECEMBER 31, 1998

         ASSETS. As of September 30, 1999 and December 31, 1998, we had current assets of $1,363,946 and $1,795,014, respectively. We had total assets of $3,020,770 and $3,304,953 at September 30, 1999 and December 31, 1998,
respectively. The decrease in current and total assets was primarily attributable to the use of investment capital to fund increased operating expenditures.

         LIABILITIES. As of September 30, 1999 and December 31, 1998, we had current liabilities of $623,170 and $317,359, respectively. The increase in current liabilities was due to a $303,000 increase in payables primarily resulting from our increased costs of financing of $180,000, plus increased operating expenses. As of September 30, 1999 and December 31, 1998, we had total long term liabilities of $3,578,695 and $1,625,299 at September 30, 1999 and December 31, 1998, respectively. The increase in total long term liabilities was primarily attributable to the issuance to Focus Investors, LLC of convertible debentures.

         CASH FLOW. During the nine months ended September 30, 1999, we used cash of $2,917,982 for operating activities, vs. $2,491,726 during the nine months ended September 30, 1998. During the nine months ended September 30, 1999, we:

         o incurred non-cash expenses of approximately $1,093,000, primarily relating to the beneficial conversion feature on certain debentures ($688,000), depreciation ($150,000), amortization of loan costs ($128,000) and discount on warrants ($113,000);

         o expended approximately $1,100,000 for payroll and related costs;

         o expended approximately $625,000 in professional and consulting fees, approximately $200,000 of which are consulting fees incurred in connection with the IND for ReticuloseJ, and approximately $200,000 of which relate to legal fees incurred in connection with certain financing arrangements;

         o expended approximately $285,000 for research expenses incurred by third parties in connection with the testing of ReticuloseJ in Argentina and Barbados;

         o        expended approximately $143,000 in laboratory supplies; and

         o expended approximately $500,000 of additional operating expenses.

         During the nine months ended September 30, 1999, cash flows provided by investing and financing activities were primarily due to the sales of investments which were available from the proceeds of the issuance of the convertible debenture in 1998 and debentures, warrants and shares of common stock in 1999 (approximately $2,703,000). In addition, we expended approximately $193,000 for additions to machinery and equipment at our Yonkers, New York office and the manufacturing plant in Freeport, Bahamas;

         As of September 30, 1999, we had expended the following amounts for research and development in connection with the following ongoing studies being conducted abroad:

         o $50,000 has been advanced to DCT in connection with a study being conducted in Argentina by DCT on 65 patients to compare the results of treatment of AIDS patients using a three-drug cocktail and Reticulose versus AIDS patients taking a three-drug cocktail and a placebo, pursuant to an agreement entered in February 1998.

         o $85,000 has been advanced to DCT to cover the costs of a controlled study in 30 patients to determine the effectiveness of Reticulose for the treatment of rheumatoid arthritis in humans, pursuant to an agreement entered in May 1998.

         o $50,000 has been advanced to DCT to study the effects of Reticulose in inhibiting the mutation of the AIDS virus on patients in Argentina, pursuant to an agreement entered in July 1998.

YEARS ENDED DECEMBER 31, 1998 AND 1997

         As of December 31, 1998, we had current assets of $1,795,014, compared to $3,260,930 at December 31, 1997. We had total assets of $3,304,953 and $4,189,842 at December 31, 1998 and 1997, respectively. The decrease in current and total assets was primarily attributable to the use of investment capital to fund increased operating expenditures.

         During 1998, we used cash of $3,364,528 for operating activities, as compared to $2,179,780 in 1997. During 1998, we:

         o incurred non-cash expenses of approximately $230,000 and $291,000, respectively, relating to amortization of loan costs and discount on warrants relating to convertible debentures issued in 1997 and 1998;

         o incurred non-cash expenses of approximately $836,000 relating to amortization of deferred interest associated with the beneficial conversion feature of the 1997 and 1998 convertible debentures;

         o expended approximately $406,000 in professional and consulting fees;

         o    expended approximately $210,000 in laboratory supplies;

         o    expended approximately $1,100,000 for payroll and related costs;

         During 1998, cash flows provided by investing and financing activities was primarily due to the sales of investments which were available from the proceeds of the issuance of the convertible debentures in 1997 and 1998 ($1,300,000). In addition, we expended approximately $675,000 for leasehold improvements and furniture and equipment at our Yonkers, New York office.

PROJECTED EXPENSES

         During the next 12 months, we expect to spend approximately $1,600,000 on research and development related activities, exclusive of payroll and operating expenses to be incurred at our Yonkers, New York laboratory, including:

         o    approximately $1,300,000 in the preparation of the IND;

         o    approximately $225,000 in overseas research of Reticulose; and

         o approximately $75,000 in preparing the manufacturing facility in the Bahamas for FDA inspection and in accordance with good manufacturing practices and standards.

Additionally, we expect to spend approximately $400,000 for building expansion of our research and development facility in Yonkers, New York. We anticipate that we will be required to sell additional securities to obtain the funds necessary to further our research and development activities.

         Under the terms of an agreement with RBB entered in November 1998 pursuant to which RBB purchased a 7% convertible debenture and related warrants, we are required to file with the Commission a registration statement to register shares of the common stock issuable upon conversion of the convertible debenture and upon exercise of the related warrants to allow the investors to resell such common stock to the public. Because the registration statement was not declared effective by the Commission on or before April 13, 1999, the RBB agreement provides that we pay RBB a penalty equal to the sum of (x) $30,000 and (y) $1,500 for each day lapsed after such date, until the registration statement is declared effective by the Commission, provided, however, that total penalties shall not exceed $100,000 in the aggregate. As of the date hereof, RBB has not requested payment of the penalty, and we are negotiating with RBB to have the penalty waived.

         Under the terms of an agreement with several purchasers entered in December 1998, pursuant to which such purchasers purchased an aggregate of 4,917,276 shares of common stock and warrants to purchase an additional 2,366,788 shares of common stock, we are required to file with the Commission a registration statement to register the common stock issued under the purchase agreement, and upon exercise of the warrants to allow the resale of such common stock to the public. Because the registration statement was not declared effective by the Commission on or before May 21, 1999, the agreement provides that we pay a penalty of $16,050 for each full calendar month or portion thereof lapsed after such date, until the registration statement is declared effective, provided, however, that total penalties shall not exceed $100,000 in the aggregate. The registration statement was declared effective on December 16, 1999. As of the date hereof, the agent for the purchasers has not requested payment of the penalty, and we are negotiating with such agent to have the penalty waived.

         Under the terms of an agreement with several purchasers entered in June 1999, pursuant to which such purchasers purchased an aggregate of 1,851,852 shares of common stock and warrants to purchase an additional 926,528 shares of common stock, we are required to file with the Commission a registration statement to register the common stock issued under the purchase agreement, and upon exercise of the warrants to allow the resale of such common stock to the public. If the registration statement is not declared effective by the Commission prior to December 3, 1999 as provided in the agreement, we must pay the purchasers a penalty of $10,000, on a pro rata basis, for each full calendar month lapsed after such date, and a pro rated amount of said $10,000 based on a month of 30 or 31 days (as applicable to the month in which the registration statement is declared effective), provided, however, that total penalties shall not exceed $20,000 in the aggregate. The registration statement was declared effective by the Commission on December 29, 1999.

         Under the terms of a securities purchase agreement with Focus Investors LLC dated August 3, 1999 pursuant to which Focus Investors purchased 7% convertible debentures and related warrants, we are required to file with the Commission a registration statement to register shares of the common stock issuable upon conversion of the debentures and upon exercise of the warrants to allow the purchaser to resell such common stock to the public. The purchase agreement provides that, if the registration statement is not declared effective prior to December 1, 1999, or if the number of shares qualified for trading on the OTC Bulletin Board or reserved for issuance is insufficient for issuance upon the conversion of the debentures and the exercise of the warrants, or if a blackout event occurs (as described in the agreement, each of these events referred to as a "default"), we will be required to pay the purchaser a penalty for each 30 day period during which a default shall be in effect equal to $40,000, pro rated for the number of days during each period the defaults were pending. To the extent the periodic amounts for all default periods exceed $100,000 in the aggregate, the excess amount shall be paid in shares of common stock, as set forth in the agreement. The agreement further provides that until the registration statement has been filed and becomes effective, we will not file any other registration statement without the written consent of Focus Investors. The registration statement was declared effective by the Commission on December 29, 1999.

         Under the terms of a securities purchase agreement with Endeavour Capital Fund S.A. dated December 28, 1999 and related documents thereto pursuant to which Endeavour purchased 7% convertible debentures and related warrants, we are required to file with the Commission a registration statement to register shares of the common stock issuable upon conversion of the debentures (together with interest on the debentures, which is payable in common stock on conversion) and upon and upon exercise of the warrants to allow the purchaser to resell such common stock to the public. The purchase agreement provides that, if the registration statement is not declared effective prior to April 1, 2000, or if the purchaser is restricted from making sales of registrable securities covered by a previously effective registration statement at any time after the effective date other than during a permitted suspension period (as defined in the agreement), then, we will be required to pay the purchaser $40,000 (2% of the purchase price) for each 30-day period of such default (except that, prior to the initial effectiveness of this Registration Statement, the amount will be $30,000 (1.5% of the purchase price) during the first two 30-day periods of such default).

         The independent certified public accountants' report on our consolidated financial statements for the fiscal year ended December 31, 1998, includes an explanatory paragraph regarding our ability to continue as a going concern. Note 2 to the Consolidated Financial Statements states that our ability to continue operations is dependent upon the continued sale of our securities for funds to meet our cash requirements, which raise substantial doubt about our ability to continue as a going concern. Further, the accountant's report does not include any adjustments that might result from the outcome of this uncertainty. Although we may not be successful in doing so, we plan to eliminate or remedy the deficiencies in our financial condition through the issuance of additional securities for cash.

CAPITAL RESOURCES

         We have been dependent upon the proceeds from the continued sale of securities for the funds required to continue operations at present levels and to fund further research and development activities. The following table summarizes sales of our securities since February 1997.

--------------------------------------------------------------------------------------------------------------------
                    GROSS PROCEEDS SECURITY     CONVERTIBLE /          CONVERSION PRICE /      MATURITY DATE /
DATE ISSUED                        ISSUED       EXERCISABLE INTO       EXERCISE PRICE          EXPIRATION DATE
--------------------------------------------------------------------------------------------------------------------
February 1997       $1,000,000     Debenture    6,675,982 shares       $0.15-0.20 per share    Fully converted
                                   ---------------------------------------------------------------------------------
                                   Warrants     535,134 shares         $0.288-0.864 per share  February 28, 2007
--------------------------------------------------------------------------------------------------------------------
August 1997         $3,000,000     Debenture    17,577,354 shares      $0.13-0.23 per share    Fully converted
                                   ---------------------------------------------------------------------------------
                                   Warrants     1,800,000 shares       $0.20-0.27 per share    August 30, 2007
--------------------------------------------------------------------------------------------------------------------
November 1998       $1,500,000     Debenture    10,964,912 shares      $0.1368 per share (1)   October 31, 2008
                                   ------------------------------------------------------------
                                   Warrants     375,000 shares         $0.20 per share
                                   ------------------------------------------------------------
                                                375,000 shares         $0.24 per share
--------------------------------------------------------------------------------------------------------------------
January 1999        $802,500       Shares       4,917,276 shares       n/a                     n/a
                                   ---------------------------------------------------------------------------------
                                   Warrants     1,183,394 shares       $0.2040 per share       December 31, 2003
                                                -----------------------------------------------
                                                1,183,394 shares       $0.2448 per share
--------------------------------------------------------------------------------------------------------------------
July 1999           $500,000       Shares       1,851,852 shares       n/a                     n/a
                                   ---------------------------------------------------------------------------------
                                   Warrants     463,264 shares         $0.324 per share        June 30, 2004
                                                -----------------------------------------------
                                                463,264 shares         $0.378 per share
--------------------------------------------------------------------------------------------------------------------
August 1999         $2,000,000     Debentures   14,035,088 shares      $0.1425 per share (1)   August 3, 2009
                                   ---------------------------------------------------------------------------------
                                   Warrants     1,000,000 shares       $0.2461 per share       August 3, 2004
--------------------------------------------------------------------------------------------------------------------
December 1999       $1,000,000     Debentures   9,868,421 shares       $0.1368 per share (1)   December 31, 2004
                                   ---------------------------------------------------------------------------------
                                   Warrants     110,000 shares         $0.19916667 per share   December 31, 2002
--------------------------------------------------------------------------------------------------------------------

----------------
(1) Assumes the full conversion of the debentures based upon the average of the high and low bid price of our common stock on January 5, 2000, which was $0.19, and an applicable conversion price of $0.1368 for the RBB debenture, $0.1425 for the Focus debentures and $0.1368 for the first tranche of Endeavour debentures.

         SECURITIES ISSUED IN 1997.

         In February 1997 and October 1997, in order to finance research and development, we sold $1,000,000 and $3,000,000, respectively, principal amount of our ten-year 7% convertible debentures due February 28, 2007 and August 30, 2007, respectively, to RBB in offshore transactions pursuant to Regulation S under the Securities Act. Accrued interest under the 1997 debentures was payable semiannually, computed at the rate of 7% per annum on the unpaid principal balance from the date of issuance until the date of interest payment. The 1997 debentures were convertible, at the option of the holder, into shares of common stock pursuant to specified formulas. On April 22, 1997, June 6, 1997, July 3, 1997 and August 20, 1997, pursuant to notice by the holder, RBB, to us under the February 1997 debenture, $330,000, $134,000, $270,000 and $266,000, respectively, of the principal amount of the February 1997 debenture was converted into 1,648,352, 894,526, 2,323,580 and 1,809,524 shares of the common stock, respectively. As of August 20, 1997 the February 1997 debenture was fully converted. On December 9, 1997, January 7, 1998, January 14, 1998, February 19, 1998, February 23, 1998, March 31, 1998, May 4, 1998 and May 5, 1998, pursuant to notice by the holder, RBB, to us, $120,000, $133,000, $341,250, $750,000,
$335,750, $425,000, $275,000 and $620,000, respectively, of the October 1997 debenture was converted into 772,201, 1,017,011, 2,512,887, 5,114,218,
1,498,884, 1,870,869, 1,491,485, and 3,299,979 shares of common stock, respectively. As of May 5, 1998, the October 1997 debenture was fully converted.

         In connection with the issuance of the 1997 debentures, we issued to RBB six warrants to purchase common stock, three of which entitle the holder to purchase, from February 21, 1997 through February 28, 2007, 178,378 shares of the common stock, and three of which entitle the holder to purchase, from August 30, 1997 through August 30, 2007, 600,000 shares of the common stock. The exercise prices of such warrants are $0.288, $0.576, $0.864, $0.20, $0.23 and $0.27 per warrant share, respectively. Each such warrant provides that the holder may elect to receive a reduced number of shares of common stock on the basis of a cashless exercise; that number of shares bears the same proportion to the total number shares issuable under such warrant as the excess of the market value of shares of common stock over the warrant exercise price bears to that market value. Each warrant contains anti-dilution provisions which provide for the adjustment of warrant price and warrant shares. As of the date of this prospectus, none of the warrants have been exercised.

         SECURITIES ISSUED IN 1998.

         In November 1998 we sold $1,500,000 principal amount of our ten-year 7% convertible debenture due October 31, 2008 to RBB, as agent for the accounts of certain persons, in an offshore transaction pursuant to Regulation S under the Securities Act. Accrued interest under the convertible debenture is payable semiannually, computed at the rate of 7% per annum on the unpaid principal balance from the date of issuance until the date of interest payment. The convertible debenture is convertible, at the option of the holder, into shares of common stock pursuant to a specified formula. The actual number of shares of common stock issued or issuable upon conversion of the convertible debenture is subject to adjustment and could be materially less or more than the above estimated amount, depending upon the future market price of the common stock and the potential conversion of accrued interest into shares of common stock.

         Based on the terms for conversion associated with the convertible debenture, there is an intrinsic value associated with the beneficial conversion feature of $625,000. Since conversion can occur immediately upon issuance of the convertible debenture, this amount was recognized as interest expense.

         In connection with the issuance of the convertible debenture, we issued to RBB two warrants to purchase common stock , each warrant entitling the holder to purchase, until October 31, 2008, 375,000 shares of the common stock. The exercise prices of the two warrants are $0.20 and $0.24 per warrant share, respectively. Each warrant provides that the holder may elect to receive a reduced number of shares of common stock on the basis of a cashless exercise; that number of shares bears the same proportion to the total number shares issuable under that warrant as the excess of the market value of shares of common stock over the warrant exercise price bears to that market value. Each warrant contains anti-dilution provisions which provide for the adjustment of warrant price and warrant shares. As of the date of this prospectus, none of such warrants had been exercised.

         The fair value of the warrants issued in connection with the convertible debenture was estimated to be $48,000 ($0.064 per warrant) based upon a financial analysis of the terms of such warrants using the Black-Sholes pricing model with the following assumptions: expected volatility of 20%; a risk free interest rate of 5.75% and an expected holding period of one year. This amount has been reflected in the accompanying consolidated financial statements as interest expense related to the convertible debenture.

         In December 1998 pursuant to a securities purchase agreement, we sold 4,917,276 shares of common stock, and warrants to purchase an aggregate of 2,366,788 shares of common stock, including (x) two warrants to purchase an aggregate of 1,966,788 shares of common stock and (y) a finder's fee paid to Harborview Group consisting of two warrants to purchase an aggregate 400,000 shares of common stock, in a private offering transaction pursuant to Section 4(2) of the Securities Act, for an aggregate purchase price of $802,500, of which $600,000 was received on December 31, 1998, and $202,500 was received in January 1999. Two of the warrants entitle the holders to purchase 983,394 and 983,394 shares of common stock at exercise prices of $0.2040 and $0.2448 per share, respectively. The other two warrants entitle the holders to purchase 200,000 and 200,000 shares of common stock at exercise prices of $0.2040 and $0.2448 per share, respectively. All four warrants are exercisable at any time and from time to time until December 31, 2003. Each warrant provides that the holder may elect to receive a reduced number of shares of common stock on the basis of a cashless exercise; that number of shares bears the same proportion to the total number shares issuable under that warrant as the excess of the market value of shares of common stock over the warrant exercise price bears to that market value. Each warrant contains anti-dilution provisions which provide for the adjustment of warrant price and warrant shares. As of the date of this prospectus, none of such warrants had been exercised.

         The fair value of the warrants issued as of January 7, 1999, the date of issuance of the shares in connection with the securities purchase agreement, was estimated to be $494,000 ($0.0208 per warrant) based upon a financial analysis of the terms of such warrants using the Black-Sholes Pricing Model with the following assumptions: expected volatility of 20%, and a risk free interest rate of 6% through the December 31, 2003 expiration date.

         SECURITIES ISSUED IN 1999.

         In July 1999 pursuant to a securities purchase agreement, we sold 1,851,852 shares of common stock, and warrants to purchase an aggregate of 925,926 shares of common stock in a private offering transaction pursuant to
Section 4(2) of the Securities Act, for an aggregate purchase price of $500,000, received in July 1999. The warrants entitle the holders to purchase 463,264 and 463,264 shares of common stock at exercise prices of $0.324 and $0.378 per share, respectively. The warrants are exercisable at any time and from time to time until June 28, 2004. Each warrant provides that the holder may elect to receive a reduced number of shares of common stock on the basis of a cashless exercise; that number of shares bears the same proportion to the total number shares issuable under that warrant as the excess of the market value of shares of common stock over the warrant exercise price bears to that market value. Each warrant contains anti-dilution provisions which provide for the adjustment of warrant price and warrant shares. As of the date of this prospectus, none of the warrants had been exercised.

         The fair value of the warrants issued as of July 9, 1999, the date of issuance of the shares in connection with the securities purchase agreement, was estimated to be $37,000 ($0.04 per warrant) based upon a financial analysis of the terms of such warrants using the Black-Sholes Pricing Model with the following assumptions: expected volatility of 20%, and a risk free interest rate of 5.75% through the June 30, 2004 expiration date.

         Pursuant to a securities purchase agreement dated August 3,1999 in a private offering transaction under Section 4(2) of the Securities Act, we sold to Focus Investors LLC an aggregate of 20 units for an aggregate gross purchase price of $2 million, each unit consisting of $100,000 principal amount of our ten-year 7% convertible debentures due August 3, 2009, and series W warrants to purchase 50,000 shares of our common stock exercisable until August 3, 2004. Accrued interest under the convertible debenture is payable semiannually, computed at the rate of 7% per annum on the unpaid principal balance from the date of issuance until the date of interest payment. The convertible debenture is convertible, at the option of the holder, into shares of common stock pursuant to a specified formula. The actual number of shares of common stock issued or issuable upon conversion of the convertible debenture is subject to adjustment and could be materially less or more than the above estimated amount, depending upon the future market price of the common stock and the potential conversion of accrued interest into shares of common stock.

         The exercise price of the series W warrants is $0.2461 per warrant share. The warrants provide that the holder may elect to receive a reduced number of shares of common stock on the basis of a cashless exercise; The series W warrants contain anti-dilution provisions which provide for the adjustment of the warrant price and warrant shares. As of the date of this prospectus, none of such warrants had been exercised.

         Pursuant to a securities purchase agreement dated December 28, 1999 in a private offering transaction under Section 4(2) of the Securities Act, we issued $1,000,000 in aggregate principal amount of our 7% convertible debentures due December 31, 2004 to Endeavour Capital Fund S.A. In connection with the sale of the debentures, we issued a warrant to purchase 100,000 shares of our common stock to Endeavour, and two warrants to purchase 5,000 shares of common stock to Endeavour's legal counsel. These warrants expire on December 31, 2002 and are exercisable at $0.19916667 per share. Pursuant to the agreement, subject to certain conditions, none of which is in Endeavour's control, Endeavour is obligated to purchase an additional $1,000,000 in aggregate principal amount of 7% debentures and warrants to purchase an additional 100,000 shares of common stock not later than five days after the effective date of a registration statement relating to the common shares issued upon (and in connection with) the conversion of debentures and exercise of the warrants. Accrued interest under the convertible debentures is computed at the rate of 7% per annum on the unpaid principal balance from the date of issuance until the date of interest payment and is payable and is payable on conversion of the debenture or on maturity in common stock using the same conversion formula. The convertible debentures are convertible, at the option of the holder, into shares of common stock pursuant to a specified formula. The actual number of shares of common stock issued or issuable upon conversion of the convertible debentures is subject to adjustment and could be materially less or more than the estimated number of shares in this prospectus, depending upon the future market price of the common stock and the potential conversion of accrued interest into shares of common stock.

         The exercise price of the warrants is $0.199916667 per warrant share. The warrants provide that the holder may elect to receive a reduced number of shares of common stock on the basis of a cashless exercise. The warrants contain anti-dilution provisions which provide for the adjustment of the warrant price and warrant shares. As of the date of this prospectus, none of such warrants had been exercised.

         If we do not obtain FDA or other approvals for Reticulose, we will have to obtain funds from the exercise of options and warrants, potential grants and/or additional equity. It is not likely that such funds will be available in any significant amount, if at all.

         We are currently expending approximately $425,000 per month, which expenses include salaries, rent, professional fees, license fees and taxes, research and development, and travel, principally between our two offices and our Bahamian facility, and anticipate that we can continue operations through February 2000 with our current liquid assets, including the proceeds from the recent sale of the convertible debenture and other securities if no stock options or warrants are exercised nor additional securities sold. If all of the stock options and warrants are exercised, we will receive net proceeds of approximately $9.1 million. Those proceeds will contribute to general and administrative and working capital and will permit us to substantially increase our budget for research and development and clinical trials and testing and to operate at significantly increased levels of operation, assuming Reticulose receives approvals and prospects for sales increase to justify such increased levels of operation. The recent prevailing market price for shares of common stock has from time to time been above the exercise prices of certain of the outstanding options and warrants. As such, recent trading levels may not be sustained nor may any additional options or warrants be exercised. If less than 25% or none of the outstanding options and warrants are exercised, and we obtain no other additional financing, in order for us to achieve the level of operations contemplated by management, management anticipates that we will have to limit intentions to expand operations beyond current levels. We are currently seeking debt financing, licensing agreements, joint ventures and other sources of financing, but the likelihood of obtaining such financing on favorable terms, if at all, is small. Management anticipates that they will have to defer their salaries if financing is not available in order to continue operations,. Management does not believe that, at present, debt or equity financing will be readily obtainable on favorable terms unless and until FDA approval for phase I clinical testing is granted or comparable approval is obtained from another developed or developing country. Because of the large uncertainties involved in the FDA approval process for commercial drug use on humans, it is possible that me may never be able to sell Reticulose commercially.

         We have three patents for the use of Reticulose as a treatment. In addition, we have filed 34 patent applications with the United States Patent Office, including one for Reticulose as a product. Other companies, having greater economic resources, may be successful in developing a similar product using processes similar to our product Reticulose. We may not obtain such a patent or, if obtained, it may not be enforceable. We have retained patent counsel for the purpose of pursuing additional patent protection for Reticulose. However, if any patents are granted, such patents may not be sustained if questioned, and, if declared valid, such patents, may not operate to protect us from the replication of Reticulose by competitors. We have relied upon laws protecting proprietary information and trade secrets and upon confidentiality agreements to protect our rights to Reticulose and the processes for its manufacture, but such efforts and procedures may prove unsuccessful and may not protect us from any competition in the future.

YEAR 2000 COMPLIANCE

         The Year 2000 computer issue is the result of computer programs using a two-digit format, as opposed to a four-digit format to indicate the year. Such computer programs will be unable to recognize date information correctly when the year changes to 2000. The Year 2000 issue poses risks for our information technology systems.

         Our information technology systems are based upon software licenses and software maintenance agreements with third party software companies. Based upon our internal assessments and communications with our software vendors, all of the software we use is Year 2000 compliant software. We have used internal personnel to test our software systems for Year 2000 compliance and such tests yielded positive results. We will continue to monitor our Year 2000 readiness.

Also, we do not anticipate difficulty in resolving issues related to imbedded technology in the equipment provided to us by other manufacturers.

         Based on the foregoing, we believe that we will be Year 2000 compliant on a timely basis and that future costs relating to the Year 2000 issue will not have a material impact on our consolidated financial position, results of operations or cash flows.

                                    BUSINESS

OVERVIEW

         Advanced Viral was formed in July 1985 to engage in the production and marketing, promotion and sale of a pharmaceutical drug with the trade name "Reticulose." Under the Federal Food, Drug, and Cosmetic Act, as amended in 1962, the FDA classified Reticulose as a "new drug" requiring FDA approval prior to any sale in the United States. Reticulose has not been approved for sale or use by the FDA or any foreign government body, and thus we have not as yet commenced any commercial operations. We are dependent on registration and/or approval by applicable regulatory authorities of Reticulose in order to commence commercial operations.

         Our operations over the last five years have been limited principally to engaging in research, IN VITRO testing and analysis of Reticulose in the United States, and engaging others to perform testing and analysis of Reticulose on human patients overseas. The FDA has not approved human clinical trials for Reticulose in the United States. We may be required, in the absence of grants or other subsidies, to bear the expenses of the first phase of human clinical trials to the extent the FDA permits human clinical trials to occur. We do not know what the actual cost of such trials would be. If we need additional financing to fund such human clinical trials, it may not be available to us, which may force us to reduce our operations.

GOVERNMENT REGULATION

         The FDA imposes substantial requirements upon and conditions precedent to the introduction of therapeutic drug products, such as Reticulose, through lengthy and detailed laboratory and clinical testing procedures, sampling activities and other costly and time consuming procedures to demonstrate that such products are both safe and effective in treating the indications for which approval is sought. After testing in animals, an IND application must be filed with the FDA to obtain authorization for human testing. When the clinical testing has been completed and analyzed, final manufacturing processes and procedures are in place, and certain other required information is available to the manufacturer, a manufacturer may submit a new drug application, or NDA, to the FDA. No action can be taken to market Reticulose, or any therapeutic drug product, in the United States until an appropriate NDA has been approved by the FDA.

         The IND process in the United States is governed by regulations established by the FDA which strictly control the use and distribution of investigational drugs in the United States. The guidelines require that an application contain sufficient information to justify administering the drug to humans, that the application include relevant information on the chemistry, pharmacology and toxicology of the drug derived from chemical, laboratory and animal or IN VITRO testing, and that a protocol be provided for the initial study of the new drug to be conducted on humans.

         In order to conduct a clinical trial of a new drug in humans, a sponsor must prepare and submit to the FDA a comprehensive IND. The focal point of the IND is a description of the overall plan for investigating the drug product and a comprehensive protocol for each planned study. The plan is carried out in three phases: phase I clinical trials, which involve the administration of the drug to a small number of healthy subjects to determine safety, tolerance, absorption and metabolism characteristics; phase II clinical trials, which involve the administration of the drug to a limited number of patients for a specific disease to determine dose response, efficacy and safety; and phase III clinical trials, which involve the study of the drug to gain confirmatory evidence of efficacy and safety from a wide base of investigators and patients. The initial IND may cover only phase I.

         An investigator's brochure must be included in the IND and the IND must commit the sponsor to obtain initial and continual review and approval of the clinical investigation. A section describing the composition, manufacture and control of the drug substance and the drug product is included in the IND. Sufficient information is required to be submitted to assure the proper identification, quality, purity and strength of the investigational drug. A description of the drug substance, including its physical, chemical, and biological characteristics, must also be included in the IND. The general method of preparation of the drug substance must be included. A list of all components including inactive ingredients must also be submitted. There must be adequate information about pharmacological and toxicological studies of the drug involving laboratory animals or IN VITRO tests on the basis of which the sponsor has concluded that it is reasonably safe to conduct the proposed clinical investigation. Where there has been widespread use of the drug outside of the United States or otherwise, it is possible in some limited circumstances to use well documented clinical experience as a substitute for other pre-clinical work.

         After the FDA approves the IND or allows it to become effective, the investigation is permitted to proceed, during which the sponsor must keep the FDA informed of new studies, including animal studies, make progress reports on the study or studies covered by the IND, and also be responsible for alerting FDA and clinical investigators immediately of unforeseen serious side effects or injuries.

         When the clinical testing has been completed and analyzed, final manufacturing processes and procedures are in place, and certain other required information is available to the manufacturer, a manufacturer may submit an NDA to the FDA. An NDA must be approved by the FDA covering the drug before its manufacturer can commence commercial distribution of the drug. The NDA contains a section describing the clinical investigations of the drug which section includes, among other things, the following: a description and analysis of each clinical pharmacology study of the drug; a description and analysis of each controlled clinical study pertinent to a proposed use of the drug; a description of each uncontrolled clinical study including a summary of the results and a brief statement explaining why the study is classified as uncontrolled; and a description and analysis of any other data or information relevant to an evaluation of the safety and effectiveness of the drug product obtained or otherwise received by the applicant from any source foreign or domestic. The NDA also includes an integrated summary of all available information about the safety of the drug product including pertinent animal and other laboratory data, demonstrated or potential adverse effects of the drug, including clinically significant potential adverse effects of administration of the drug contemporaneously with the administration of other drugs and other related drugs. A section is included describing the statistical controlled clinical study and the documentation and supporting statistical analysis used in evaluating the controlled clinical studies.

         Another section of the NDA describes the data concerning the action of a drug in the human body over a period of time and data concerning the extent of drug absorption in the human body or information supporting a waiver of the submission of such data. Also included in the NDA is a section describing the composition, manufacture and specification of the drug substance including the following: a full description of the drug substance, its physical and chemical characteristics; its stability; the process controls used during manufacture and packaging; and such specifications and analytical methods as are necessary to assure the identity, strength, quality and purity of the drug substance as well as the bioavailability of the drug products made from the substance. NDA's contain lists of all components used in the manufacture of the drug product and a statement of the specifications and analytical methods for each component. Also included are studies of the toxicological actions of the drug as they relate to the drug's intended uses.

         The data in the NDA must establish that the drug has been shown to be safe for use under its proposed labeling conditions and that there is substantial evidence that the drug is effective for its proposed use(s). Substantial evidence is defined by statute and FDA regulation to mean evidence consisting of adequate and well-controlled investigations, including clinical investigations by experts qualified by scientific training and experience, to evaluate the effectiveness of the drug involved.

         On September 20, 1984, Bernard Friedland, our former President and current Chairman of the Board, as sponsor, submitted to the FDA an IND to conduct a study testing the effectiveness of Reticulose on human subjects with AIDS, as well as certain other viruses. The FDA has issued four letters of deficiency with regard to the IND. In a letter dated November 29, 1984, the FDA indicated, among other deficiencies noted, that the publications submitted with the IND and relating to the effectiveness of Reticulose on virus related diseases will not be accepted in support of the safety of Reticulose unless we could establish that the proposed formulation of Reticulose is the same as the formulation of Reticulose referenced in those publications. In addition, the FDA required, among other things, that an IND application include relevant information on the chemistry, laboratory and animal controls to assure the integrity of the dosage form and that safety information be provided for the initial study proposed to be conducted on humans. The FDA also required that the information assure the proper identification, quality, purity and strength of Reticulose and a description of the physical, chemical and microbiological characteristics of Reticulose. On September 11, 1987, we received a further deficiency letter from the FDA, stating that no data had been submitted supporting IN VITRO anti-HIV activity or any criterion for a biological response modifier.

         On March 6, 1992, we submitted an amendment to the IND which attempted to address the FDA's concerns. In response to the March 1992 submission, we received a third deficiency letter from the FDA dated July 27, 1992, which provided detailed comments with respect to chemistry, toxicology, microbiology and clinical areas requiring further studies and action on our part. In June 1995, we received further correspondence from the FDA which stated, among other things, that our prior submissions to the FDA did not provide an adequate response to the FDA's earlier request for preclinical information and accordingly our IND was "inactivated."

         We have not formally responded to the 1992 deficiency letters or the 1995 deficiency letter, nor have any of the studies cited in those letters been undertaken. In February 1998, we contracted with GloboMax LLC of Hanover, Maryland to advise and assist us in our preparation of a new IND to be filed with the FDA, and to otherwise guide us through the FDA process with the objective of obtaining full approval for Reticulose in the United States.

Pursuant to the agreement with GloboMax LLC, we are obligated to pay for services on an hourly basis, at prescribed rates. We currently do not have the resources necessary to complete the FDA approval process. We may allocate certain proceeds from the exercise of currently outstanding options and warrants for the purpose of filing a new IND with the FDA, however, such proceeds, if any, will not be sufficient to improve our financial condition to any great degree. It is possible that the new IND for clinical tests of Reticulose on humans, if submitted, will not be approved by the FDA for human clinical trials on AIDS or other diseases, and that any tests previously conducted or to be conducted will not satisfy FDA requirements. It is also possible that the results of such human clinical trials, if performed, will not prove that Reticulose is safe or effective in the treatment of AIDS or other diseases, or that the FDA will not approve the sale of Reticulose in the United States if we submitted a proper NDA. It is not known at this time how extensive the phase II and phase III clinical trials will be, if they are conducted. The data generated may not show that the drug Reticulose is safe and effective, and even if the data shows that Reticulose is safe and effective, obtaining approval of the NDA could take years and require financing of amounts not presently available to us.

         In connection with our activities outside the United States, we are also subject to regulatory requirements governing the testing, approval, manufacture, labeling, marketing and sale of pharmaceutical and diagnostic products, which requirements vary from country to country. Government regulation in certain countries may delay marketing of Reticulose for a considerable period of time and impose costly procedures upon our activities. The extent of potentially adverse government regulations which might arise from future legislation or administrative action cannot be predicted. Whether or not FDA approval has been obtained for a product, approval of the product by comparable regulatory authorities of foreign countries must be obtained prior to marketing the product in those countries. The approval process may be more or less rigorous from country to country, and the time required for approval may be longer or shorter than that required in the United States. Clinical studies conducted outside of any country may not be accepted by such country, and the approval of any pharmaceutical or diagnostic product in one country does not assure that such product will be approved in another country. Accordingly, until registration is granted, if ever, in the United States or another developed or developing country, we do not expect that we will be able to generate material sales revenues. We received a grant of authority from the Bahamian Port Authority on October 15, 1992 confirming the right of our subsidiary, Advance Viral Research, Ltd., a Bahamian corporation, to carry on the manufacture and export sale of ethical pharmaceutical products. See "-Marketing And Sales."

RESEARCH, DEVELOPMENT AND TESTING

         For the period from inception (February 20, 1984) through December 31, 1998 we expended approximately $3.6 million on testing and research and development activities either in our laboratories or pursuant to various testing agreements with both domestic and foreign companies. In 1995, we retained Shalom Hirschman as our President. As President, Dr. Hirschman established our research facility in Yonkers, New York, monitored the testing of Reticulose and recently performed analyses of Reticulose with our laboratory personnel, which analyses we believe may be used in connection with the FDA approval process. We currently are funding research and testing to:

         o determine the safety of the topical use of Reticulose on animals and cultured human cells;

         o assess the effectiveness of the topical application of Reticulose on HPV and certain cancer causing proteins of HPV. Recent laboratory testing has indicated that Reticulose may inhibit the expression of a protein of HPV which causes cervical cancer.

         o assess the effectiveness of Reticulose for the treatment of persons diagnosed with HIV or AIDS and HPV;

         o assess the effectiveness of the topical application of Reticulose for the treatment of persons diagnosed with herpes labialis/genital infections;

         o compare the results of treatment of persons diagnosed with AIDS taking a three drug cocktail and Reticulose with those taking a three drug cocktail and a placebo;

         o determine the effectiveness of Reticulose for the treatment of rheumatoid arthritis in humans;

         o study the effects of Reticulose in inhibiting the mutation of the AIDS virus in humans; and

         o study the basic molecular mechanisms of Reticulose with respect to transcription of the gamma interferon gene, immune responses, and anti-tumor activity.

         Our studies detailing the results of the above research and testing may not positively impact the FDA's decision to approve a new IND for Reticulose or approve of the marketing, sales or distribution of Reticulose within the United States, and as a result may not improve our chances of gaining approval for the marketing, sales or distribution of Reticulose anywhere in the world.

MARKETING AND SALES

         Except for limited sales (approximately $4,500 during the first nine months of 1999) of Reticulose for testing and other purposes, Reticulose is not sold commercially anywhere in the world. As of the date of this prospectus, our efforts or the efforts of any of our representatives have produced no material benefits to us regarding our ability to have Reticulose sold commercially anywhere in the world. We have entered into exclusive distribution agreements with five separate entities granting exclusive rights to distribute Reticulose in the countries of China, Japan, Hong Kong, Macao, Taiwan, Mexico, Channel Islands, Isle of Man, British West Indies, Jamaica, Haiti, Bermuda, Belize, Saudi Arabia, Argentina, Bolivia, Paraguay, Uruguay, Brazil and Chile. Pursuant to these agreements, the distributors are obligated to cause Reticulose to be approved for commercial sale in such countries and upon such approval, to purchase from us certain minimum quantities of Reticulose to maintain the exclusive distribution rights. Our marketing plans for Reticulose are still dependent upon registration of Reticulose for sale in the various jurisdictions where our distributors are seeking approvals.

         To date we have received no information that would lead us to believe that we will be positioned to sell Reticulose commercially anywhere in the world in the immediate future, and it is possible that none of our distributors will ever secure registration of Reticulose. To date, the only application for registration of Reticulose which has been filed is an application requesting that Reticulose be permitted to be sold in Argentina, which was filed in March 1998. The completion of this application to secure approval to sell Reticulose in Argentina is dependent upon the results of a test requested by the government of Argentina which will demonstrate the effect of Reticulose on certain animals. We initially targeted our sales and marketing efforts to those countries where Reticulose was previously marketed by its prior owners for a number of years as an anti-viral agent in the treatment of Asian influenza, viral pneumonia, viral infectious hepatitis, mumps, encephalitis, herpes simplex and herpes zoster. Those countries included Singapore, Hong Kong, Malaysia, Taiwan, the Philippines and Malta. Registration of Reticulose will be required in such countries as well as in the other countries comprising the distributors' territories before any significant sales may begin. The registration of Reticulose for sale in these countries has been frustrated due to our inability to obtain the registration and approval to sell Reticulose in the Bahamas, the country of origin, and a general lack of published data on the effectiveness of Reticulose. Until Reticulose is registered and approved for sale in the United States, in another developed country or in the other countries included in the distributors' territories, we will not generate any material sales of Reticulose. For the years ended December 31, 1998, 1997 and 1996, we reported no commercial sales except limited sales for testing purposes ($656, $2,278, and $24,111, respectively). Reticulose is not legally available for commercial sale anywhere in the world, except for testing purposes. See "-Research, Development and Testing."

         By letter dated February 13, 1996, our subsidiary in the Bahamas, Advance Viral Research, Ltd., was notified that the National Economic Council of the Bahamas had refused our subsidiary's request for a "free sales certificate" for Reticulose. A free sales certificate is a document typically issued by a country in which a pharmaceutical product is manufactured which certifies that such country permits the "free sale" of such product in such country. Most countries require that a pharmaceutical product be at least registered and certified for free sale in the country in which it is manufactured before allowing the registration of such product for use in that country. However, the Bahamas has no procedures currently in place to issue a "free sales certificate" for any therapeutic drug, including Reticulose. If we do not obtain a free sales certificate or other equivalent document from the Bahamas or another country, or if we do not receive FDA approval, it is possible that we will not be able to meet registration requirements in the countries which require that a pharmaceutical product be at least registered and certified for free sale in the country in which it is manufactured.

COMPETITION

         The pharmaceutical drug industry is highly competitive and rapidly changing. If we ever successfully develop Reticulose, it will compete with numerous existing therapies. In addition, many companies are pursuing novel drugs that target the same diseases we are targeting with Reticulose. We believe that a significant number of drugs are currently under development and will become available in the future for the treatment of HIV, HPV, hepatitis and other viruses. We anticipate that we will face intense and increasing competition as new products enter the market and advanced technologies become available. Our competitors' products may be more effective, or more effectively marketed and sold, than Reticulose. Competitive products may render Reticulose obsolete or noncompetitive before we can recover the expenses of developing and commercializing Reticulose. Furthermore, the development of a cure or new treatment methods for the diseases we are targeting could render Reticulose noncompetitive, obsolete or uneconomical. Many of our competitors:

         o have significantly greater financial, technical and human resources than we have and may be better equipped to develop, manufacture and market products,

         o have extensive experience in preclinical testing and clinical trials, obtaining regulatory approvals and manufacturing and marketing pharmaceutical products,

         o have products that have been approved or are in late stage development and operate large, well-funded research and development programs.

         A number of therapeutics are currently marketed or are in advanced stages of clinical development for the treatment of HIV infection and AIDS, including several products currently marketed as part of a "cocktail" in the United States. We believe Reticulose should be added to such cocktails in order to enhance their effectiveness. Among the companies with significant commercial presence in the AIDS market are Glaxo Wellcome, Bristol-Myers Squibb, Hoffmann-La Roche, Agouron Pharmaceuticals, Merck & Co. and DuPont Pharma. In addition, Glaxo Wellcome, in collaboration with Biochem Pharma, is pursuing development of Lamivudine, a nucleoside analogue to treat hepatitis B infection. This compound was recently approved for marketing in the United States, China and several other countries and represents significant potential competition for Reticulose as a treatment for hepatitis B.

         Several therapeutics are currently marketed or are in advanced stages of clinical development for the treatment of HPV. Schering Plough Corp. manufactures Intron A, an injectable interferon product approved by the FDA for the treatment of HPV. 3M Pharmaceuticals received FDA approval for its immune-response modifier, Aldara(R), a self-administered topical cream, for the treatment of HPV. Reticulose, if approved for commercial sale by the FDA, would also compete with surgical, chemical, and other methods of treating HPV. Products developed by our competitors or advances in other methods of the treatment of HPV may have a negative impact on the commercial viability of Reticulose.

         Several products are currently marketed or are in advanced stages of clinical development for the treatment of rheumatoid arthritis. Immunex Corp.'s product Enbrel, a biologic response modifier, was approved by the FDA in November 1998 for the treatment of moderate to severe rheumatoid arthritis. Centocor Inc. is developing a monoclonal antibody known as Remicade, an anti-inflammatory agent that has completed phase III trials in rheumatoid arthritis. The FDA approved Remicade for treatment of Crohn's disease in August 1998. Centocor filed for FDA approval of an expanded indication for Remicade for rheumatoid arthritis in January 1999. These products represent significant competition for Reticulose as a treatment for rheumatoid arthritis.

         Three antiviral products are presently sold in the United States for the treatment of recurrent genital herpes: Zovirax(R) (manufactured by Glaxo Wellcome Inc.) which contains acyclovir and is administered orally, topically, or intravenously, Famvir(R) (manufactured by SmithKline Beecham Pharmaceuticals) which contains famcyclovir and is administered orally, and Valtrex(R) (manufactured by Glaxo Wellcome, Inc.) which contains valacyclovir and is also administered orally. These products represent significant competition for Reticulose as a treatment for genital herpes.

         Other small companies may also prove to be significant competitors, particularly through collaborative arrangements with large pharmaceutical and biotechnology companies. Academic institutions, governmental agencies and other public and private research organizations are also becoming increasingly aware of the commercial value of their inventions and are more actively seeking to commercialize the technology they have developed.

         If we successfully develop and obtain approval for Reticulose, we will face competition based on the safety and effectiveness of Reticulose, the timing and scope of regulatory approvals, the availability of supply, marketing and sales capability, reimbursement coverage, price, patent position and other factors. Our competitors may develop or commercialize more effective or more affordable products, or obtain more effective patent protection, than we do. Accordingly, our competitors may commercialize products more rapidly or effectively than we do, which could hurt our competitive position and adversely affect our business. If and when we obtain FDA approval for Reticulose, we expect to compete primarily on the basis of product performance and price with a number of pharmaceutical companies, both in the United States and abroad.

EMPLOYEES

         We have 25 full-time employees, consisting of our three executive officers, 18 employees involved in research, and four administrative employees. Dr. Hirschman, our President and Chief Executive Officer and a director, Bernard Friedland, our Chairman of the Board and a director, William Bregman, our Secretary, Treasurer and a director, and Alan Gallantar, our Chief Financial Officer, each devote all of their business time to our day-to-day business operations.

         Additionally, we may hire, as and when needed, and as available, such sales and technical support staff and consultants for specific projects on a contract basis. See "Management --Employment Contracts, Termination of Employment and Change-in-Control Arrangements."


                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

         Our directors and executive officers and further information concerning them are as follows:

                      NAME                      AGE                        POSITION
                      ----                      ---                        --------
        Shalom Z. Hirschman, M.D.                63        President,   Chief   Executive   Officer,
                                                           Chief Scientific Officer, Director
        Bernard Friedland                        73        Chairman of the Board of Directors

        William Bregman                          77        Vice President, Secretary, Treasurer,
                                                           Director
        Alan Gallantar                           41        Chief Financial Officer

        Louis J. Silver                          70        Director

         Shalom Z. Hirschman, M.D., President, Chief Executive Officer and a director since October 1996, was Director of the Division of Infectious Diseases and Professor of Medicine at Mount Sinai School of Medicine, New York, New York, from May 1969 until October 1996.

         Bernard Friedland, Chairman of the Board since May 1987, director since July 1985 and President and Chief Executive Officer from September 1985 until

October 1996, was employed by Key, Inc. for 29 years, until March 1, 1986, in the Research and Development and Quality Assurance Departments in
Pharmaceuticals, Pharmacology, and Canceantimetabolites.

         William Bregman, director since July 1985 and Secretary-Treasurer since September 1985, was Vice President from September 1985 until May 1987 and Vice President and Secretary of our subsidiary, Advance Viral Research, Ltd., from August 1984 until July 1989.

         Alan Gallantar, Chief Financial Officer since October 1999, was treasurer and controller from March1998 to September 1999 of AMBI Inc., a nutraceutical company, senior vice president and chief financial officer from 1992 to 1997 of Bradley Pharmaceuticals, Inc., a pharmaceutical manufacturer, and vice president and divisional controller from 1989 to 1991 for PaineWebber Incorporated. From 1985 to 1989, Mr. Gallantar was second vice president at The Chase Manhattan Bank, N.A., and from 1983 to 1985, was a senior accountant at Philip Morris, Incorporated. From 1979 to 1983, Mr. Gallantar was a senior accountant in the audit department of Deloitte & Touche.

         Louis J. Silver, director since May 1992, has been self-employed as a free-lance bookkeeper and auditor since 1985. Mr. Silver previously served as a member of the board of directors during the periods from May 1987 to July 1987.

         Bernard Friedland and William Bregman may be deemed a "parent" and "promoter" as those terms as defined in the rules and regulations promulgated under the Securities Act. Directors are elected to serve until the next annual meeting of shareholders and until their successors have been elected and have qualified.

DIRECTOR COMPENSATION

         The arrangement for director compensation is $150 for each meeting of the board of directors attended, which has not in fact been paid within at least the last three years.

EXECUTIVE OFFICER COMPENSATION

         Other than Dr. Hirschman, none of our directors, officers or employees received salary and bonus exceeding in the aggregate $100,000 in the years ended December 31, 1998, 1997 or 1996. The following Summary Compensation Table sets forth the information concerning compensation for services in all capacities awarded to, earned by or paid to the named executive officers for the years ended December 1998, 1997 and 1996.

                                            SUMMARY COMPENSATION TABLE
--------------------------------------------------------------------------------------------------------------------
                                                                                               LONG TERM
                                                  ANNUAL   COMPENSATION                  COMPENSATION AWARDS
                                       -----------------------------------------   ---------------------------------
                                                                                     SECURITIES
                                                                                     UNDERLYING
NAME AND                                                      OTHER ANNUAL            OPTIONS/        ALL OTHER
PRINCIPAL POSITION             YEAR       SALARY      BONUS  COMPENSATION (1)          SARS (3)    COMPENSATION (4)
--------------------------------------------------------------------------------------------------------------------
Shalom Z. Hirschman, M.D.,     1998    $325,000     $     0    $12,288             23,000,000         $4,316
President, Chief Executive
Officer and Chief Scientific   -------------------------------------------------------------------------------------
Officer since October 1996     1997    $325,000     $43,000    $14,604                      0         $3,956
and consultant from May 24,    -------------------------------------------------------------------------------------
1995 until October 1996.       1996    $ 68,750(2)  $     0    $ 4,825             15,000,000         $4,316
--------------------------------------------------------------------------------------------------------------------
Bernard Friedland, President   1998           -           -          -                      -              -
and Chief Executive Officer    -------------------------------------------------------------------------------------
through October 13, 1996       1997           -           -          -                      -              -
                               -------------------------------------------------------------------------------------
                               1996    $ 35,000           -    $ 6,500                      -              -
--------------------------------------------------------------------------------------------------------------------

----------
(1) Other Annual Compensation for Dr. Hirschman and Mr. Friedland include medical insurance premiums paid by us on his behalf, and aggregate incremental cost to us of Dr. Hirschman's automobile lease, gas, oil, repairs and maintenance.
(2) Under the Hirschman employment agreement described under "-EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS," Dr. Hirschman's annual salary as President and Chief Executive Officer (among other titles) is $325,000.
(3) Includes all options granted during fiscal years shown. No stock appreciation rights were granted with any options.
(4) The dollar value of insurance premiums paid by, or on behalf of, us with respect to term life insurance for the benefit of Dr. Hirschman.

         In February 1998, we granted Dr. Hirschman options to acquire 23,000,000 shares of common stock, the exerciseability of which is subject to conditions precedent. In October 1999, we granted Mr. Gallantar options to acquire 4,547,880 shares of common stock, exercisable in one third increments on October 1, 2000, 2001, and 2002, until October 1, 2009. No other stock options were granted to the named executive officers during 1998. Other than Dr. Hirschman's and Mr. Gallantar's stock options, we currently have outstanding:

         o Three warrants to purchase 178,378 shares of common stock at exercise prices of $0.288, $0.576 and $0.864 per warrant share, respectively;

         o Three warrants to purchase 600,000 shares of common stock,$0.20, $0.23 and $0.27 per warrant share, respectively;

         o Two warrants to purchase 375,000 and 375,000 shares of common stock at exercise prices of $0.20 and $0.24 per warrant share, respectively;

         o Four warrants to purchase 983,394, 983,394, 200,000 and 200,000 shares of common stock at exercise prices of $0.2040, $0.2448, $0.2040, and $0.2448 per warrant share, respectively; and

         o Two warrants to purchase 463,264 and 463,264 shares of common stock at exercise prices of $0.324 and $0.378 per warrant share, respectively; and

         o Twenty warrants to purchase an aggregate of 1,000,000 shares of common stock at an exercise price of $0.2461 per warrant share;

         o Three warrants to purchase an aggregate of 110,000 shares of common stock at an exercise price of $0.19916667 per warrant share; and

         o Options to acquire 12,165,415 shares of the common stock, none of which are beneficially owned by directors, officers or employees of Advanced Viral.

         The following table sets forth certain summary information concerning exercised and unexercised options to purchase our common stock as of December 31, 1998 held by the named executive officers. No options were exercised during the year ended December 31, 1998 by the named executive officers.

                         AGGREGATED OPTION EXERCISES IN
                   LAST FISCAL YEAR AND YEAR-END OPTION VALUES
                   -------------------------------------------

                                                           NUMBER OF SECURITIES           VALUE OF UNEXERCISED
                               SHARES                     UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS AT
                             ACQUIRED ON     VALUE       OPTIONS AT FISCAL YEAR-END          FISCAL YEAR-END
NAME                         EXERCISE (#) REALIZED (1)   EXERCISABLE/UNEXERCISABLE      EXERCISABLE/UNEXERCISABLE
----                         -------------------------   -------------------------      -------------------------
Shalom Z. Hirschman, M.D.         0            $0         16,100,000 / 23,000,000         $267,800 / $0 (2)(3)
Bernard Friedland                 0            $0                  0 / 0                        $0 / $0

----------
(1) The difference between the average of the high and low bid prices per share of the common stock as reported by the Bulletin Board on the date of exercise, and the exercise or base price.
(2) The difference between the average of the high and low bid prices per share of the common stock as reported by the Bulletin Board on December 31, 1998, $0.218, and the exercise or base price.
(3) As of December 31, 1998, Dr. Hirschman held options to purchase 4,100,000 shares of common stock at $0.18 per share, 4,000,000; shares of common stock at $0.19 per share; 4,000,000 shares of common stock at $0.27 per share; and 4,000,000 shares of common stock at $0.36 per share, all of which are currently exercisable. In addition, Dr. Hirschman held options to purchase 23,000,000 shares of common stock at $0.27 per share which become exercisable through February 2008 upon the earlier to occur of the day an IND number is obtained from and approved by the FDA so that human research may be conducted using Reticulose, the occurrence of a change in control, or the execution of an agreement relating to co-marketing pursuant to which one or more third parties commit to make payments to Advanced Viral of at least $15 million.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND
CHANGE-IN-CONTROL ARRANGEMENTS

HIRSCHMAN EMPLOYMENT AGREEMENT

         Pursuant to an Amended and Restated Employment Agreement dated as of July 8, 1998 between Advanced Viral and Dr. Hirschman, we employ Dr. Hirschman on a full business time basis as our President, Chief Executive Officer, Chief Scientific Officer and Chairman of our Scientific Advisory Board, with duties including supervising our day-to-day operations, including management of scientific, medical, financial, regulatory and corporate matters, establishing appropriate laboratory, executive and other facilities on our behalf, and raising additional capital on our behalf. The agreement includes an agreement that Dr. Hirschman will be nominated as a director for the duration of Dr. Hirschman's employment with us under the agreement, and voting agreements regarding the election of Messrs. Friedland, Bregman and Dr. Hirschman as directors. See "Principal Shareholders."

         Pursuant to the agreement, the term of Dr. Hirschman's employment continues until December 31, 2000 and will continue for one year periods thereafter unless either we or Dr. Hirschman gives the other notice at least two years in advance that such one year automatic extension shall be vitiated. If the agreement is terminated by us for cause, we may cancel all unvested stock options, benefits under stock bonus plans and stock appreciation rights ("SARs") granted to Dr. Hirschman. If the agreement is terminated by Dr. Hirschman for cause, we are required to pay to Dr. Hirschman his annual salary and employee benefits through the remainder of the then current term.

         Pursuant to the agreement, Dr. Hirschman receives an annual salary of $325,000, payable in equal biweekly installments. The agreement also entitles Dr. Hirschman to a major medical insurance policy, disability policy and dental policy insurance to Dr. Hirschman and his dependents that is reasonably acceptable to the parties, and a term life insurance policy at least in the amount of $1,000,000, with a beneficiary to be designated by Dr. Hirschman. The agreement further provides that we shall:

         o take such action as may be necessary to permit Dr. Hirschman to be entitled to participate in stock option, stock bonus or similar plans (including plans for SARs) as are established by us;

         o lease or purchase for Dr. Hirschman, at his discretion, an automobile selected and to be used by him, having a list price not in excess of $40,000, and pay for all gas, oil, repairs and maintenance, as well as the lease or purchase payments, as applicable, in connection with the automobile;

         o reimburse Dr. Hirschman for all of his proven expenses incurred in and about the course of his employment that are deductible under the current tax law, including, among other expenses, his license fees, membership dues in professional organizations, subscriptions to professional journals, necessary travel, hotel and entertainment expenses incurred in connection with overnight, out-of-town trips that contribute to the benefit of us in the reasonable determination of Dr. Hirschman, and all other expenses that may be pre-approved by our board of directors; and

         o provide not less than four weeks paid vacation annually and such paid sick or other leave as we provide to all of our employees.

The agreement also provides for the payment of $100,000 to Dr. Hirschman on the date we obtain an IND number from the FDA so that Reticulose may be tested on humans, so long as such IND number is obtained while Dr. Hirschman is employed by us.

         The agreement further provides that Dr. Hirschman is not authorized, without the express written consent of the board of directors and other than in the ordinary course of business, to pledge the credit of Advanced Viral or any of our other employees, to bind us, to release or discharge any debt due us unless we have received payment in full, or to dispose (as collateral or otherwise) of all or substantially all of our assets.

         Dr. Hirschman has agreed that he will assign to us all patents he develops which result from his knowledge acquired while performing his duties under the agreement, and that, if his employment under the agreement is terminated by us "for cause" or by Dr. Hirschman otherwise than "for cause," as specified in that agreement, he will not, directly or indirectly, compete with us for three years after termination or solicit our employees to leave our employ for one year after termination.

         Pursuant to the execution of the agreement, we ratified a $100,000 bonus payment made to Dr. Hirschman in February 1998 and the February 1998 grant to Dr. Hirschman of options to acquire 23,000,000 shares of common stock exercisable at any time and from time to time through February 2008 at $0.27 per share commencing upon:

         o the day an IND number is obtained from and approved by the FDA so that human research may be conducted using Reticulose;

         o        the occurrence of a change in control; or

         o the execution of an agreement relating to co-marketing pursuant to which one or more third parties commit to make payments to us of at least $15 million.

GALLANTAR EMPLOYMENT AGREEMENT

         Advanced Viral entered into an Employment Agreement dated as of October 1, 1999 with Alan V. Gallantar, pursuant to which Mr. Gallantar is employed as our Chief Financial Officer on a full business time basis. Under the agreement, the term of Mr. Gallantar's employment continues until October 1, 2002. The agreement may be terminated during the first 90 days of the Agreement in our sole discretion, at which time Mr. Gallantar will be paid a severance of $87,000. If the agreement is terminated by us for cause, Mr. Gallantar will have no accrued right to receive any bonus for the year in which his employment is terminated, all unvested stock options will be cancelled, and any vested stock options will terminate 90 days after the effective date of termination. If the agreement is terminated by Advanced Viral not for cause, we are required to pay to Mr. Gallantar all accrued and unpaid compensation, and all stock options granted as of the date of the agreement shall become 100% vested. Upon such termination not for cause, all options which became vested as a result of this provision may be exercised by Mr. Gallantar until 90 days after the effective date of termination. If Mr. Gallantar elects to terminate this agreement as a result of a change in control, he will be paid his base salary for the remaining term of the agreement, and all stock options granted on the date of the agreement will become 100% vested and exercisable until 90 days after the effective date of termination. If Mr. Gallantar elects to terminate this agreement for any other reason, he will be paid all unaccrued and unpaid base salary, and he will have the right to exercise any vested stock until 90 days after the effective date of termination. All payments made to Mr. Gallantar in connection with the termination of the agreement are subject to reduction to the extent they exceed 2.99 times the "base amount" as determined under Section 280G of the Internal Revenue Code of 1986.

         Pursuant to the agreement, Mr. Gallantar will receive an annual salary of $175,000 for the first year of the agreement; $200,000 for the second year of the agreement; and $225,000 for the third year of the agreement. For each year of the agreement, Mr. Gallantar is entitled to a cash bonus of between 10% and 50% of his base salary, based on certain targets and the discretion of the board of directors. As of the date of the agreement, Mr. Gallantar received options to purchase an aggregate of 4,547,880 shares of our common stock. The options expire on October 1, 2009, and are exercisable in three increments of 1,515,960 on the October 1, 2000, 2001 and 2002, respectively. The agreement further provides that:

         o Mr. Gallantar and his family are entitled to receive the same benefits generally given to other senior executives of Advanced Viral.

         o Mr. Gallantar is entitled to 15 working days of vacation during the first year and 20 days of vacation during each year thereafter, subject to certain exceptions.

         o Mr. Gallantar will receive a non-accountable automobile allowance of $500 per month, provided however, that he is be responsible for all costs of acquiring and maintaining the automobile.

         o We will reimburse Mr. Gallantar for certain professional license and membership fees up to a maximum of $5,000 per year in the aggregate, and all other expenses incurred in the performance of his duties with the prior approval of the Chief Executive Officer.

         o If Mr. Gallantar relocates his primary residence to Westchester County, New York, or New York City prior to the second anniversary of the agreement, we will pay reasonable moving, legal and brokerage fees or costs incurred by him in connection with such relocation up to a maximum of $15,000.

         The agreement provides that Mr. Gallantar is not authorized, without the express written consent of the board of directors and other than in the ordinary course of business, to pledge the credit of Advanced Viral, to bind us under any note, mortgage or other monetary obligation, to release or discharge any debt due us unless we have received payment in full, or to dispose (as collateral or otherwise) of a substantial amount of our assets. Furthermore, Mr. Gallantar agreed that he will assign to us all intellectual property rights developed by him which result from the knowledge he acquired while performing his duties under the agreement. Finally, he has agreed that he will not, directly or indirectly, compete with us for five years after termination of his employment or solicit our employees to leave our employ for one year after termination.


                             PRINCIPAL SHAREHOLDERS

         The following table sets forth as of the date of this prospectus certain information regarding the beneficial ownership of the common stock by each person who is known by us to own beneficially more than 5% of the our outstanding voting securities, each of our directors and named executive officers, and all our directors as a group:


                                                      SHARES OF COMMON STOCK
            NAME AND ADDRESS OF BENEFICIAL OWNER       BENEFICIALLY OWNED (1)          PERCENT OWNED
            ------------------------------------       ----------------------          -------------
           Shalom Z. Hirschman, M.D.                  16,100,000        (2)(3)             5.04%
           c/o Advanced Viral Research Corp.
           200 Corporate Boulevard South
           Yonkers, New York 10701

           Bernard Friedland                          39,346,730        (3)(4)            12.98%
           c/o Advanced Viral Research Corp.
           1250 East Hallandale Beach Blvd.
           Hallandale, FL 33009

           William Bregman                            35,705,403        (3)(5)            11.78%
           c/o Advanced Viral Research Corp.
           1250 East Hallandale Beach Blvd.
           Hallandale, FL 33009

           Louis J. Silver                               501,000                           0.17%
           5110 S.W. 127th Place
           Miami, FL 33175

           Alan Gallantar                                      0                           0.00%
           c/o Advanced Viral Research Corp.
           200 Corporate Boulevard South
           Yonkers, New York 10701

           All Officers & Directors (4 Persons)       91,653,133         (2)              28.71%

----------
(1) The persons named in this table have sole voting power with respect to all shares shown as beneficially owned by them, except as indicated in other footnotes to this table. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days from the date hereof, are deemed outstanding. According to American Stock Transfer & Trust Company, the transfer agent for the common stock, 303,292,035 shares of the common stock were outstanding as of the close of business as of the date hereof.
(2) Includes shares which may be acquired pursuant to options to purchase common stock exercisable within 60 days from the date hereof.
(3) The Hirschman employment agreement provides that Messrs. Friedland and Bregman, during the term of Dr. Hirschman's employment under that agreement, shall vote all shares of the common stock owned or voted by them in favor of Dr. Hirschman as a director of Advanced Viral. That agreement, however, does not restrict or otherwise limit their right to sell their shares to third parties without restriction. The Hirschman employment agreement also provides that Dr. Hirschman, during that term, shall take no action which shall preclude Messrs. Friedland and Bregman from being nominees as directors of Advanced Viral and that Dr. Hirschman shall vote all shares of the common stock owned or voted by him in favor of Messrs. Friedland and Bregman as directors of Advanced Viral. See "- Employment Contracts, Termination of Employment and Change-in-Control Arrangements."
(4) Includes 1,000,000 shares of the common stock owned by Mr. Friedland and Beth Friedland, his daughter, as joint tenants;) 20,000,000 shares owned by Mr. Friedland and Shirley Friedland, his spouse, as joint tenants; and 600,000 shares owned the B&SD Friedland Foundation, a not-for-profit foundation controlled by Mr. Friedland. Does not include 15,000 shares owned by Shirley Friedland as to which Mr. Friedland disclaims beneficial ownership.
(5) Includes 22,594,864 shares held in a trust for which Mr. Bregman is the sole trustee and sole beneficiary; 110,000 shares owned by Carol Bregman, his daughter; 113,000 shares owned by Janet Berlin, his daughter; 110,000 shares owned by Forest Berlin, his grandson; and 110,000 shares owned by Jessica Berlin, his granddaughter.

                              SELLING SHAREHOLDERS

         The following table sets forth certain information regarding the beneficial ownership of the common stock as of the date of this prospectus by each of the selling shareholders assuming the full exercise of certain warrants and stock options. Unless otherwise indicated below, to our knowledge all persons listed below have sole voting and investment power with respect to the shares of common stock, except to the extent authority is shared by spouses under applicable law. The information included below is based upon information provided by the selling shareholders. Because the selling shareholders may offer all, some or none of their shares, no definitive estimate as to the number of shares that will be held by the selling shareholders after such offering can be provided and the following table has been prepared on the assumption that all shares offered under this prospectus will be sold.

                                      POSITION WITH OR       SHARES OWNED           SHARES BEING       SHARES OWNED
                                      RELATIONSHIP TO    BEFORE OFFERING (1)(2)        SOLD IN      AFTER OFFERING (3)
SELLING SHAREHOLDER                    ADVANCED VIRAL           NUMBER          %    OFFERING(2)    NUMBER         %
-------------------                    --------------           ------         ---   -----------    ------        --
Endeavour Capital Fund S.A. (4)         Investor               19,736,842      6.1%   19,736,842       0          0.00%
Samuel Krieger (5)                      Counsel to Investor         5,000        *         5,000       0          0.00%
Ronald Nussbaum (5)                     Counsel to  Investor        5,000        *         5,000       0          0.00%

Selling Shareholders Total Shares                              19,746,842      6.1%   19,746,842       0          0.00%
Total Shares Outstanding after Offering                       332,038,877
                                                              ===========

----------

* LESS THAN 1%

1. Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting and investment power with respect to securities. In accordance with Commission rules, shares which may be acquired upon exercise of stock options which are currently exercisable or which become exercisable within 60 days after the date of the information in the table are deemed to be beneficially owned by the optionee. However, the terms of the debentures and warrants of the selling shareholders specify that the shareholder cannot convert the debentures or exercise its warrants to the extent that such conversion or exercise would result in the selling shareholder and its affiliates beneficially owning more than 9.99% of our then outstanding common stock. Thus, although some of the shares listed in the table might not be subject to purchase by the selling shareholder during that 60 day period, they are nevertheless included in this table. Except as indicated by this footnote, and subject to community property laws where applicable, to our knowledge, the persons or entities named in the table above are believed to have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.
2. Assumes the full exercise of the convertible debentures and warrants. The percentage interest of each selling shareholder is based on the beneficial ownership of that selling shareholder divided by the sum of the current outstanding shares of common stock plus the additional shares, if any, which would be issued to that selling shareholder (but not any other selling shareholder) when converting debentures or exercising warrants or other right in the future. For purposes of presentation in this table, the 9.99% limit referred to in footnote 1 above has been disregarded.
3. Assumes that all of the shares are sold by the selling shareholders and no additional shares of common stock are acquired.
4. Represents shares issuable upon conversion of $2.0 million of debentures and accrued interest through the maturity date at an assumed conversion rate of $0.1368 per share (based on an approximate current market price, as of January 5, 2000, of $0.19) and upon exercise of warrants to purchase 200,000 shares. We are registering for this selling shareholder (i) 166.67% of the shares issuable on conversion of the principal of or as interest on the debentures at that conversion rate to take into account the fact that the actual conversion rate will be based on a formula stated in the debentures and may be higher or lower than the assumed rate and (ii) the 200,000 shares issuable on exercise of the warrants. The actual number of shares of common stock issuable upon the conversion of the debentures and exercise of the warrants is therefore subject to adjustment and could be materially less or more than the number estimated in the table. This variation is due to factors that cannot be predicted by us at this time. The most significant of these factors is the future market price of our common stock.
5. Represents 5,000 shares of common stock issuable upon exercise of certain warrants.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         For the past three fiscal years, there were no material transactions between Advanced Viral and any of our officers or directors which involved $60,000 or more.


                           DESCRIPTION OF COMMON STOCK

         Our authorized capital stock consists of 1,000,000,000 shares of common stock, par value $0.00001 per share. All shares of common stock now outstanding are fully paid for and non-assessable. The holders of common stock:

         o have equal ratable rights to dividends from funds legally available therefore, when, as and if declared by our board of directors;

         o entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;

         o do not have preemptive, subscription, or conversion rights and there are no redemption or sinking fund provisions applicable thereto; and

         o are entitled to one noncumulative vote per share on all matters which shareholders may vote on at all meetings of shareholders.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of common stock by the selling shareholders. We will receive the net proceeds from the sale of an additional $1.0 million in principal amount of our 7% convertible debentures due December 31, 2004 not later than five days after the effective date of this prospectus. We will also receive the cash proceeds, if any, from the exercise of any warrants held by the selling shareholders.

                              PLAN OF DISTRIBUTION

         Sales of the shares may be made from time to time by the selling shareholders, or, subject to applicable law, by pledgees, donees, distributees, transferees or other successors in interest. Such sales may be made on the OTC Bulletin Board, in another over-the-counter market, on a national securities exchange (any of which may involve crosses and block transactions) or other market on which our common stock may be listed at the time of sale, including the American Stock Exchange, in privately negotiated transactions or otherwise or in a combination of such transactions at prices and at terms then prevailing or at prices related to the then current market price, or at privately negotiated prices or at fixed prices that may be changed. In addition, any shares covered by this prospectus which qualify for sale pursuant to Section 4(l) of the Securities Act or Rule 144 promulgated thereunder may be sold under such provisions rather than pursuant to this prospectus. We will also receive the cash proceeds, if any, from the exercise of any of the warrants held by the selling shareholders. Without limiting the generality of the foregoing, the shares may be sold in one or more of the following types of transactions:

         o a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         o purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

         o an exchange distribution in accordance with the rules of such exchange;

         o ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

         o face-to-face transactions between sellers and purchasers without a broker-dealer. In effecting sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate in the resales.

         Such broker-dealers, if any, may receive compensation in the form of discounts, concessions or commissions from the selling shareholder and/or the purchasers of the shares of common stock for whom such broker-dealers may act as agents or to whom they may sell as principals, or both (which compensation, as a particular broker-dealer, might be in excess of customary commissions).

         In connection with distributions of the shares or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the shares registered hereunder in the course of hedging the positions they assume with selling shareholders. The selling shareholders may also sell shares short and deliver the shares to close out such short positions. The selling shareholders may also enter into option, swaps, derivatives or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares registered hereunder, which the broker-dealer may resell pursuant to this prospectus. The selling shareholders may also pledge the shares registered hereunder to a broker or dealer and upon a default, the broker or dealer may effect sales of the pledged shares pursuant to this prospectus.

         From time to time the selling shareholders may be engaged in short sales, short sales against the box, puts and calls and other hedging transactions in our securities, and may sell and deliver the shares in connection with such transactions or in settlement of securities loans. These transactions may be entered into with broker-dealers or other financial institutions. In addition, from time to time, a selling shareholder may pledge its shares pursuant to the margin provisions of its customer agreements with its broker-dealer. Upon delivery of the shares or a default by a selling shareholder, the broker-dealer or financial institution may offer and sell the pledged shares from time to time.

         Brokers, dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling shareholders in amounts to be negotiated in connection with the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be 'underwriters' within the meaning of the Securities Act in connection with such sales and any such commission, discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act.

         Information as to whether underwriters who may be selected by the selling shareholders, or any other broker-dealer, is acting as principal or agent for the selling shareholders, the compensation to be received by underwriters who may be selected by the selling shareholders, or any broker-dealer, acting as principal or agent for the selling shareholders and the compensation to be received by other broker-dealers, if the compensation of such other broker-dealers is in excess of usual and customary commissions, will, to the extent required, be set forth in a supplement to this prospectus. Any dealer or broker participating in any distribution of the shares may be required to deliver a copy of this prospectus, including the prospectus supplement, if any, to any person who purchases any of the shares from or through such dealer or broker.

         We have advised the selling shareholders that during such time as they may be engaged in a distribution of the shares included in this prospectus they are required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes any selling shareholders, any affiliated purchasers and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the common stock.

         It is anticipated that the selling shareholders will offer all of the shares for sale. Further, because it is possible that a significant number of shares could be sold at the same time under this prospectus, such sales, or the possibility of such sales, may have a depressive effect on the market price of our common stock. None of the selling shareholders have entered into any agreements regarding the sales of the shares being registered.

         We have agreed to bear all expenses of registration of the shares of common stock offered by the selling shareholders for resale, other than any commissions, discounts, concessions or other fees, if any, payable to broker-dealers in connection with any sale of the shares of common stock, which will be borne by the selling shareholder selling those shares or by the purchasers of such shares.

         We have agreed to indemnify each selling shareholder or their transferees or assignees against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments to which such selling shareholder or its pledgees, donees, transferees or other successors in interest may be required to make in respect thereof.


                                  LEGAL MATTERS

         The validity of the shares offered in this prospectus will be passed upon for Advanced Viral by Berman Wolfe Rennert Vogel & Mandler, P.A., NationsBank Tower, 35th Floor, 100 Southeast Second Street, Miami, Florida 33131.

                                     EXPERTS

         The Consolidated Financial Statements of Advanced Viral Research Corp. included in this prospectus and in the registration statement except as they pertain to periods unaudited, have been audited by Rachlin Cohen & Holtz, LLP, independent certified public accountants, for the periods indicated in their report appearing elsewhere in this prospectus, and are included in this prospectus in reliance upon the report of such firm given upon the authority of such firm as experts in accounting and auditing.



                     [THIS SPACE INTENTIONALLY LEFT BLANK]



                          INDEX TO FINANCIAL STATEMENTS


Report of Independent Certified Public Accountants.........................................................F-1

Consolidated Financial Statements Years Ended 1998, 1997 and 1996
     Balance Sheets, December 31, 1998 and 1997............................................................F-2
     Statements of Operations for the Years Ended December 31, 1998, 1997
         and 1996  and from Inception (February 20, 1984) to December 31, 1998.............................F-3
     Statements of Stockholders' Equity from Inception (February 20, 1984) to
         December 31, 1998.................................................................................F-4
     Statements of Cash Flows for the Years Ended December 31, 1998, 1997
         and 1996 and from Inception (February 20, 1984) to December 31, 1998.............................F-11
     Notes to Consolidated Financial Statements...........................................................F-12

Consolidated Financial Statements Three and Nine Months Ended September 30, 1999
     Balance Sheets, September 30, 1999 and December 31, 1998.............................................F-31
     Statements of Operations for the Three and Nine Months Ended September 30, 1999
         and 1998 and from Inception (February 20, 1984) to September 30, 1999............................F-32
     Statements of Stockholders' Equity from Inception (February 20, 1984)
         to September 30, 1999............................................................................F-33
     Statements of Cash Flows for the Nine Months Ended September 30, 1999
         and 1998 and from Inception (February 20, 1984) to September 30, 1999............................F-41
     Notes to Consolidated Condensed Financial Statements.................................................F-42

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
               --------------------------------------------------

To the Stockholders and Directors
Advanced Viral Research Corp.
  (A Development Stage Company)
Hallandale, Florida

We have audited the accompanying consolidated balance sheets of Advanced Viral Research Corp. (A Development Stage Company) as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three year period ended December 31, 1998 and for the period from inception (February 20, 1984) to December 31, 1998. These consolidated financial statements are the responsibility of the management of the Company. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Advanced Viral Research Corp. (A Development Stage Company) as of December 31, 1998 and 1997 and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 1998 and for the period from inception (February 20, 1984) to December 31, 1998 in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered recurring losses from operations and is dependent upon the continued sale of its securities or obtaining debt financing for funds to meet its cash requirements. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans with regard to these matters are described in Note
2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As described in Note 14 to the financial statements, the Company has restated certain amounts in the 1998 and 1997 financial statements to record the amortization of the beneficial conversion feature associated with the November Debenture based on the date the debenture first became convertible, to reclassify certain expenses initially recorded as general and administrative expenses to research and development costs, and to reclassify amortization of debt issuance costs as interest expense.


                            RACHLIN COHEN & HOLTZ LLP
Miami, Florida
February 11, 1999

                          ADVANCED VIRAL RESEARCH CORP.
                          (A Development Stage Company)

                           CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1998 AND 1997

                                                                        1998            1997
                                                                        ----            ----
                                                                    (Restated)
                                ASSETS
                                ------
Current Assets:
   Cash and cash equivalents                                        $    924,420    $    236,059
   Investments                                                           821,047       2,984,902
   Inventory                                                              19,729          19,729
   Other current assets                                                   29,818          20,240
                                                                    ------------    ------------
         Total current assets                                          1,795,014       3,260,930

Property and Equipment                                                 1,049,593         485,661

Other Assets                                                             460,346         443,251
                                                                    ------------    ------------
         Total assets                                               $  3,304,953    $  4,189,842
                                                                    ============    ============

                 LIABILITIES AND STOCKHOLDERS' EQUITY
                 ------------------------------------
Current Liabilities:
   Accounts payable and accrued liabilities                         $    279,024    $    375,606
   Current portion of capital lease obligation                            38,335              --
                                                                    ------------    ------------
         Total current liabilities                                       317,359         375,606
                                                                    ------------    ------------

Long-Term Liabilities:
   Convertible debenture, net                                          1,457,919       2,384,793
   Capital lease obligation - long-term portion                          167,380              --
                                                                    ------------    ------------
        Total long-term liabilities                                    1,625,299       2,384,793
                                                                    ------------    ------------

Deposit on Securities Purchase Agreement                                 600,000              --
                                                                    ------------    ------------

Commitments and Contingencies                                                 --              --

Stockholders' Equity:
   Common stock; 1,000,000,000 shares of $.00001 par value
      authorized, 296,422,907 and 277,962,574
      shares issued and outstanding                                        2,964           2,779
   Additional paid-in capital                                         14,325,076      10,512,767
   Deficit accumulated during the development stage                  (13,550,976)     (8,993,266)
   Subscription receivable                                                    --         (19,000)
   Deferred compensation cost                                            (14,769)        (73,837)
                                                                    ------------    ------------
         Total stockholders' equity                                      762,295       1,429,443
                                                                    ------------    ------------
         Total liabilities and stockholders' equity                 $  3,304,953    $  4,189,842
                                                                    ============    ============

                See notes to consolidated financial statements.

                          ADVANCED VIRAL RESEARCH CORP.
                          (A Development Stage Company)

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                                     Inception
                                                                                                   (February 20,
                                                              Year Ended December 31,                 1984) to
                                                              -----------------------               December 31,
                                                     1998             1997             1996             1998
                                                     ----             ----             ----             ----
                                                  (Restated)       (Restated)                        (Restated)
Revenues:
   Sales                                        $         656    $       2,278    $      24,111    $     194,975
   Interest                                           102,043          111,845           46,796          559,297
   Other income                                           293            7,800           32,000          120,093
                                                -------------    -------------    -------------    -------------
                                                      102,992          121,923          102,907          874,365
                                                -------------    -------------    -------------    -------------

Costs and Expenses:
   Research and development                         1,659,456          817,603          255,660        3,583,467
   General and administrative                       1,420,427        1,681,436          983,256        7,315,337
   Depreciation                                       110,120           26,288           18,731          315,348
   Interest                                         1,470,699        1,738,325             --          3,211,189
                                                -------------    -------------    -------------    -------------
                                                    4,660,702        4,263,652        1,257,647       14,425,341
                                                -------------    -------------    -------------    -------------

Net Loss                                        $  (4,557,710)   $  (4,141,729)   $  (1,154,740)   $ (13,550,976)
                                                =============    =============    =============    =============

Net Loss Per Share of Common
   Stock - Basic and Diluted                    $       (0.02)   $       (0.02)   $        (.00)
                                                =============    =============    =============
Weighted Average Number of
   Common Shares Outstanding                      294,809,073      274,534,277      257,645,815
                                                =============    =============    =============

                See notes to consolidated financial statements.

                          ADVANCED VIRAL RESEARCH CORP.
                          (A Development Stage Company)

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

               INCEPTION (FEBRUARY 20, 1984) TO DECEMBER 31, 1998

                                                                              Common Stock                                 Deficit
                                                                              ------------                              Accumulated
                                                                  Amount                                  Additional     during the
                                                                   Per                                      Paid-In      Development
                                                                  Share          Shares         Amount      Capital         Stage
                                                                  -----          ------         ------      -------         -----
Balance, inception (February 20, 1984) as previously reported                            -     $ 1,000   $       -       $  (1,000)

Adjustment for pooling of interests                                                      -      (1,000)      1,000               -
                                                                              ------------     -------    --------       ---------

Balance, inception, as restated                                                          -           -       1,000          (1,000)

   Net loss, period ended December 31, 1984                                              -           -           -         (17,809)
                                                                              ------------     -------    --------       ---------

Balance, December 31, 1984                                                               -           -       1,000         (18,809)

   Issuance of common stock for cash                               $.00        113,846,154       1,138         170              -
   Net loss, year ended December 31, 1985                                                -           -           -         (25,459)
                                                                              ------------     -------    --------       ---------

Balance, December 31, 1985                                                     113,846,154       1,138       1,170         (44,268)

   Issuance of common stock - public offering                       .01         40,000,000         400     399,600               -
   Issuance of underwriter's warrants                                                    -           -         100               -
   Expenses of public offering                                                           -           -    (117,923)              -
   Issuance of common stock, exercise of "A" warrants               .03            819,860           9      24,587               -
   Net loss, year ended December 31, 1986                                                -           -           -        (159,674)
                                                                              ------------     -------    --------       ---------
Balance, December 31, 1986                                                     154,666,014       1,547     307,534        (203,942)
                                                                              ------------     -------    --------       ---------

                See notes to consolidated financial statements.

                          ADVANCED VIRAL RESEARCH CORP.
                          (A Development Stage Company)

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                   (Continued)

               INCEPTION (FEBRUARY 20, 1984) TO DECEMBER 31, 1998

                                                                              Common Stock                               Deficit
                                                                              ------------                              Accumulated
                                                                  Amount                                  Additional    during the
                                                                   Per                                     Paid-In      Development
                                                                  Share          Shares       Amount       Capital         Stage
                                                                  -----          ------       ------       -------         -----
Balance, December 31, 1986                                                     154,666,014   $ 1,547      $ 307,534    $ (203,942)

   Issuance of common stock, exercise of "A" warrants              $.03         38,622,618       386      1,158,321             -
   Expenses of stock issuance                                                            -         -        (11,357)            -
   Acquisition of subsidiary for cash                                                    -         -        (46,000)            -
   Cancellation of debt due to stockholders                                              -         -         86,565             -
   Net loss, period ended December 31, 1987                                              -         -              -      (258,663)
                                                                               -----------     -----      ---------   -----------

Balance, December 31, 1987                                                     193,288,632     1,933      1,495,063      (462,605)

   Net loss, year ended December 31, 1988                                                -         -              -      (199,690)
                                                                               -----------     -----      ---------   -----------

Balance, December 31, 1988                                                     193,288,632     1,933      1,495,063      (662,295)

   Net loss, year ended December 31, 1989                                                -         -              -      (270,753)
                                                                               -----------     -----      ---------   -----------

Balance, December 31, 1989                                                     193,288,632     1,933      1,495,063      (933,048)

   Issuance of common stock, expiration of redemption               .05          6,729,850        67        336,475             -
      offer on "B" warrants
   Issuance of common stock, exercise of "B" warrants               .05            268,500         3         13,422             -
   Issuance of common stock, exercise of "C" warrants               .08             12,900         -          1,032             -
   Net loss, year ended December 31, 1990                                                -         -              -      (267,867)
                                                                               -----------     -----      ---------   -----------

Balance, December 31, 1990                                                     200,299,882     2,003      1,845,992    (1,200,915)
                                                                               -----------     -----      ---------   -----------

                See notes to consolidated financial statements.

                          ADVANCED VIRAL RESEARCH CORP.
                          (A Development Stage Company)

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                   (Continued)

               INCEPTION (FEBRUARY 20, 1984) TO DECEMBER 31, 1998

                                                                              Common Stock                                Deficit
                                                                              ------------                               Accumulated
                                                                  Amount                                 Additional    during the
                                                                   Per                                     Paid-In     Development
                                                                  Share           Shares       Amount      Capital        Stage
                                                                  -----           ------       ------      -------        -----
Balance, December 31, 1990                                                      200,299,882   $ 2,003    $ 1,845,992  $(1,200,915)

   Issuance of common stock, exercise of "B" warrants              $  .05            11,400         -            420            -
   Issuance of common stock, exercise of "C" warrants                 .08             2,500         -            200            -
   Issuance of common stock, exercise of underwriters warrants       .012         3,760,000        38         45,083            -
   Net loss, year ended December 31, 1991                                                 -         -              -     (249,871)
                                                                               ------------    ------     ----------   -----------

Balance, December 31, 1991                                                      204,073,782     2,041      1,891,695   (1,450,786)

   Issuance of common stock, for testing                            .0405        10,000,000       100        404,900            -
   Issuance of common stock, for consulting services                 .055           500,000         5         27,495            -
   Issuance of common stock, exercise of "B" warrants                 .05         7,458,989        75        372,875            -
   Issuance of common stock, exercise of "C" warrants                 .08         5,244,220        52        419,487            -
   Expenses of stock issuance                                                                                 (7,792)
   Net loss, year ended December 31, 1992                                                 -         -              -     (839,981)
                                                                               ------------    ------     ----------   -----------

Balance, December 31, 1992                                                      227,276,991     2,273      3,108,660   (2,290,767)

   Issuance of common stock, for consulting services                 .055           500,000         5         27,495            -
   Issuance of common stock, for consulting services                  .03         3,500,000        35        104,965            -
   Issuance of common stock, for testing                             .035         5,000,000        50        174,950            -
   Net loss, year ended December 31, 1993                                                 -         -              -     (563,309)
                                                                               ------------    ------     ----------   -----------

Balance, December 31, 1993                                                      236,276,991     2,363      3,416,070   (2,854,076)
                                                                               ------------    ------     ----------   -----------

                 See notes to consolidated financial statements.

                          ADVANCED VIRAL RESEARCH CORP.
                          (A Development Stage Company)

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                   (Continued)

               INCEPTION (FEBRUARY 20, 1984) TO DECEMBER 31, 1998

                                                            Common Stock                                    Deficit
                                                            ------------                                  Accumulated
                                                    Amount                       Additional               during the     Deferred
                                                     Per                          Paid-In   Subscription  Development  Compensation
                                                    Share    Shares      Amount   Capital    Receivable      Stage         Cost
                                                    -----    ------      ------   -------    ----------      -----         ----
Balance, December 31, 1993                                 236,276,991  $2,363  $3,416,070     $ -       $(2,854,076)      $ -

 Issuance of common stock, for consulting services  $ .05    4,750,000      47     237,453       -                 -         -
 Issuance of common stock, exercise of options        .08      400,000       4      31,996       -                 -         -
 Issuance of common stock, exercise of options        .10      190,000       2      18,998       -                 -         -
 Net loss, year ended December 31, 1994                              -       -           -       -          (440,837)        -
                                                           -----------   -----   ---------      --        ----------        --

Balance, December 31, 1994                                 241,616,991   2,416   3,704,517       -        (3,294,913)        -
                                                                                                 -
 Issuance of common stock, exercise of options        .05    3,333,333      33     166,633       -                 -         -
 Issuance of common stock, exercise of options        .08    2,092,850      21     167,407       -                 -         -
 Issuance of common stock, exercise of options        .10    2,688,600      27     268,833       -                 -         -
 Issuance of common stock, for consulting services    .11    1,150,000      12     126,488       -                 -         -
 Issuance of common stock, for consulting services    .14      300,000       3      41,997       -                 -         -
 Net loss, year ended December 31, 1995                              -       -           -       -          (401,884)        -
                                                           -----------   -----   ---------      --        ----------        --

Balance, December 31, 1995                                 251,181,774   2,512   4,475,875       -        (3,696,797)        -
                                                           -----------   -----   ---------      --        ----------        --

                 See notes to consolidated financial statements.

                          ADVANCED VIRAL RESEARCH CORP.
                          (A Development Stage Company)

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                   (Continued)

               INCEPTION (FEBRUARY 20, 1984) TO DECEMBER 31, 1998


                                                            Common Stock                                    Deficit
                                                            ------------                                  Accumulated
                                                    Amount                       Additional               during the      Deferred
                                                     Per                          Paid-In   Subscription  Development   Compensation
                                                    Share    Shares      Amount   Capital    Receivable      Stage          Cost
                                                    -----    ------      ------   -------    ----------      -----          ----

Balance, December 31, 1995                                 251,181,774   $2,512  $4,475,875     $    -   $(3,696,797)      $     -

   Issuance of common stock, exercise of options     .05     3,333,334       33     166,634          -             -             -
   Issuance of common stock, exercise of options     .08     1,158,850       12      92,696          -             -             -
   Issuance of common stock, exercise of options     .10     7,163,600       72     716,288          -             -             -
   Issuance of common stock, exercise of options     .11       170,000        2      18,698          -             -             -
   Issuance of common stock, exercise of options     .12     1,300,000       13     155,987          -             -             -
   Issuance of common stock, exercise of options     .18     1,400,000       14     251,986          -             -             -
   Issuance of common stock, exercise of options     .19       500,000        5      94,995          -             -             -
   Issuance of common stock, exercise of options     .20       473,500        5      94,695          -             -             -
   Issuance of common stock, for services rendered   .50       350,000        3     174,997          -             -             -
   Options granted                                                   -        -     760,500          -             -      (473,159)
   Subscription receivable                                           -        -           -    (19,000)            -             -
   Net loss, year ended December 31, 1996                            -        -           -          -    (1,154,740)            -
                                                           -----------    -----   ---------    -------    ----------      --------

Balance, December 31, 1996                                 267,031,058    2,671   7,003,351    (19,000)   (4,851,537)     (473,159)
                                                           -----------    -----   ---------    -------    ----------      --------

                 See notes to consolidated financial statements.

                          ADVANCED VIRAL RESEARCH CORP.
                          (A Development Stage Company)

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                   (Continued)

               INCEPTION (FEBRUARY 20, 1984) TO DECEMBER 31, 1998

                                                            Common Stock                                    Deficit
                                                            ------------                                  Accumulated
                                                    Amount                       Additional               during the      Deferred
                                                     Per                          Paid-In   Subscription  Development   Compensation
                                                    Share    Shares      Amount   Capital    Receivable      Stage          Cost
                                                    -----    ------      ------   -------    ----------      -----          ----
Balance, December 31, 1996                                 267,031,058   $2,671  $ 7,003,351    $(19,000) $(4,851,537)   $(473,159)

   Issuance of common stock, exercise of options     .08     3,333,333       33      247,633           -            -            -
   Issuance of common stock, conversion of debt      .20     1,648,352       16      329,984           -            -            -
   Issuance of common stock, conversion of debt      .15       894,526        9      133,991           -            -            -
   Issuance of common stock, conversion of debt      .12     2,323,580       23      269,977           -            -            -
   Issuance of common stock, conversion of debt      .15     1,809,524       18      265,982           -            -            -
   Issuance of common stock, conversion of debt      .16       772,201        8      119,992           -            -            -
   Issuance of common stock, for services rendered   .41        50,000        -       20,500           -            -            -
   Issuance of common stock, for services rendered   .24       100,000        1       23,999           -            -            -
   Beneficial conversion feature, February debenture                 -        -      413,793           -            -            -
   Beneficial conversion feature, October debenture                  -        -    1,350,000           -            -            -
   Warrant costs, February debenture                                 -        -       37,242           -            -            -
   Warrant costs, October debenture                                  -        -      291,555           -            -            -
   Amortization of deferred compensation cost                        -        -            -           -            -      399,322
   Imputed interest on convertible debenture                         -        -        4,768           -            -            -
   Net loss, year ended December 31, 1997                            -        -            -           -   (4,141,729)           -
                                                           -----------    -----   ----------     -------    ---------      -------

Balance, December 31, 1997                                 277,962,574    2,779   10,512,767     (19,000)  (8,993,266)     (73,837)
                                                           -----------    -----   ----------     -------   ----------      -------

                 See notes to consolidated financial statements.

                          ADVANCED VIRAL RESEARCH CORP.
                          (A Development Stage Company)

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                   (Continued)

               INCEPTION (FEBRUARY 20, 1984) TO DECEMBER 31, 1998

                                                            Common Stock                                    Deficit
                                                            ------------                                  Accumulated
                                                    Amount                       Additional               during the      Deferred
                                                     Per                          Paid-In   Subscription  Development   Compensation
                                                    Share    Shares      Amount   Capital    Receivable      Stage          Cost
                                                    -----    ------      ------   -------    ----------      -----          ----

Balance, December 31, 1997                                 277,962,574   $2,779  $10,512,767  $(19,000)   $(8,993,266)   $(73,837)

 Issuance of common stock, exercise of options       .12       295,000        3       35,397         -              -           -
 Issuance of common stock, exercise of options       .14       500,000        5       69,995         -              -           -
 Issuance of common stock, exercise of options       .16       450,000        5       71,995         -              -           -
 Issuance of common stock, exercise of options       .20        10,000        -        2,000         -              -           -
 Issuance of common stock, exercise of options       .26       300,000        3       77,997         -              -           -
 Issuance of common stock, conversion of debt        .13     1,017,011       10      132,990         -              -           -
 Issuance of common stock, conversion of debt        .14     2,512,887       25      341,225         -              -           -
 Issuance of common stock, conversion of debt        .15     5,114,218       51      749,949         -              -           -
 Issuance of common stock, conversion of debt        .18     1,491,485       15      274,985         -              -           -
 Issuance of common stock, conversion of debt        .19     3,299,979       33      619,967         -              -           -
 Issuance of common stock, conversion of debt        .22     1,498,884       15      335,735         -              -           -
 Issuance of common stock, conversion of debt        .23     1,870,869       19      424,981         -              -           -
 Issuance of common stock, for services rendered     .21       100,000        1       20,999         -              -           -
 Beneficial conversion feature, November debenture                                   625,000
 Warrant costs, November debenture                                                    48,094
 Amortization of deferred compensation cost                          -        -            -         -              -      59,068
 Write off of subscription receivable                                -        -      (19,000)   19,000              -           -
 Net loss, year ended December 31, 1998, as Restated                 -        -            -         -     (4,557,710)          -
                                                           -----------    -----  -----------    ------   -------------   --------

Balance, December 31, 1998, as Restated                    296,422,907    2,964  $14,325,076    $    -   $(13,550,976)   $(14,769)
                                                           ===========    =====  ===========    ======   =============   ========

                See notes to consolidated financial statements.

                          ADVANCED VIRAL RESEARCH CORP.
                          (A Development Stage Company)

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                                     Inception
                                                                                                                    (February 20,
                                                                              Year Ended December 31,                  1984) to
                                                                              -----------------------                December 31,
                                                                       1998            1997             1996             1998
                                                                       ----            ----             ----             ----
                                                                    (Restated)      (Restated)                        (Restated)
Cash Flows from Operating Activities:
   Net loss                                                         $(4,557,710)    $(4,141,729)     $(1,154,740)    $(13,550,976)
                                                                    -----------     -----------      -----------     ------------
   Adjustments to reconcile net loss to
      net cash used by operating activities:
         Depreciation                                                   110,120          26,288           18,731          315,348
         Amortization of debt issue costs                               229,978         111,957                -          341,935
         Amortization of deferred interest cost on beneficial
            conversion feature                                          835,951       1,552,842                -        2,388,718
         Amortization of discount on warrants                           290,297               -                -          290,297
         Amortization of deferred compensation cost                      59,068         399,322          287,341          745,731
         Loss on sale of property and equipment                               -           1,425                -            1,425
         Issuance of common stock for services                           21,000          44,500          175,000        1,437,500
         Imputed interest on convertible debenture                            -           4,768                -            4,768
         Changes in operating assets and liabilities:
            Increase in other current assets                             (9,578)         (4,159)          (3,114)         (29,818)
            Increase in inventory                                             -               -           (1,638)         (19,729)
            Increase in other assets                                   (247,072)       (496,126)         (27,085)        (776,742)
            Increase (decrease) in accounts payable and
               accrued liabilities                                      (96,582)        328,932           39,823          285,224
            Decrease in customer deposits                                     -          (7,800)               -           (7,800)
                                                                    -----------     -----------      -----------     ------------
               Total adjustments                                      1,193,182       1,961,949          489,058        4,976,857
                                                                    -----------     -----------      -----------     ------------
               Net cash used by operating activities                 (3,364,528)     (2,179,780)        (665,682)      (8,574,119)
                                                                    -----------     -----------      -----------     ------------

Cash Flows from Investing Activities:
   Purchase of investments                                             (915,047)     (3,651,676)      (1,247,256)      (6,292,979)
   Proceeds from sale of investments                                  3,078,902       2,045,615          347,415        5,471,932
   Acquisition of property and equipment                               (451,734)       (307,362)         (11,446)      (1,143,600)
   Proceeds from sale of property and equipment                               -           1,200                -            1,200
                                                                    -----------     -----------      -----------     ------------
               Net cash provided (used) by investing activities       1,712,121      (1,912,223)        (911,287)      (1,963,447)
                                                                    -----------     -----------      -----------     ------------

Cash Flows from Financing Activities:
   Proceeds from issuance of convertible debt                         1,500,000       4,000,000                -        5,500,000
   Proceeds from deposit on securities purchase agreement               600,000               -                -          600,000
   Proceeds from sale of securities, net of issuance costs              257,400         266,666        1,573,135        5,378,588
   Payments under capital lease                                         (16,602)              -                -          (16,602)
                                                                    -----------     -----------      -----------     ------------
               Net cash provided by financing activities              2,340,798       4,266,666        1,573,135       11,461,986
                                                                    -----------     -----------      -----------     ------------

Net Increase (Decrease) in Cash and Cash Equivalents                    688,391         174,663           (3,834)         924,420

Cash and Cash Equivalents, Beginning                                    236,059          61,396           65,230                -
                                                                    -----------     -----------      -----------     ------------

Cash and Cash Equivalents, Ending                                   $   924,450     $   236,059      $    61,396     $    924,420
                                                                    ===========     ===========      ===========     ============

Supplemental Disclosure of Non-Cash Financing Activities:
   Cash paid during the year for interest                           $     6,042     $         -      $         -
                                                                    ===========     ===========      ===========
   Options granted accounted for as deferred compensation cost      $         -     $         -      $   760,500
                                                                    ===========     ===========      ===========

   During 1998, the Company purchased equipment under a capital lease totaling
     $222,317.

                 See notes to consolidated financial statements.

                          ADVANCED VIRAL RESEARCH CORP.
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1998 AND 1997


NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Business

             Advanced Viral Research Corp. (the Company) was incorporated in Delaware on July 31, 1985. The Company was organized for the purpose of manufacturing and marketing a pharmaceutical product named RETICULOSE. While the Company has had limited sales of this product, primarily for research purposes, the success of the Company will be dependent upon obtaining certain regulatory approval for its pharmaceutical product, RETICULOSE, to commence commercial operations. The Company was in the development stage at December 31, 1998.

         Principles of Consolidation

             The consolidated financial statements include the accounts of the Company and its 99.6% owned subsidiary, Advance Viral Research
             (LTD), a Bahamian Corporation. All significant intercompany accounts have been eliminated.

         Cash and Cash Equivalents

             Cash equivalents consist of highly liquid investments, with original maturities of three months or less.

         Investments

             Investments consist of certificates of deposit with maturities greater than three months, carried at cost, which is market value, U.S. Government securities and discount notes and U.S. Treasury Bills. The U.S. Government securities, notes and treasury bills are classified as "held to maturity" and are carried at amortized cost, which approximates market value.

         Property and Equipment

             Property and equipment are recorded at cost and depreciated using the straight-line method, over the estimated useful lives of the assets. Gain or loss on disposition of assets is recognized currently. Maintenance and repairs are charged to expense as incurred. Major replacements and betterments are capitalized and depreciated over the remaining useful lives of the assets.

         Research and Development

             Research and development costs are expensed as incurred by the Company.

         Deferred Compensation Cost

             Deferred compensation costs are recognized based on the fair value for non-employee stock options. Compensation cost is amortized over the life of the option period, which is either shorter than or essentially equivalent to the period for which the services are to be provided. Compensation expense is classified as general and administrative.

                          ADVANCED VIRAL RESEARCH CORP.
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)


NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

         Revenue Recognition

             The limited sales generated by the Company have consisted of sales of RETICULOSE for testing and other purposes. Sales are recorded by the Company when the product is shipped to customers.

         Reclassifications

             Certain amounts in the 1997 and 1996 financial statements have been reclassified to conform to 1998 presentation.

         Use of Estimates

             The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Although these estimates are based on management's knowledge of current events and actions it may undertake in the future, they may ultimately differ from actual results.


NOTE 2.  BASIS OF PRESENTATION

         The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate the continuance of the Company as a going concern. The Company has suffered losses from operations during its history. The Company is dependent upon registration of RETICULOSE for sale before it can begin commercial operations. The Company's cash position may be inadequate to pay all the costs associated with the full range of testing and clinical trials required by the FDA. Management does not anticipate registration or other approval of RETICULOSE in the near future in the United States. Unless and until RETICULOSE is approved for sale in the United States or another industrially developed country, the Company may be dependent upon the continued sale of its securities for funds to meet its cash requirements. Management intends to continue to sell the Company's securities in an attempt to mitigate the effects of its cash position; however, no assurance can be given that such equity financing, if and when required, will be available. In the event that such equity financing is not available, in order to continue operations, management anticipates that they will have to defer their salaries. During 1998 and 1997, the Company obtained debt financing and may seek additional debt financing if the need arises. No assurance can be given that the Company will be able to sustain its operations until FDA approval is granted or that any approval will ever be granted. These factors raise substantial doubt about the Company's ability to continue as a going concern. The Company expects to apply for approval with the FDA by May 15, 1999. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded assets and classification of liabilities that might be necessary should the Company be unable to continue in existence.

                          ADVANCED VIRAL RESEARCH CORP.
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)


NOTE 3.  ACQUISITION

         Two of the principal stockholders of the Company acquired LTD, a Bahamian Corporation with pharmaceutical manufacturing and warehousing facilities, on February 20, 1984. The acquisition is a combination of two entities under common control and has been accounted for in a manner similar to a pooling of interests. In 1986, the Company acquired from LTD exclusive rights to manufacture and market RETICULOSE worldwide, except within the Bahamas, for $50,000. The Company also purchased inventory of RETICULOSE from LTD for $45,000 and was obligated to pay $3 per ampule of RETICULOSE for the initial 100,000 ampules purchased and $2 per ampule for purchases exceeding 100,000 ampules. On December 16, 1987, the Company acquired the controlling beneficial interest in 99.6% of the common stock of LTD through an appropriate trust agreement to satisfy the rules of the Bahamian Government, from two of the principal stockholders of the Company. Both stockholders concurrently canceled $86,565 of indebtedness due them from LTD.


NOTE 4.  INVESTMENTS

                                                                      1998             1997
                                                                      ----             ----
          Held to maturity:
             U.S. Government securities                             $821,047       $2,226,902
             Certificates of deposit                                       -          758,000
                                                                    --------       ----------
                                                                    $821,047       $2,984,902
                                                                    ========       ==========


NOTE 5.  PROPERTY AND EQUIPMENT
                                             Estimated Useful
                                               Lives (Years)          1998             1997
                                               -------------          ----             ----
          Land and improvements                   15               $   34,550      $    34,550
          Building and improvements               30                  324,083          299,550
          Machinery and equipment                  5                1,003,768          354,250
                                                                   ----------      -----------
                                                                    1,362,401          688,350
          Less accumulated depreciation                               312,808          202,689
                                                                   ----------       ----------
                                                                   $1,049,593      $   485,661
                                                                   ==========      ===========

         The Company maintains certain property and equipment in Freeport, Bahamas. This property and equipment amounted to $370,028 as of December 31, 1998 and 1997 including $17,623 expended in 1987 to purchase a land lease expiring in 2068. Included with machinery and equipment is $222,318 of equipment purchased under a capital lease during 1998. Depreciation expense for equipment under capital lease was approximately $12,000 in 1998. These amounts are included above.

                          ADVANCED VIRAL RESEARCH CORP.
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)


NOTE 6.  OTHER ASSETS

                                                                          1998           1997
                                                                          ----           ----
         Patent costs                                                   $344,319      $202,247
         Loan costs, net of accumulated amortization of $341,935
            and $111,957                                                  96,250       221,227
         Other                                                            19,777        19,777
                                                                        --------      --------
                                                                        $460,346      $443,251
                                                                        ========      ========

         Patent development costs are capitalized as incurred. Loan costs relate to fees paid in connection with the issuance of convertible debentures (Note 8) and are amortized over the life of the debenture or until conversion.


NOTE 7.  SECURITIES PURCHASE AGREEMENT

         On December 22, 1998, the Company entered into a Securities Purchase Agreement whereby the Company agreed to issue to certain purchasers 4,917,276 shares of common stock for an aggregate purchase price of $802,500. The agreement also provides for the issuance of four warrants to purchase a total of 2,366,788 shares of common stock at prices ranging from $.204 to $.2448 per share at any time until December 31, 2003. The Fair value of these warrants is estimated to be $494,138 ($.209 per warrant) based upon a financial analysis of the terms of the warrants using the Black Sholes Pricing Model with the following assumptions: expected volatility of 20%, a risk free interest rate of 6% and an expected holding period of five years.

         As of December 31, 1998, the Company received $600,000 towards the total purchase price.

         As of January 7, 1999, the remaining $202,500 was received and the appropriate shares were issued to the purchasers.


NOTE 8.  CONVERTIBLE DEBENTURES

         On February 21, 1997, in order to finance research and development, the Company sold $1,000,000 principal amount of its ten-year 7% Convertible Debenture (the "February Debenture") due February 28, 2007, to RBB Bank Aktiengesellschaft ("RBB"). Accrued interest under the February Debenture is payable semi-annually, computed at the rate of 7% per annum on the unpaid principal balance from February 21, 1997 until the date of interest payment. The February Debenture may be prepaid by the Company before maturity, in whole or in part, without premium or penalty, if the Company gives the holder of the Debenture notice not less than 30 days before the date fixed for prepayment in that notice. The February Debenture is convertible, at the option of the holder, into shares of common stock.

                          ADVANCED VIRAL RESEARCH CORP.
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)


NOTE 8.  CONVERTIBLE DEBENTURES (Continued)

         The assured incremental yield on the February Debenture was measured based on the date of issuance of the security and amortized to interest expense over the conversion period which ended on May 29, 1997 which was the first date full conversion could occur. The interest expense relating to this measurement was $4,768.

         During 1997, RBB exercised its right to convert the principal amount of the February Debenture into 6,675,982 shares of the Company's common stock at conversion prices ranging from $.1162 to $.2002 per share.

         In connection with the issuance of the February Debenture, the Company issued to RBB three warrants (the "February warrants") to purchase common stock, each such February warrant entitling the holder to purchase, from February 21, 1997 through February 28, 2007, 178,378 shares of common stock. The exercise price of the three February warrants are $0.288, $0.576 and $0.864 per warrant share, respectively. The fair value of the February warrants was estimated to be $37,000 ($.021 per warrant) based upon a financial analysis of the terms of the warrants using the Black-Sholes Pricing Model with the following assumptions: expected volatility of 20%; a risk free interest rate of 6% and an expected holding period of ten years (RBB exercised its right to convert within one year). This amount has been reflected in the accompanying consolidated financial statements as interest expense related to the convertible debenture.

         Based on the terms for conversion associated with the February Debenture, there is an intrinsic value associated with the beneficial conversion feature of $413,793. This amount was fully amortized to interest expense in 1997 with a corresponding credit to additional paid-in capital.

         In October 1997, in order to finance further research and development, the Company sold $3,000,000 principal amount of its ten-year 7% Convertible Debenture (the "October Debenture") due August 30, 2007, to RBB. Accrued interest under the October Debenture is payable semi-annually, computed at the rate of 7% per annum on the unpaid principal balance from the date of the issuance of the October Debenture until the date of interest payment. The October Debenture may be prepaid by the Company before maturity, in whole or in part, without premium or penalty, if the Company gives the holder of the Debenture notice not less than 30 days before the date fixed for prepayment in that notice. The October Debenture is convertible, at the option of the holder, into shares of common stock.

         During 1997, RBB exercised its right to convert $120,000 of the principal amount of the October Debenture into 772,201 shares of the Company's common stock at a conversion price of $.1554 per share.

         During 1998, RBB exercised its right to convert the remaining $2,880,000 of the principal amount of the October Debenture into 16,805,333 shares of the Company's common stock at conversion prices ranging from $.13 to $.23 per share.

                          ADVANCED VIRAL RESEARCH CORP.
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)


NOTE 8.  CONVERTIBLE DEBENTURES (Continued)

         In connection with the issuance of the October Debenture, the Company issued to RBB three warrants (the "October warrants") to purchase Common Stock, each such October warrant entitling the holder to purchase, from the date of grant through August 30, 2007, 600,000 shares of the Common Stock. The exercise price of the three October warrants are $0.20, $0.23 and $0.27 per warrant share, respectively. The fair value of the three October warrants was established to be $106,571 ($.178 per warrant), $97,912 ($.163 per warrant) and $87,472
         ($.146 per warrant), respectively, based upon a financial analysis of the terms of the warrants using the Black-Sholes Pricing Model with the following assumptions: expected volatility of 20%; a risk free interest rate of 6% and an expected holding period of ten years (RBB exercised its right to convert within one year). This amount has been reflected in the accompanying consolidated financial statements as a discount on the convertible debenture, with a corresponding credit to additional paid-in capital, and was fully amortized to interest expense over the actual conversion period.

         Based on the terms for conversion associated with the October Debenture, there was intrinsic value associated with the beneficial conversion feature of $1,350,000. This amount was treated as deferred interest expense and recorded as a reduction of the convertible debenture liability with a corresponding credit to additional paid-in capital and was amortized to interest expense over the period from October 8, 1997 (date of debenture) to February 24, 1998 (date the debenture is fully convertible). The interest expense relative to this item was $210,951 for 1998 and $1,139,049 for 1997.

         In November 1998, in order to finance further research and development, the Company sold 1,500,000 principal amount of its ten year 7% Convertible Debenture (the "November Debenture") due October 31, 2008, to RBB. Accrued interest under the November Debenture is payable semi-annually, computed at the rate of 7% per annum on the unpaid principal balance from the date of the issuance of the November Debenture until the date of interest payment. The November Debenture may be prepaid by the Company before maturity, in whole or in part, without premium or penalty, if the Company gives the holder of the Debenture notice not less than 30 days before the date fixed for prepayment in that notice. The November Debenture is convertible, at the option of the holder, into shares of common stock.

         In connection with the issuance of the November Debenture, the Company issued to RBB two warrants (the "November Warrants") to purchase Common Stock, each such November Warrant entitling the holder to purchase 375,000 shares of the Common Stock at any time and from time to time through October 31, 2008. The exercise price of the two November Warrants are $.20 and $.24 per warrant share, respectively. The fair value of the November warrants was estimated to be $48,000 ($.064 per warrant) based upon a financial analysis of the terms of the warrants using the Black-Sholes Pricing Model with the following assumptions: expected volatility of 20%; a risk free interest rate of 5.75% and an expected holding period of one year. This amount has been reflected in the accompanying consolidated financial statements as interest expense related to the convertible debenture.

                          ADVANCED VIRAL RESEARCH CORP.
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)


NOTE 8.  CONVERTIBLE DEBENTURES (Continued)

         Based on the terms for conversion associated with the November Debenture, there is an intrinsic value associated with the beneficial conversion feature of $625,000. Since conversion can occur immediately upon issuance of the debenture, this amount has been recognized as interest expense.

                                                                 1998            1997
                                                                 ----            ----
          Unpaid principal balance of November debenture      $1,500,000     $        -
          Unpaid principal balance of October debenture                -      2,880,000
          Less unamortized discount                               42,081        495,207
                                                              ----------     ----------
          Convertible debenture, net                          $1,457,919     $2,384,793
                                                              ==========     ==========

NOTE 9.  COMMITMENTS AND CONTINGENCIES

         GENERAL

         Potential Claim for Royalties

             The Company may be subject to claims from certain third parties for royalties due on sale of RETICULOSE in an amount equal to 5% of net sales in the United States and 4% of net sales in foreign countries. The Company has not as yet received any notice of claim from such parties.

         Product Liability

             The Company could be subjected to claims for adverse reactions resulting from the use of RETICULOSE. Although the Company is unaware of any such claims or threatened claims since RETICULOSE was initially marketed in the 1940's, one study noted adverse reactions from highly concentrated doses in guinea pigs. In the event any claims for substantial amounts were successful, they could have a material adverse effect on the Company's financial condition and on the marketability of RETICULOSE. As of the date hereof, the Company does not have product liability insurance for RETICULOSE. There can be no assurance that the Company will be able to secure such insurance in adequate amounts, at reasonable premiums if it determined to do so. Should the Company be unable to secure such product liability insurance, the risk of loss to the Company in the event of claims would be greatly increased and could materially adversely affect the Company.

         Lack of Patent Protection

             The Company does not presently have a patent for RETICULOSE but the Company has two patents for the use of RETICULOSE as a treatment. The Company currently has 32 patent applications pending with the U.S. Patent Office. The Company can give no assurance that other companies, having greater economic resources, will not be successful in developing a similar product. There can be no assurance that such patents, if obtained, will be enforceable.

                          ADVANCED VIRAL RESEARCH CORP.
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)


NOTE 9.  COMMITMENTS AND CONTINGENCIES (Continued)

         GENERAL (Continued)

         Capital Lease

             During 1998 the Company entered into a purchase lease agreement for equipment totaling $222,318. The lease calls for monthly payments of $4,529 for 60 months commencing on September 1998 and expiring on July 2003. Future minimum capital lease payments and the net present value of the future minimum lease payments at December 31, 1998 are as follows:

              Year ending December 31:
                 1999                                           $ 54,348
                 2000                                             54,348
                 2001                                             54,348
                 2002                                             54,348
                 2003                                             31,703
                                                                --------
              Total minimum lease payments                       249,095
              Less amount representing interest                  (43,380)
                                                                --------
              Present value of net minimum lease payments        205,715
              Current maturities                                 (38,335)
                                                                --------
                                                                $167,380
                                                                ========

         Operating Leases

             Management executed a non-cancelable lease for new office space in Florida on January 1, 1996, expiring on December 31, 1999 at approximately $14,000 annually. The Company has the option to renew for an additional three years. Management intends to exercise its option for the year 2000.

             On December 30, 1998, the Company executed an amendment to its existing lease dated April 1997 for the laboratory facilities in Yonkers, New York. The lease on the additional space is effective May 1, 1999. The new lease adds 10,550 square feet (for a total of 16,650 square feet) and extends its term until April 2005.

             Annual rent on the original lease is approximately $85,500. Rent for the additional facilities is approximately $175,000. Total rental commitment for the laboratory facilities will be $260,500.

             The Company leased an auto on October 26, 1996 for 36 months at $450 per month.

             Lease expense for the years ended December 31, 1998, 1997 and 1996 totaled $121,477, $76,351 and $13,315, respectively.

                          ADVANCED VIRAL RESEARCH CORP.
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)


NOTE 9.  COMMITMENTS AND CONTINGENCIES (Continued)

         GENERAL (Continued)

         Operating Leases

             Future minimum lease payments are as follows:

              Year ending December 31:
                 1999                                         $  177,000
                 2000                                            274,000
                 2001                                            260,000
                 2002                                            280,000
                 2003                                            290,000
                 Thereafter                                      580,000
                                                              ----------
                          Total                               $1,861,000
                                                              ==========

         TESTING AGREEMENTS

         Plata Partners Limited Partnership

             On March 20, 1992, the Company entered into an agreement with Plata Partners Limited Partnership ("Plata") pursuant to which Plata agreed to perform a demonstration in the Dominican Republic in accordance with a certain agreed upon protocol (the "Protocol") to assess the efficacy of a treatment using RETICULOSE incorporated in the Protocol against AIDS (the "Plata Agreement"). Plata covered all costs and expenses associated with the demonstration.

             Pursuant to the Plata Agreement, the Company authorized the issuance to Plata of 5,000,000 shares of common stock and options to purchase an additional 5,000,000 shares at $.08 per share through July 9, 1994 (the "Plata Options") and 5,000,000 shares at $.10 per share through July 9, 1994 (the "Additional Plata Options"). Pursuant to several amendments, the Plata Options and the Additional Plata Options are exercisable through April 30, 1999 at an exercise price of $.14 and $.16, respectively. As of December 31, 1998, there are outstanding Plata Options to acquire 683,300 shares at $.14 per share and Additional Plata Options to acquire 108,100 shares at an exercise price of $.16 per share. Through December 31, 1998, the Company has received approximately $1,332,000 pursuant to the issuance of approximately 9.2 million shares in connection with the exercise of the Plata Options and the Additional Plata Options.

                          ADVANCED VIRAL RESEARCH CORP.
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)


NOTE 9.  COMMITMENTS AND CONTINGENCIES (Continued)

         TESTING AGREEMENTS

         Argentine Agreement

             In April 1996, the Company entered into an agreement (the "Argentine Agreement") with DCT SRL, an Argentine corporation unaffiliated with the Company ("DCT") pursuant to which DCT was to cause a clinical trial to be conducted in two separate hospitals located in Buenos Aires, Argentina (the "Clinical Trials"). Pursuant to the Argentine Agreement, the Clinical Trials were to be conducted pursuant to a protocol developed by Juan Carlos Flichman, M.D. and the purpose of the Clinical Trials was to assess the efficacy of the Company's drug RETICULOSE on the Human Papilloma Virus (HPV). The protocol calls for, among other things, a study to be performed with clinical and laboratory follow-up on 12 male and female human patients between the ages of 18 and 50. The Clinical Trials did not include a placebo control group or references to any other antiviral drug.

             Pursuant to the Argentine Agreement, the Company delivered $34,000 to DCT to cover out-of-pocket expenses associated with the Clinical Trials. The Argentine Agreement further provides that at the conclusion of the Clinical Trials, DCT shall cause Dr. Flichman to prepare and deliver a written report to the Company regarding the methodology and results of the Clinical Trials (the "Written Report"). In September 1996, the Written Report was delivered by Dr. Flichman to the Company. Upon delivery of the Written Report to the Company, the Company delivered to the principals of DCT options to acquire 2,000,000 shares of the Company's common stock for a period of one year from the date of the delivery of the Written Report, at a purchase price of $.20 per share. Pursuant to several amendments, the DCT options are exercisable through April 30, 1999 at an exercise price of $.21 per share. As of December 31, 1998, 473,500 shares of common stock were issued pursuant to the exercise of these options for an aggregate exercise price of approximately $95,000.

             In June 1994, DCT SRL and the Company entered into an exclusive distribution agreement whereby the Company granted to DCT, subject to certain conditions, the exclusive right to market and sell RETICULOSE in Argentina, Bolivia, Paraguay, Uruguay, Brazil, and Chile (the "DCT Exclusive Distribution Agreement").

             In April 1996, the Company entered into an agreement with DCT (the HIV-HPV Agreement") whereby the Company agreed to provide to DCT or its assignees, up to $600,000 to cover the costs of a double blind placebo controlled study in approximately 150 patients to assess the efficacy of RETICULOSE for the treatment of persons diagnosed with the HIV virus (AIDS) and HPV (the "HIV-HPV Study"). Subsequently, the Company has agreed to advance additional funds towards such study.

             In connection with the HIV-HPV Agreement, the Company has advanced approximately $665,000, which is accounted for as a research and development expense. The amounts have been used to cover expenses associated with clinical activities of the HIV-HPV Study.

                          ADVANCED VIRAL RESEARCH CORP.
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)


NOTE 9.  COMMITMENTS AND CONTINGENCIES (Continued)

         TESTING AGREEMENTS (Continued)

         Argentine Agreement (Continued)

             The HIV-HPV Agreement provides that (i) in the event the date from the HIV-HPV Study is used in connection with RETICULOSE being approved for commercial sale anywhere within the territory granted under the DCT Exclusive Distribution Agreement or (ii) DCT receives financing to cover the costs of the HIV-HPV Study, then DCT is obligated to reimburse the Company for all amounts expended in connection with the HIV-HPV Study.

             In October 1997, the Company entered into two agreements with DCT, whereby the Company agreed to provide DCT or its assignees, up to $220,000 and $341,000 to cover the costs of double blind placebo controlled studies in approximately 360 and 240 patients, respectively to assess the efficacy of the topical application of RETICULOSE for the treatment of persons diagnosed with Herpes Labialis/Genital Infections (the "Herpes Study") and HPV (the "HPV Topical Study").

             In connection with the Herpes Study and the HPV Topical Study (collectively, the "Studies"), the Company has advanced approximately $58,000 and $132,800, respectively. Such expenses are accounted for as research and development expenses. The amounts expended have been used to cover expenses associated with pre-clinical activities. Neither the Herpes Study nor the HPV Topical Study has commenced.

             Both Agreements with DCT provide that (i) in the event the data from the Studies are used in connection with RETICULOSE being approved for commercial sale anywhere within the territory granted under the DCT Exclusive Distribution Agreement or (ii), DCT receives financing to cover the costs of the Studies, then DCT is obligated to reimburse the Company for all amounts respectively expended in connection with the Studies.

             In February 1998, the Company entered into an agreement with DCT (the "Concurrent Agreement") whereby the Company agreed to provide DCT or its assignees, up to $413,000 to cover the costs of a study in 65 patients to compare the results of treatment of patients with AIDS taking a three drug cocktail and RETICULOSE with those taking a three drug cocktail and a placebo. As of December 31, 1998, the Company has advanced approximately $50,000 for such study, which has been accounted for as research and development expense.

             In May 1998, the Company entered into an agreement with DCT (the "Rheumatoid Arthritis Agreement") whereby the Company agreed to provide DCT or its assignees, up to $95,000 to cover the costs of a controlled study in 30 patients to determine the efficacy of RETICULOSE for the treatment of rheumatoid arthritis in humans. In connection with this study, the Company has advanced approximately $75,000, which has been accounted for as research and development expenses.

                          ADVANCED VIRAL RESEARCH CORP.
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)


NOTE 9.  COMMITMENTS AND CONTINGENCIES (Continued)

         TESTING AGREEMENTS (Continued)

         Argentine Agreement (Continued)

             In July 1998, the Company authorized expenditures of up to $90,000 to study the effects of RETICULOSE in inhibiting the mutation of the AIDS virus. As of December 31, 1998, the Company has advanced approximately $50,000 for such study, which has been accounted for as research and development expense.

         Barbados Study

             A double blind study assessing the efficacy of the Company's drug RETICULOSE in 43 human patients diagnosed with HIV (AIDS) is being conducted at the Queen Elizabeth Hospital, Bridgetown, Barbados (the "Barbados Study"). As of December 31, 1998, the Company has expended approximately $385,000 to cover the costs of the Barbados Study. In December 1996, the Company received from the coordinators of the Barbados Study, a written summary of results of the Barbados Study (the "Written Summary").

             In July 1998, the Company authorized expenditures of up to $45,000 to study the effects of RETICULOSE in inhibiting the mutation of the AIDS virus. As of December 31, 1998, the Company has advanced approximately $5,000 for such study, which has been accounted for as research and development expense.

         National Cancer Institute Agreement

             In March 1997, the Company entered into a Material Transfer Agreement - Cooperative Research and Development Agreement with the National Cancer Institute ("NCI") of the National Institutes of Health. Under the terms of the Agreement, NCI researchers and the Company will collaborate to elucidate the molecular mechanism by which RETICULOSE affects the transcription of the gamma interferon gene. This agreement was extended for an additional one year term through March 3, 1999 to investigate the anti-tumor activity of RETICULOSE using kidney tumor model systems. In addition, NCI will study the effects of RETICULOSE on inflammation associated with rheumatoid arthritis.

         Topical Safety Study

             During 1998, the Company paid approximately $200,000 for a safety study conducted in the United States for the topical use of RETICULOSE.

                          ADVANCED VIRAL RESEARCH CORP.
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)


NOTE 9.  COMMITMENTS AND CONTINGENCIES (Continued)

         CONSULTING AGREEMENTS

         Hirschman Agreement

             In May 1995, the Company entered into a consulting agreement with Shalom Hirschman, M.D., Professor of Medicine of Mt. Sinai School of Medicine, New York, New York and Director of Mt. Sinai's Division of Infectious Diseases and now president of AVRC, whereby Dr. Hirschman was to provide consulting services to the Company through May 1997. The consulting services included the development and location of pharmacological and biotechnology companies and assisting the Company in seeking joint ventures with and financing of companies in such industries.

             In connection with the consulting agreement, the Company issued to Dr. Hirschman 1,000,000 shares of the Company's common stock and the option to acquire 5,000,000 shares of the Company's common stock for a period of three years as per the vesting schedule as referred to in the agreement, at a purchase price of $.18 per share. In addition and in connection with entering into the consulting agreement with Dr. Hirschman, the Company issued to a person unaffiliated with the Company, 100,000 shares of the Company's common stock, and an option to acquire for a period of one year, from June 1, 1995, an additional 500,000 shares at a purchase price of $.18 per share. As of December 31, 1998, 900,000 shares have been issued upon exercise of these options for cash consideration of $162,000 under this Agreement.

             In March 1996, the Company entered into an addendum to the consulting agreement with Dr. Hirschman whereby Dr. Hirschman agreed to provide consulting services to the Company through May 2000 (the "Addendum"). Pursuant to the Addendum, the Company granted to Dr. Hirschman and his designees options to purchase an aggregate of 15,000,000 shares of the Company's common stock for a three year period pursuant to the following schedule: (i) options to purchase 5,000,000 shares exercisable at any time and from time to time commencing March 24, 1996 and ending March 23, 1999 at an exercise price of $.19 per share, of which options to acquire 500,000 shares were assigned by Dr. Hirschman to Richard Rubin, consultant to Dr. Hirschman; (ii) options to purchase 5,000,000 shares exercisable at any time and from time to time commencing March 24, 1997 and ending March 23, 1999 at an exercise price of $.27 per share, of which options to acquire 500,000 shares were assigned by Dr. Hirschman to Richard Rubin, consultant to Dr. Hirschman; and (iii) options to purchase 5,000,000 shares exercisable at any time and from time to time commencing March 24, 1998 and ending March 23, 1999 at an exercise price of $.36 per share, of which options to acquire 500,000 shares were assigned by Dr. Hirschman to Richard Rubin, consultant to Dr. Hirschman. In addition, the Company has agreed to cause the shares underlying these options to be registered so long as there is no cost to the Company. As of December 31, 1998, 500,000 shares of common stock were issued pursuant to the exercise of stock options by Richard Rubin. Mr. Rubin has, from time to time in the past, advised the Company on matters unrelated to his consultation with Dr. Hirschman.

                          ADVANCED VIRAL RESEARCH CORP.
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)


NOTE 9.  COMMITMENTS AND CONTINGENCIES (Continued)

         CONSULTING AGREEMENTS (Continued)

         Hirschman Agreement (Continued)

             In November 1997, Dr. Hirschman assigned to Henry Kamioner, a consultant to Dr. Hirschman, options to acquire 1,500,000 shares (500,000 at $.19, 500,000 at $.27 and 500,000 at $.36).

             On October 14, 1996, the Company and Dr. Hirschman entered into an agreement (the "Employment Agreement") whereby Dr. Hirschman has agreed to serve as the President and Chief Executive Officer of the Company for a period of three years, subject to earlier termination by either party, either for cause as defined in and in accordance with the provisions of the Employment Agreement, or if the Company does not receive on or prior to December 31, 1997, funding of $3,000,000 from sources other than traditional institutional/bank debt financing or proceeds from the purchase by Dr. Hirschman of the Company's securities, including, without limitation, the exercise of Dr. Hirschman of outstanding stock options. Pursuant to the Employment Agreement, Dr. Hirschman is entitled to receive an annual base salary of $325,000, use of an automobile, major medical, term life, disability and dental insurance benefits for the term of his employment. The Employment Agreement further provides that Dr. Hirschman shall be nominated by the Company to serve as a member of the Company's Board of Directors and that Bernard Friedland and William Bregman will vote in favor of Dr. Hirschman as a director of the Company, for the duration of Dr. Hirschman's employment, and since October 1996, Dr. Hirschman has served as a member of the Company's Board of Directors.

             On February 18, 1998, the Board of Directors authorized a $100,000 bonus to Dr. Hirschman and granted options to acquire 23,000,000 shares of stock at $0.27 per option share provided that the Company is granted FDA approval for testing in the United States.

             In July 1998, the Company and Dr. Hirschman entered into an amended and restated employment agreement, which supersedes in its entirety the original employment agreement of October 1996. Such amendment and restatement extends the term of the employment agreement to December 31, 2000. Additionally, the February 1998 Board of Directors action regarding the $100,000 bonus and the granting of 23,000,000 options (contingent upon the occurrence of certain events) is included in this employment agreement.

                          ADVANCED VIRAL RESEARCH CORP.
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)


NOTE 9.  COMMITMENTS AND CONTINGENCIES (Continued)

         CONSULTING AGREEMENTS (Continued)

         Cohen Agreements

             In September 1992, the Company entered into a one year consulting agreement with Leonard Cohen (the "September 1992 Cohen Agreement"). The September 1992 Cohen Agreement required that Mr. Cohen provide certain consulting services to the Company in exchange for the Company's issuing to Mr. Cohen 1,000,000 shares of common stock (the "September 1992 Cohen Shares"), 500,000 of which were issuable upon execution of the September 1992 Cohen Agreement and the remaining 500,000 shares of which were issuable upon Mr. Cohen completing 50 hours of consulting service to the Company. The Company issued the first 500,000 shares to Mr. Cohen in October 1992 and the remaining 500,000 shares to Mr. Cohen in February 1993. Further pursuant to the September 1992 Cohen Agreement, the Company granted to Mr. Cohen the option to acquire, at any time and from time to time through September 10, 1993 (which date has been extended through April 30, 1999), the option to acquire 3,000,000 shares of common stock of the Company at an exercise price of $.09 per share (which exercise price has been increased to $.15 per share) (the "September 1992 Cohen Options"). As of December 31, 1998, 1,300,000 of the September 1992 Cohen Options have been exercised for cash consideration of $156,000.

             In February 1993, the Company entered into a second consulting agreement with Mr. Cohen (the "February 1993 Cohen Agreement") for a three year term commencing on March 1, 1993. The February 1993 Cohen Agreement provides that Mr. Cohen provide financing business consulting services concerning the operations of the business of the Company and possible strategic transactions in exchange for the Company issuing to Mr. Cohen 3,500,000 shares of common stock (the "February 1993 Cohen Shares"), 1,500,000 shares of which Mr. Cohen has informed the Company he has assigned to certain other persons not affiliated with the Company or any of its officers or directors.

             In July 1994, in consideration for services related to the introduction, negotiation and execution of a distribution agreement the Company issued: (i) to Mr. Cohen, an additional 2,500,000 shares (the "April 1994 Cohen Shares") and (ii) to each of Elliot Bauer and Lee Rizzuto, 625,000 shares (the "Bauer and Rizzuto Shares") as well as options to acquire an additional 5,000,000 shares each at $.10 per share exercisable through May 1, 1996 (the "Bauer and Rizzuto Options"). The Company has been informed that Messrs. Cohen, Bauer and Rizzuto are principals of a firm, which has been granted certain distribution rights, which were terminated on May 31, 1995. Through December 31, 1997, 2,855,000 shares were issued pursuant to the exercise of the Bauer and Rizzuto Options for an aggregate exercise price of $285,500. Mr. Rizzuto sold all of his shares and all shares underlying his options. Pursuant to several amendments, the remaining Bauer options are exercisable through April 30, 1999 at an option price of $.13. The Company agreed to issue to Cohen an additional 300,000 shares in 1995 at a time when the shares were valued at $.14 per share, in consideration for expenditures incurred by Mr. Cohen in connection with securing for the benefit of the Company and the affiliated distributor, the continued services of a doctor.

                          ADVANCED VIRAL RESEARCH CORP.
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)


NOTE 9.  COMMITMENTS AND CONTINGENCIES (Continued)

         CONSULTING AGREEMENTS (Continued)

         Cohen Agreements (Continued)

             The issuance of the September 1992 Cohen Shares, the February 1993 Cohen Shares, the April 1994 Cohen Shares and the Bauer and Rizzuto Shares have been accounted for as an administrative expense in the amount of the Company's valuation of such shares as of the issuance date. During the year ended December 31, 1996, Mr. Cohen was issued 300,000 shares for services rendered. These shares were accounted for as an administrative expense in the amount of the Company's valuation of such shares as of the issuance date.

         Chinnici Agreement

             In July 1998, the Company entered into a consulting agreement with Dr. Angelo A. Chinnici for a term extending to December 31, 2000. Such agreement calls for Dr. Chinnici to provide assistance in connection with research, development, production, marketing and sale of RETICULOSE. Additionally, Dr. Chinnici will testify before the FDA in connection with an application for approval of RETICULOSE and will provide detailed clinical reports regarding patients observed by him. Dr. Chinnici will receive options to purchase 300,000 shares at an exercise price of $.30 per share. The options will be exercisable in equal installments on January 1, 1999 and 2000 and December 15, 2000.

         DISTRIBUTION AGREEMENTS

         The Company currently is a party to separate agreements with four different entities (the "Entities"), whereby the Company has granted exclusive rights to distribute RETICULOSE in the countries of China, Japan, Macao, Hong Kong, Taiwan, Mexico, Argentina, Bolivia, Paraguay, Uruguay, Brazil, Chile, Channel Islands, The Isle of Man, British West Indies, Jamaica, Haiti, Bermuda, Belize and Saudi Arabia. Pursuant to these agreements, distributors are obligated to cause RETICULOSE to be approved for commercial sale in such countries and upon such approval, to purchase from the Company certain minimum quantities of RETICULOSE to maintain the exclusive distribution rights. Leonard Cohen, a former consultant to the Company, has informed the Company that he is an affiliate of two of these entities. To date, the Company has recorded revenue classified as other income for the sale of territorial rights under the distribution agreements. No sales have been made by the Company under the distribution agreements other than for testing purposes.

         Additionally, pursuant to one of the distributions agreements, the Company granted the distributor the right to acquire 3,000,000 shares of the Company's common stock at a purchase price of $.25 (which has been increased to $.26) upon the completion of certain tests and the publication of a paper with respect to such tests. During May 1998, 300,000 shares of common stock were issued pursuant to exercise of these options for an aggregate exercise price of $78,000.

                          ADVANCED VIRAL RESEARCH CORP.
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)


NOTE 10. STOCKHOLDERS' EQUITY

         During 1997, the Company issued 10,931,516 shares of common stock for an aggregate consideration of $1,412,166. These amounts were comprised of the issuance of common stock pursuant to the exercise of stock options of 3,333,333 shares for $247,666 and the issuance of common stock in exchange for consulting services of 150,000 shares for consideration of $44,500 and the issuance of common stock upon conversion of debt of 7,448,183 shares for $1,120,000.

         During 1998, the Company issued 18,460,333 shares of common stock for an aggregate consideration of $3,158,400. The amounts were comprised of the issuance of common stock pursuant to the exercise of stock options of 1,555,000 shares for $257,400 and the issuance of common stock in exchange for consulting services of 100,000 shares for consideration of $21,000 and the issuance of common stock upon commission of debt of 16,805,333 shares for $2,880,000.


NOTE 11. INCOME TAXES

         The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes. SFAS No. 109 is an asset and liability approach for computing deferred income taxes.

         As of December 31, 1998 and 1997, the Company had a net operating loss carryforward for Federal income tax reporting purposes amounting to approximately $9,700,000 and $6,300,000, which expire in varying amounts to 2018.

         The Company presently has one significant temporary difference between financial reporting and income tax reporting relating to interest expense on the beneficial conversion feature of the convertible debt. The components of the deferred tax asset as of December 31, 1998 and 1997 were as follows:

                                                               1998            1997
                                                               ----            ----

          Benefit of net operating loss carryforwards       $3,300,000      $2,100,000
          Less valuation allowance                           3,300,000       2,100,000
                                                             ---------       ---------
          Net deferred tax asset                            $        -      $        -
                                                            ==========      ==========

         As of December 31, 1998, sufficient uncertainty exists regarding the realizability of these operating loss carryforwards and, accordingly, a valuation allowance of $3,300,000 has been established.

                          ADVANCED VIRAL RESEARCH CORP.
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)


NOTE 12. ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

         The information set forth below provides disclosure of the estimated fair value of the Company's financial instruments presented in accordance with the requirements of Statement of Financial Accounting Standards (SFAS) No. 107. Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 1998. Since the reported fair values of financial instruments are based upon a variety of factors, they may not represent actual values that could have been realized as December 31, 1998 or that will be realized in the future.

         The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. These financial instruments include cash, U.S. government obligations, accounts payable and the convertible debentures. Fair values were assumed to approximate carrying values for these financial instruments since they are short-term in nature and their carrying amounts approximate fair values or they are receivable or payable on demand.

         The fair value of non-current investments, primarily U.S. government obligations, has been estimated using quoted market prices. At December 31, 1998, the differences between the estimated fair value and the carrying value of non-current and current debt instruments were considered immaterial in relation to the Company's financial position.


NOTE 13. DEFERRED COMPENSATION COST

         As more fully described in Note 9 to these consolidated financial statements, the Company granted stock options in exchange for testing and consulting services. In accordance with SFAS 123, Accounting for Stock-Based Compensation (effective for options granted after December 15, 1995), the Company recognized compensation cost based on the fair value at the grant dates. The compensation cost is amortized over the life of the option period. The fair value of the stock options used to compute deferred compensation cost is the estimated present value at grant date using the Black-Sholes option pricing model with the following assumptions: Expected volatility of 20%; a risk-free interest rate of 6% and an expected holding period ranging from 1-3 years. The deferred compensation cost is reported as a component of stockholders' equity. At December 31, 1998 and 1997, there were approximately 5,500,000 and 7,000,000 option shares outstanding with a weighted average exercise price of $0.195 per share.


NOTE 14. RESTATEMENT

         The accompanying financial statements for 1998 have been restated to record as interest expense, the amortization of the beneficial conversion feature associated with the November Debenture (Note 8) based on the date the debenture first became convertible. The effect of the restatement was to increase net loss for year ended December 31, 1998 by $572,917 ($.00 per share). The net effect of the restatement represents a non-cash interest charge to operations.

                          ADVANCED VIRAL RESEARCH CORP.
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)


NOTE 14. RESTATEMENT (Continued)

         Additionally, $950,000 of expenses related to facilities and laboratory technician costs associated with the New York facility was reclassified from general and administrative to research and development expense. This reclassification had no effect upon net loss for 1998.

         The accompanying financial statements for 1998 and 1997 have been restated to reclassify $229,978 and $111,957 of amortization of debt issue costs from depreciation and amortization to interest expense. This reclassification had no effect upon net loss for 1998 and 1997.

         The effect of the changes on the financial statements are as follows:

                                                                                   December 31, 1998
                                                                                   -----------------
                                                                          As
                                                                      Previously                           As
                                                                       Reported       Restatement       Restated
                                                                       --------       -----------       --------
         Convertible Debenture, net                                  $    885,002      $ 572,917      $  1,457,919
                                                                     ============      =========      ============
         Deficit accumulated during the development
            stage                                                    $(12,978,059)     $(572,917)     $(13,550,976)
                                                                     ============      =========       ===========
         Research and development                                    $    709,456      $ 950,000      $  1,659,456
                                                                     ============      =========      ============
         General and administrative                                  $  2,370,427      $(950,000)     $  1,420,427
                                                                     ============      =========      ============
         Depreciation and Amortization                               $    340,098      $(229,978)     $    110,120
                                                                     ============      =========      ============
         Interest expense                                            $    667,804      $ 572,917      $  1,470,699
                                                                     ============      =========      ============
         Net loss                                                    $ (3,984,793)     $(572,917)     $ (4,557,710)
                                                                     ============      =========      ============
         Net loss per share of common stock - basic
            and diluted                                                     ($.01)         ($.01)            ($.02)

                                                                                   December 31, 1997
                                                                                   -----------------

         Interest expense                                              $1,626,368      $ 111,957        $1,738,325
                                                                       ==========      =========        ==========
         Depreciation and amortization                                 $  138,245      $(111,957)       $   26,288
                                                                       ==========      =========        ==========

                          ADVANCED VIRAL RESEARCH CORP.
                          (A Development Stage Company)

                      CONSOLIDATED CONDENSED BALANCE SHEETS

                                                                                                                Condensed
                                                                                                                   from
                                                                                                                 Audited
                                                                                                                Financial
                                                                                             September 30,      Statements
                                                                                                  1999         December 31,
                                                                                              (Unaudited)          1998
                                                                                              -----------          ----

                                  ASSETS
Current Assets:
   Cash and cash equivalents                                                                    $  1,308,378     $    924,420
   Investments                                                                                             -          821,047
   Inventory                                                                                          19,729           19,729
   Other current assets                                                                               35,839           29,818
                                                                                                ------------     ------------
         Total current assets                                                                      1,363,946        1,795,014

Property and Equipment                                                                             1,093,548        1,049,593

Other Assets                                                                                         563,276          460,346
                                                                                                ------------     ------------
         Total assets                                                                           $  3,020,770     $  3,304,953
                                                                                                ============     ============

              LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
   Accounts payable and accrued liabilities                                                        $ 582,321        $ 279,024
   Current portion of capital lease obligation                                                        40,849           38,335
                                                                                                ------------     ------------
         Total current liabilities                                                                   623,170          317,359
                                                                                                ------------     ------------

Long-Term Liabilities:
   Convertible debenture, net                                                                      3,442,273        1,457,919
   Capital lease obligation - long-term portion                                                      136,422          167,380
                                                                                                ------------     ------------
        Total long-term liabilities                                                                3,578,695        1,625,299
                                                                                                ------------     ------------

Deposit on Securities Purchase Agreement                                                                   -          600,000
                                                                                                ------------     ------------

Commitments and Contingencies                                                                              -               -

Stockholders' Equity (Deficit):
   Common stock; 1,000,000,000 shares of $.00001 par value
      authorized, 303,292,035 and 296,422,907
      shares issued and outstanding                                                                    3,032            2,964
   Additional paid-in capital                                                                     16,920,763       14,325,076
   Deficit accumulated during the development stage                                              (17,649,843)     (13,550,976)
   Discount on warrants                                                                             (455,047)               -
   Deferred compensation cost                                                                              -          (14,769)
                                                                                                ------------     ------------
         Total stockholders' equity (deficit)                                                     (1,181,095)         762,295
                                                                                                ------------     ------------
         Total liabilities and stockholders' equity (deficit)                                   $  3,020,770     $  3,304,953
                                                                                                ============     ============

            See notes to consolidated condensed financial statements.

                          ADVANCED VIRAL RESEARCH CORP.
                          (A Development Stage Company)

                 CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

                                                                                                             Inception
                                               Three Months Ended               Nine Months Ended          (February 20,
                                                 September 30,                    September 30,               1984) to
                                                 -------------                    -------------            September 30,
                                             1999             1998            1999             1998             1999
                                             ----             ----            ----             ----             ----
                                          (Restated)                       (Restated)       (Restated)       (Restated)
Revenues:
   Sales                                $      1,928      $       656     $     6,517      $       656      $   201,493
   Interest                                    6,461           22,310          27,951           79,533          587,247
   Other income                                    -                -               -              100          120,093
                                        ------------      -----------     -----------      -----------      -----------
                                               8,389           22,966          34,468           80,289          908,833
                                        ------------      -----------     -----------      -----------      -----------

Costs and Expenses:
   Research and development                  426,552          499,045       1,192,190        1,234,915        4,777,399
   General and administrative                605,917          364,554       1,544,592        1,087,707        8,858,186
   Depreciation                               53,152           28,437         149,208           64,777          464,556
   Interest                                  935,803                -       1,247,345          811,714        4,458,535
                                        ------------      -----------     -----------      -----------      -----------
                                           2,021,424          892,036       4,133,335        3,199,113       18,558,676
                                        ------------      -----------     -----------      -----------      -----------

Net Loss                                $ (2,013,035)     $  (869,070)   $ (4,098,867)    $ (3,118,824)    $(17,649,843)
                                        ============      ===========    ============     ============     ============

Net Loss Per Share of Common
   Stock - Basic and Diluted                  $(0.01)          $(0.00)         $(0.01)          $(0.01)
                                              ======           ======          ======           ======

Weighted Average Number of
   Common Shares Outstanding             300,598,827      290,194,958     300,598,827      290,194,958
                                         ===========      ===========     ===========      ===========


            See notes to consolidated condensed financial statements.

                          ADVANCED VIRAL RESEARCH CORP.
                          (A Development Stage Company)

       CONSOLIDATED CONDENSED STATEMENTS OF STOCKHOLDERS' (DEFICIT) EQUITY

               INCEPTION (FEBRUARY 20, 1984) TO SEPTEMBER 30, 1999

                                                                                Common Stock                               Deficit
                                                                                ------------                             Accumulated
                                                                      Amount                               Additional    during the
                                                                       Per                                  Paid-In      Development
                                                                      Share        Shares        Amount     Capital         Stage
                                                                      -----        ------        ------     -------         -----
Balance, inception (February 20, 1984) as previously reported                              -    $ 1,000       $    -      $ (1,000)

Adjustment for pooling of interests                                                        -     (1,000)       1,000             -
                                                                                 -----------     ------     --------      --------

Balance, inception, as restated                                                            -          -        1,000        (1,000)

   Net loss, period ended December 31, 1984                                                -          -            -       (17,809)
                                                                                 -----------     ------     --------      --------

Balance, December 31, 1984                                                                 -          -        1,000       (18,809)

   Issuance of common stock for cash                                   $.00      113,846,154      1,138          170             -
   Net loss, year ended December 31, 1985                                                  -          -            -       (25,459)
                                                                                 -----------     ------     --------      --------

Balance, December 31, 1985                                                       113,846,154      1,138        1,170       (44,268)

   Issuance of common stock - public offering                           .01       40,000,000        400      399,600             -
   Issuance of underwriter's warrants                                                      -          -          100             -
   Expenses of public offering                                                             -          -     (117,923)            -
   Issuance of common stock, exercise of "A" warrants                   .03          819,860          9       24,587             -
   Net loss, year ended December 31, 1986                                                  -          -            -      (159,674)
                                                                                 -----------     ------     --------      --------

Balance, December 31, 1986                                                       154,666,014      1,547      307,534      (203,942)
                                                                                 -----------     ------     --------      --------

            See notes to consolidated condensed financial statements.

                          ADVANCED VIRAL RESEARCH CORP.
                          (A Development Stage Company)

       CONSOLIDATED CONDENSED STATEMENTS OF STOCKHOLDERS' (DEFICIT) EQUITY
                                   (Continued)

               INCEPTION (FEBRUARY 20, 1984) TO SEPTEMBER 30, 1999

                                                                                Common Stock                               Deficit
                                                                                ------------                             Accumulated
                                                                      Amount                               Additional    during the
                                                                       Per                                  Paid-In      Development
                                                                      Share        Shares        Amount     Capital         Stage
                                                                      -----        ------        ------     -------         -----
Balance, December 31, 1986                                                       154,666,014     $1,547    $  307,534    $ (203,942)

   Issuance of common stock, exercise of "A" warrants                  $.03       38,622,618        386     1,158,321             -
   Expenses of stock issuance                                                              -          -       (11,357)            -
   Acquisition of subsidiary for cash                                                      -          -       (46,000)            -
   Cancellation of debt due to stockholders                                                -          -        86,565             -
   Net loss, period ended December 31, 1987                                                -          -             -      (258,663)
                                                                                 -----------     ------     ---------    ----------

Balance, December 31, 1987                                                       193,288,632      1,933     1,495,063      (462,605)

   Net loss, year ended December 31, 1988                                                  -          -             -      (199,690)
                                                                                 -----------     ------     ---------    ----------

Balance, December 31, 1988                                                       193,288,632      1,933     1,495,063      (662,295)

   Net loss, year ended December 31, 1989                                                  -          -             -      (270,753)
                                                                                 -----------     ------     ---------    ----------

Balance, December 31, 1989                                                       193,288,632      1,933     1,495,063      (933,048)

   Issuance of common stock, expiration of redemption                   .05        6,729,850         67       336,475             -
      offer on "B" warrants
   Issuance of common stock, exercise of "B" warrants                   .05          268,500          3        13,422             -
   Issuance of common stock, exercise of "C" warrants                   .08           12,900          -         1,032             -
   Net loss, year ended December 31, 1990                                                  -          -             -      (267,867)
                                                                                 -----------     ------     ---------    ----------

Balance, December 31, 1990                                                       200,299,882      2,003     1,845,992    (1,200,915)
                                                                                 -----------     ------     ---------    ----------

            See notes to consolidated condensed financial statements.

                          ADVANCED VIRAL RESEARCH CORP.
                          (A Development Stage Company)

       CONSOLIDATED CONDENSED STATEMENTS OF STOCKHOLDERS' (DEFICIT) EQUITY
                                   (Continued)

               INCEPTION (FEBRUARY 20, 1984) TO SEPTEMBER 30, 1999

                                                                               Common Stock                               Deficit
                                                                               ------------                             Accumulated
                                                                     Amount                               Additional    during the
                                                                      Per                                  Paid-In      Development
                                                                     Share        Shares        Amount     Capital         Stage
                                                                     -----        ------        ------     -------         -----
Balance, December 31, 1990                                                      200,299,882   $ 2,003     $1,845,992    $(1,200,915)

   Issuance of common stock, exercise of "B" warrants                $  .05          11,400         -            420              -
   Issuance of common stock, exercise of "C" warrants                   .08           2,500         -            200              -
   Issuance of common stock, exercise of underwriters warrants         .012       3,760,000        38         45,083              -
   Net loss, year ended December 31, 1991                                                 -         -              -       (249,871)
                                                                                -----------    ------     ----------     ----------

Balance, December 31, 1991                                                      204,073,782     2,041      1,891,695     (1,450,786)

   Issuance of common stock, for testing                              .0405      10,000,000       100        404,900              -
   Issuance of common stock, for consulting services                   .055         500,000         5         27,495              -
   Issuance of common stock, exercise of "B" warrants                   .05       7,458,989        75        372,875              -
   Issuance of common stock, exercise of "C" warrants                   .08       5,244,220        52        419,487              -
   Expenses of stock issuance                                                                                 (7,792)
   Net loss, year ended December 31, 1992                                                 -         -              -       (839,981)
                                                                                -----------    ------     ----------     ----------

Balance, December 31, 1992                                                      227,276,991     2,273      3,108,660     (2,290,767)

   Issuance of common stock, for consulting services                   .055         500,000         5         27,495              -
   Issuance of common stock, for consulting services                    .03       3,500,000        35        104,965              -
   Issuance of common stock, for testing                               .035       5,000,000        50        174,950              -
   Net loss, year ended December 31, 1993                                                 -         -              -       (563,309)
                                                                                -----------    ------     ----------     ----------

Balance, December 31, 1993                                                      236,276,991     2,363      3,416,070     (2,854,076)
                                                                                -----------    ------     ----------     ----------

            See notes to consolidated condensed financial statements.

                          ADVANCED VIRAL RESEARCH CORP.
                          (A Development Stage Company)

       CONSOLIDATED CONDENSED STATEMENTS OF STOCKHOLDERS' (DEFICIT) EQUITY
                                   (Continued)

               INCEPTION (FEBRUARY 20, 1984) TO SEPTEMBER 30, 1999


                                                              Common Stock                                   Deficit
                                                              ------------                                 Accumulated
                                                     Amount                      Additional                 during the     Deferred
                                                      Per                         Paid-In   Subscription   Development  Compensation
                                                     Share    Shares     Amount   Capital    Receivable       Stage          Cost
                                                     -----    ------     ------   -------    ----------       -----          ----
Balance, December 31, 1993                                  236,276,991  $2,363  $3,416,070    $ -        (2,854,076)       $ -

  Issuance of common stock, for consulting services  $.05     4,750,000      47     237,453      -                 -          -
  Issuance of common stock, exercise of options       .08       400,000       4      31,996      -                 -          -
  Issuance of common stock, exercise of options       .10       190,000       2      18,998      -                 -          -
  Net loss, year ended December 31, 1994                              -       -           -      -          (440,837)         -
                                                            -----------   -----  ----------     --         ---------         --

Balance, December 31, 1994                                  241,616,991   2,416   3,704,517      -        (3,294,913)         -
                                                                                                 -
  Issuance of common stock, exercise of options       .05     3,333,333      33     166,633      -                 -          -
  Issuance of common stock, exercise of options       .08     2,092,850      21     167,407      -                 -          -
  Issuance of common stock, exercise of options       .10     2,688,600      27     268,833      -                 -          -
  Issuance of common stock, for consulting services   .11     1,150,000      12     126,488      -                 -          -
  Issuance of common stock, for consulting services   .14       300,000       3      41,997      -                 -          -
  Net loss, year ended December 31, 1995                              -       -           -      -          (401,884)         -
                                                            -----------   -----  ----------     --         ---------         --

Balance, December 31, 1995                                  251,181,774   2,512   4,475,875      -        (3,696,797)         -
                                                            -----------   -----  ----------     --         ---------         --

            See notes to consolidated condensed financial statements.

                          ADVANCED VIRAL RESEARCH CORP.
                          (A Development Stage Company)

       CONSOLIDATED CONDENSED STATEMENTS OF STOCKHOLDERS' (DEFICIT) EQUITY
                                   (Continued)

               INCEPTION (FEBRUARY 20, 1984) TO SEPTEMBER 30, 1999


                                                              Common Stock                                   Deficit
                                                              ------------                                 Accumulated
                                                     Amount                      Additional                 during the     Deferred
                                                      Per                         Paid-In   Subscription   Development  Compensation
                                                     Share    Shares     Amount   Capital    Receivable       Stage          Cost
                                                     -----    ------     ------   -------    ----------       -----          ----
Balance, December 31, 1995                                  251,181,774  $2,512  $4,475,875    $     -    $(3,696,797)    $       -

   Issuance of common stock, exercise of options     .05      3,333,334      33     166,634          -              -             -
   Issuance of common stock, exercise of options     .08      1,158,850      12      92,696          -              -             -
   Issuance of common stock, exercise of options     .10      7,163,600      72     716,288          -              -             -
   Issuance of common stock, exercise of options     .11        170,000       2      18,698          -              -             -
   Issuance of common stock, exercise of options     .12      1,300,000      13     155,987          -              -             -
   Issuance of common stock, exercise of options     .18      1,400,000      14     251,986          -              -             -
   Issuance of common stock, exercise of options     .19        500,000       5      94,995          -              -             -
   Issuance of common stock, exercise of options     .20        473,500       5      94,695          -              -             -
   Issuance of common stock, for services rendered   .50        350,000       3     174,997          -              -             -
   Options granted                                                    -       -     760,500          -              -      (473,159)
   Subscription receivable                                            -       -           -    (19,000)             -             -
   Net loss, year ended December 31, 1996                             -       -           -          -     (1,154,740)            -
                                                            -----------   -----   ---------    -------     -----------     --------

Balance, December 31, 1996                                  267,031,058   2,671   7,003,351    (19,000)    (4,851,537)     (473,159)
                                                            -----------   -----   ---------    -------     ----------      --------

            See notes to consolidated condensed financial statements.

                          ADVANCED VIRAL RESEARCH CORP.
                          (A Development Stage Company)

       CONSOLIDATED CONDENSED STATEMENTS OF STOCKHOLDERS' (DEFICIT) EQUITY
                                   (Continued)

               INCEPTION (FEBRUARY 20, 1984) TO SEPTEMBER 30, 1999



                                                              Common Stock                                   Deficit
                                                              ------------                                 Accumulated
                                                     Amount                      Additional                 during the     Deferred
                                                      Per                         Paid-In   Subscription   Development  Compensation
                                                     Share    Shares     Amount   Capital    Receivable       Stage          Cost
                                                     -----    ------     ------   -------    ----------       -----          ----
Balance, December 31, 1996                                  267,031,058  $2,671  $ 7,003,351   $(19,000)  $(4,851,537)    $(473,159)

   Issuance of common stock, exercise of options     .08      3,333,333      33      247,633          -             -             -
   Issuance of common stock, conversion of debt      .20      1,648,352      16      329,984          -             -             -
   Issuance of common stock, conversion of debt      .15        894,526       9      133,991          -             -             -
   Issuance of common stock, conversion of debt      .12      2,323,580      23      269,977          -             -             -
   Issuance of common stock, conversion of debt      .15      1,809,524      18      265,982          -             -             -
   Issuance of common stock, conversion of debt      .16        772,201       8      119,992          -             -             -
   Issuance of common stock, for services rendered   .41         50,000       -       20,500          -             -             -
   Issuance of common stock, for services rendered   .24        100,000       1       23,999          -             -             -
   Beneficial conversion feature, February debenture                  -       -      413,793          -             -             -
   Beneficial conversion feature, October debenture                   -       -    1,350,000          -             -             -
   Warrant costs, February debenture                                  -       -       37,242          -             -             -
   Warrant costs, October debenture                                   -       -      291,555          -             -             -
   Amortization of deferred compensation cost                         -       -            -          -             -       399,322
   Imputed interest on convertible debenture                          -       -        4,768          -             -             -
   Net loss, year ended December 31, 1997                             -       -            -          -    (4,141,729)            -
                                                            -----------  ------  -----------    --------   ----------       -------

Balance, December 31, 1997                                  277,962,574   2,779   10,512,767     (19,000)  (8,993,266)      (73,837)
                                                            -----------  ------  -----------    --------   ----------       -------

            See notes to consolidated condensed financial statements.

                          ADVANCED VIRAL RESEARCH CORP.
                          (A Development Stage Company)

       CONSOLIDATED CONDENSED STATEMENTS OF STOCKHOLDERS' (DEFICIT) EQUITY
                                   (Continued)

               INCEPTION (FEBRUARY 20, 1984) TO SEPTEMBER 30, 1999


                                                              Common Stock                                   Deficit
                                                              ------------                                 Accumulated
                                                     Amount                      Additional                 during the     Deferred
                                                      Per                         Paid-In   Subscription   Development  Compensation
                                                     Share    Shares     Amount   Capital    Receivable       Stage          Cost
                                                     -----    ------     ------   -------    ----------       -----          ----
Balance, December 31, 1997                                  277,962,574  $2,779  $10,512,767   $(19,000)  $(8,993,266)    $(73,837)

   Issuance of common stock, exercise of options     .12        295,000       3       35,397          -             -            -
   Issuance of common stock, exercise of options     .14        500,000       5       69,995          -             -            -
   Issuance of common stock, exercise of options     .16        450,000       5       71,995          -             -            -
   Issuance of common stock, exercise of options     .20         10,000       -        2,000          -             -            -
   Issuance of common stock, exercise of options     .26        300,000       3       77,997          -             -            -
   Issuance of common stock, conversion of debt      .13      1,017,011      10      132,990          -             -            -
   Issuance of common stock, conversion of debt      .14      2,512,887      25      341,225          -             -            -
   Issuance of common stock, conversion of debt      .15      5,114,218      51      749,949          -             -            -
   Issuance of common stock, conversion of debt      .18      1,491,485      15      274,985          -             -            -
   Issuance of common stock, conversion of debt      .19      3,299,979      33      619,967          -             -            -
   Issuance of common stock, conversion of debt      .22      1,498,884      15      335,735          -             -            -
   Issuance of common stock, conversion of debt      .23      1,870,869      19      424,981          -             -            -
   Issuance of common stock, for services rendered   .21        100,000       1       20,999          -             -            -
   Beneficial conversion feature, November debenture                                 625,000
   Warrant costs, November debenture                                                  48,094
   Amortization of deferred compensation cost                         -       -            -          -             -       59,068
   Write off of subscription receivable                               -       -      (19,000)    19,000             -            -
   Net loss, year ended December 31, 1998                             -       -            -          -    (4,557,710)           -
                                                            -----------  ------  -----------     ------   -----------      -------

Balance, December 31, 1998                                  296,422,907   2,964   14,325,076          -   (13,550,976)     (14,769)
                                                            -----------  ------  -----------     ------   -----------      -------

            See notes to consolidated condensed financial statements.

                          ADVANCED VIRAL RESEARCH CORP.
                          (A Development Stage Company)

       CONSOLIDATED CONDENSED STATEMENTS OF STOCKHOLDERS' (DEFICIT) EQUITY
                                   (Continued)

               INCEPTION (FEBRUARY 20, 1984) TO SEPTEMBER 30, 1999

                                                             Common Stock                       Deficit
                                                             ------------                     Accumulated
                                                      Amount                      Additional  during the      Deferred     Discount
                                                       Per                          Paid-In   Development   Compensation      on
                                                      Share   Shares     Amount     Capital      Stage          Cost       Warrants
                                                      -----   ------     ------     -------      -----          ----       --------

Balance, December 31, 1998                                   296,422,907 $ 2,964  $14,325,076  $(13,550,976)   $(14,769)  $       -

 Issuance of common stock, securities purchase       .16       4,917,276      49      802,451             -           -           -
    agreement
 Issuance of common stock, securities purchase       .27       1,851,852      18      499,982             -           -           -
    agreement
 Issuance of common stock, for services rendered     .22         100,000       1       21,999             -           -           -
 Beneficial conversion feature, August debenture                       -       -      687,500             -           -           -
 Warrant costs, securities purchase agreement                          -       -      494,138             -           -    (494,138)
 Warrant costs, securities purchase agreement                          -       -       37,025             -           -     (37,025)
 Warrant costs, August debenture                                       -       -       52,592             -           -           -
 Amortization of warrant costs, securities purchase
    agreement                                                          -       -            -             -           -      76,116
 Amortization of deferred compensation cost                            -       -            -             -      14,769           -
 Net loss, nine months ended September 30, 1999                        -       -            -    (4,098,867)          -           -
                                                            ------------ -------  -----------  ------------    --------   ---------

Balance, September 30, 1999                                  303,292,035 $ 3,032  $16,920,763  $(17,649,843)   $      -   $(455,047)
                                                            ============ =======  ===========  ============    ========   =========

            See notes to consolidated condensed financial statements.

                          ADVANCED VIRAL RESEARCH CORP.
                          (A Development Stage Company)

                 CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

                                                                                 Nine Months Ended            Inception
                                                                                   September 30,            (February 20,
                                                                                   -------------              1984) to
                                                                                                            September 30,
                                                                               1999            1998             1999
                                                                               ----            ----             ----
                                                                            (Restated)      (Restated)       (Restated)
Cash Flows from Operating Activities:
   Net loss                                                                 $(4,098,867)    $(3,118,824)     $(17,649,843)
                                                                            -----------     -----------      ------------
   Adjustments to reconcile net loss to
      net cash used by operating activities:
         Depreciation                                                           149,208          64,777           464,556
         Amortization of debt issue costs                                       128,750         221,227           470,685
         Amortization of deferred interest cost on beneficial
            conversion feature of convertible debenture                         687,500         210,951         3,076,218
         Amortization of discount on warrants                                   113,062         284,256           403,359
         Amortization of deferred compensation cost                              14,769          44,301           760,500
         Issuance of common stock for services                                   22,000          21,000         1,459,500
         Other                                                                        -               -            (1,607)
         Changes in operating assets and liabilities:
            Increase in other current assets                                     (6,021)         (3,597)          (35,839)
            Increase in inventory                                                     -               -           (19,729)
            Increase in other assets                                           (231,680)       (106,658)       (1,008,422)
            Increase (decrease) in accounts payable and
               accrued liabilities                                              303,297        (109,159)          558,521
                                                                            -----------     -----------      ------------
                  Total adjustments                                           1,180,885         627,098         6,127,742
                                                                            -----------     -----------      ------------
                  Net cash used by operating activities                      (2,917,982)     (2,491,726)      (11,522,101)
                                                                            -----------     -----------      ------------

Cash Flows from Investing Activities:
   Purchase of investments                                                            -         (94,000)       (6,292,979)
   Proceeds from sale of investments                                            821,047       2,890,902         6,292,979
   Expenditures for property and equipment                                     (193,163)       (313,594)       (1,336,763)
   Proceeds from sale of property and equipment                                       -               -             1,200
                                                                            -----------     -----------      ------------
                  Net cash provided (used) by investing activities              627,884       2,483,308        (1,335,563)
                                                                            -----------     -----------      ------------

Cash Flows from Financing Activities:
   Proceeds from issuance of convertible debt                                 2,000,000               -         7,500,000
   Proceeds from sale of securities, net of issuance costs                      702,500         257,400         6,681,088
   Payments under capital lease                                                 (28,444)              -           (45,046)
                                                                            -----------     -----------      ------------
                  Net cash provided by financing activities                   2,674,056         257,400        14,136,042
                                                                            -----------     -----------      ------------

Net Increase in Cash and Cash Equivalents                                       383,958         248,982         1,278,378

Cash and Cash Equivalents, Beginning                                            924,420         236,059                 -
                                                                            -----------     -----------      ------------

Cash and Cash Equivalents, Ending                                           $ 1,308,378     $   485,041      $  1,278,378
                                                                            ===========     ===========      ============

            See notes to consolidated condensed financial statements.

                          ADVANCED VIRAL RESEARCH CORP.
                          (A Development Stage Company)

              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS


NOTE 1.  BASIS OF PRESENTATION

             The accompanying unaudited consolidated condensed financial statements at September 30, 1999 have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and reflect all adjustments which, in the opinion of management, are necessary for a fair presentation of financial position as of September 30, 1999 and results of operations for the three months and the nine months ended September 30, 1999 and 1998 and cash flows for the nine months ended September 30, 1999 and 1998. Certain amounts in the 1998 financial statements have been reclassified to conform to 1999 presentation. All such adjustments are of a normal recurring nature. The results of operations for interim periods are not necessarily indicative of the results to be expected for a full year. The statements should be read in conjunction with the consolidated financial statements and footnotes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 1998.


NOTE 2.  COMMITMENTS AND CONTINGENCIES

         Going Concern

             The accompanying unaudited consolidated condensed financial statements at September 30, 1999 have been prepared in conformity with generally accepted accounting principles which contemplate the continuance of the Company as a going concern. The Company has suffered losses from operations during its operating history. The Company is dependent upon registration of Reticulose for sale before it can begin commercial operations. The Company's cash position may be inadequate to pay all the costs associated with the full range of testing and clinical trials required by the FDA. Unless and until Reticulose is approved for sale in the United States or another industrially developed country, the Company may be dependent upon the continued sale of its securities and debt financing for funds to meet its cash requirements. Management intends to continue to sell the Company's securities in an attempt to mitigate the effects of its cash position; however, no assurance can be given that equity or debt financing, if and when required, will be available. In the event that such equity or debt financing is not available, in order to continue operations, management anticipates that they will have to defer their salaries. During 1999 and 1998, the Company obtained equity and debt financing and may seek additional financing as the need arises. No assurance can be given that the Company will be able to sustain its operations until FDA approval is granted or that any approval will ever be granted. These factors raise substantial doubt about the Company's ability to continue as a going concern. The Company expects to submit an application for approval with the FDA in the near future. The consolidated condensed financial statements do not include any adjustments relating to the recoverability and classification of recorded assets and classification of liabilities that might be necessary should the Company be unable to continue in existence.

         Potential Claim for Royalties

             The Company may be subject to claims from certain third parties for royalties due on sale of Reticulose. The Company has not as yet received any notice of claim from such parties.

                          ADVANCED VIRAL RESEARCH CORP.
                          (A Development Stage Company)

              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                                   (Continued)


NOTE 2.  COMMITMENTS AND CONTINGENCIES (Continued)

         Product Liability

             The Company could be subjected to claims for adverse reactions resulting from the use of Reticulose. Although the Company is unaware of any such claims or threatened claims since Reticulose was initially marketed in the 1940's, one study noted adverse reactions from highly concentrated doses in guinea pigs. In the event any claims for substantial amounts were successful, they could have a material adverse effect on the Company's financial condition and on the marketability of Reticulose. As of the date hereof, the Company does not have product liability insurance for Reticulose. There can be no assurance that the Company will be able to secure such insurance in adequate amounts, at reasonable premiums if it determined to do so. Should the Company be unable to secure such product liability insurance, the risk of loss to the Company in the event of claims would be greatly increased and could have a material adverse effect on the Company.

         Lack of Patent Protection

             The Company has three patents for the use of Reticulose as a treatment. The Company currently has 34 patent applications pending with the U.S. Patent Office. The Company can give no assurance that other companies, having greater economic resources, will not be successful in developing a similar product. There can be no assurance that such patents, if obtained, will be enforceable.

         TESTING AGREEMENTS

         Plata Partners Limited Partnership

             On March 20, 1992, the Company entered into an agreement with Plata Partners Limited Partnership ("Plata") pursuant to which Plata agreed to perform a demonstration in the Domincan Republic in accordance with a certain agreed upon protocol (the "Protocol") to assess the efficacy of a treatment using Reticulose incorporated in the Protocol against AIDS (the "Plata Agreement"). Plata covered all costs and expenses associated with the demonstration.

             Pursuant to the Plata Agreement, the Company authorized the issuance to Plata of 5,000,000 shares of common stock and options to purchase an additional 5,000,000 shares at $.08 per share through July 9, 1994 (the "Plata Options") and 5,000,000 shares at $.10 per share through July 9, 1994 (the "Additional Plata Options"). Pursuant to several amendments, the Plata Options and the Additional Plata Options are exercisable through December 31, 1999 at an exercise price of $.15 and $.17, respectively. As of September 30, 1999, there are outstanding Plata Options to acquire 683,300 shares at $.15 per share and Additional Plata Options to acquire 108,100 shares at an exercise price of $.17 per share. Through September 30, 1999, the Company has received approximately $1,332,000 pursuant to the issuance of approximately 9.2 million shares in connection with the exercise of the Plata Options and the Additional Plata Options.

                          ADVANCED VIRAL RESEARCH CORP.
                          (A Development Stage Company)

              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                                   (Continued)


NOTE 2.  COMMITMENTS AND CONTINGENCIES (Continued)

         TESTING AGREEMENTS (Continued)

         Argentine Agreement

             In April 1996, the Company entered into an agreement (the "Argentine Agreement") with DCT SRL, an Argentine corporation unaffiliated with the Company ("DCT") pursuant to which DCT was to cause a clinical trial to be conducted in two separate hospitals located in Buenos Aires, Argentina (the "Clinical Trials"). Pursuant to the Argentine Agreement, the Clinical Trials were to be conducted pursuant to a protocol developed by Juan Carlos Flichman, M.D. and the purpose of the Clinical Trials was to assess the efficacy of the Company's drug Reticulose on the Human Papilloma Virus (HPV). The protocol calls for, among other things, a study to be performed with clinical and laboratory follow-up on 12 male and female human patients between the ages of 18 and 50.

             Pursuant to the Argentine Agreement, the Company delivered $34,000 to DCT to cover out-of-pocket expenses associated with the Clinical Trials. The Argentine Agreement further provides that at the conclusion of the Clinical Trials, DCT shall cause Dr. Flichman to prepare and deliver a written report to the Company regarding the methodology and results of the Clinical Trials (the "Written Report"). In September 1996, Dr. Flichman delivered the Written Report to the Company. Upon delivery of the Written Report to the Company, the Company delivered to the principals of DCT options to acquire 2,000,000 shares of the Company's common stock for a period of one year from the date of the delivery of the Written Report, at a purchase price of $.20 per share. Pursuant to several amendments, the DCT options are exercisable through December 31, 1999 at an exercise price of $.21 per share. As of September 30, 1999, 473,500 shares of common stock were issued pursuant to the exercise of these options for an aggregate exercise price of approximately $95,000.

             In June 1994, DCT SRL and the Company entered into an exclusive distribution agreement whereby the Company granted to DCT, subject to certain conditions, the exclusive right to market and sell Reticulose in Argentina, Bolivia, Paraguay, Uruguay, Brazil, and Chile (the "DCT Exclusive Distribution Agreement").

             In April 1996, the Company entered into an agreement with DCT (the HIV-HPV Agreement") whereby the Company agreed to provide to DCT or its assignees, up to $600,000 to cover the costs of a double blind placebo controlled study in approximately 150 patients to assess the efficacy of Reticulose for the treatment of persons diagnosed with the HIV virus (AIDS) and HPV (the "HIV-HPV Study"). Subsequently, the Company has agreed to advance additional funds towards such study.

             In connection with the HIV-HPV Agreement, the Company advanced approximately $665,000, which is accounted for as research and development expense. The amounts have been used to cover expenses associated with clinical activities of the HIV-HPV Study.

                          ADVANCED VIRAL RESEARCH CORP.
                          (A Development Stage Company)

              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                                   (Continued)


NOTE 2.  COMMITMENTS AND CONTINGENCIES (Continued)

         TESTING AGREEMENTS (Continued)

         Argentine Agreement (Continued)

             The HIV-HPV Agreement provides that (i) in the event the date from the HIV-HPV Study is used in connection with Reticulose being approved for commercial sale anywhere within the territory granted under the DCT Exclusive Distribution Agreement or (ii) DCT receives financing to cover the costs of the HIV-HPV Study, then DCT is obligated to reimburse the Company for all amounts expended in connection with the HIV-HPV Study.

             In October 1997, the Company entered into two agreements with DCT, whereby the Company agreed to provide DCT or its assignees, up to $220,000 and $341,000 to cover the costs of double blind placebo controlled studies in approximately 360 and 240 patients, respectively to assess the efficacy of the topical application of Reticulose for the treatment of persons diagnosed with Herpes Labialis/Genital Infections (the "Herpes Study") and HPV (the "HPV Topical Study").

             In connection with the Herpes Study and the HPV Topical Study (collectively, the "Studies"), the Company has advanced approximately $58,000 and $132,000, respectively. Such expenses are accounted for as research and development expense. The amounts expended have been used to cover expenses associated with pre-clinical activities. Neither the Herpes Study nor the HPV Topical Study has commenced.

             Both Agreements with DCT provide that (i) in the event the data from the Studies are used in connection with Reticulose being approved for commercial sale anywhere within the territory granted under the DCT Exclusive Distribution Agreement or (ii), DCT receives financing to cover the costs of the Studies, then DCT is obligated to reimburse the Company for all amounts expended in connection with the Studies.

             In February 1998, the Company entered into an agreement with DCT (the "Concurrent Agreement") whereby the Company agreed to provide DCT or its assignees, up to $413,000 to cover the costs of a study in 65 patients to compare the results of treatment of patients with AIDS taking a three drug cocktail and Reticulose with those taking a three drug cocktail and a placebo. As of September 30, 1999, the Company has advanced approximately $50,000 for such study, which has been accounted for as research and development expense.

             In May 1998, the Company entered into an agreement with DCT (the "Rheumatoid Arthritis Agreement") whereby the Company agreed to provide DCT or its assignees, up to $95,000 to cover the costs of a controlled study in 30 patients to determine the efficacy of Reticulose for the treatment of rheumatoid arthritis in humans. In connection with this study, the Company has advanced approximately $85,000, which has been accounted for as research and development expense.

                          ADVANCED VIRAL RESEARCH CORP.
                          (A Development Stage Company)

              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                                   (Continued)


NOTE 2.  COMMITMENTS AND CONTINGENCIES (Continued)

         TESTING AGREEMENTS (Continued)

         Argentine Agreement (Continued)

             In July 1998, the Company authorized expenditures of up to $90,000 to study the effects of Reticulose in inhibiting the mutation of the AIDS virus. As of September 30, 1999, the Company has advanced approximately $50,000 for such study, which has been accounted for as research and development expense.

             As of September 30, 1999, the Company advanced $97,750 for expenses in connection with the drug approval process in Argentina.

         Barbados Study

             A double blind study assessing the efficacy of the Company's drug Reticulose in 43 human patients diagnosed with HIV (AIDS) has been conducted at the Queen Elizabeth Hospital, Bridgetown, Barbados (the "Barbados Study"). As of September 30, 1999, the Company has expended approximately $390,000 to cover the costs of the Barbados Study.

             In July 1998, the Company authorized expenditures of up to $45,000 to study the effects of Reticulose in inhibiting the mutation of the AIDS virus. As of September 30, 1999, the Company has advanced approximately $20,000 for such study, which has been accounted for as research and development expense.

         National Cancer Institute Agreement

             In March 1997, the Company entered into a Material Transfer Agreement - Cooperative Research and Development Agreement with the National Cancer Institute ("NCI") of the National Institutes of Health. Under the terms of the Agreement, NCI researchers and the Company will collaborate to elucidate the molecular mechanism by which Reticulose affects the transcription of the gamma interferon gene. This agreement was extended for an additional one-year term through March 3, 1999 to investigate the anti-tumor activity of Reticulose using kidney tumor model systems. In addition, NCI was to study the effects of Reticulose on inflammation associated with rheumatoid arthritis.

         Topical Safety Study

             During 1998, the Company paid approximately $200,000 for a safety study conducted in the United States for the topical use of Reticulose.

                          ADVANCED VIRAL RESEARCH CORP.
                          (A Development Stage Company)

              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                                   (Continued)


NOTE 2.  COMMITMENTS AND CONTINGENCIES (Continued)

         CONSULTING AND EMPLOYMENT AGREEMENTS

         Hirschman Agreement

             In May 1995, the Company entered into a consulting agreement with Shalom Hirschman, M.D., Professor of Medicine of Mt. Sinai School of Medicine, New York, New York and Director of Mt. Sinai's Division of Infectious Diseases, whereby Dr. Hirschman was to provide consulting services to the Company through May 1997. The consulting services included the development and location of pharmacological and biotechnology companies and assisting the Company in seeking joint ventures with and financing of companies in such industries.

             In connection with the consulting agreement, the Company issued to Dr. Hirschman 1,000,000 shares of the Company's common stock and the option to acquire 5,000,000 shares of the Company's common stock for a period of three years as per the vesting schedule as referred to in the agreement, at a purchase price of $.18 per share. In addition and in connection with entering into the consulting agreement with Dr. Hirschman, the Company issued to a person unaffiliated with the Company, 100,000 shares of the Company's common stock, and an option to acquire for a period of one year, from June 1, 1995, an additional 500,000 shares at a purchase price of $.18 per share. As of September 30, 1999, 900,000 shares have been issued upon exercise of these options for cash consideration of $162,000 under this Agreement.

             In March 1996, the Company entered into an addendum to the consulting agreement with Dr. Hirschman whereby Dr. Hirschman agreed to provide consulting services to the Company through May 2000 (the "Addendum"). Pursuant to the Addendum, the Company granted to Dr. Hirschman and his designees options to purchase an aggregate of 15,000,000 shares of the Company's common stock for a three year period pursuant to the following schedule: (i) options to purchase 5,000,000 shares exercisable at any time and from time to time commencing March 24, 1996 and ending March 23, 2009 at an exercise price of $.19 per share, of which options to acquire 500,000 shares were assigned by Dr. Hirschman to Richard Rubin, consultant to Dr. Hirschman; (ii) options to purchase 5,000,000 shares exercisable at any time and from time to time commencing March 24, 1997 and ending March 23, 2009 at an exercise price of $.27 per share, of which options to acquire 500,000 shares were assigned by Dr. Hirschman to Richard Rubin, consultant to Dr. Hirschman; and (iii) options to purchase 5,000,000 shares exercisable at any time and from time to time commencing March 24, 1998 and ending March 23, 2009 at an exercise price of $.36 per share, of which options to acquire 500,000 shares were assigned by Dr. Hirschman to Richard Rubin, consultant to Dr. Hirschman. In addition, the Company has agreed to cause the shares underlying these options to be registered so long as there is no cost to the Company. As of September 30, 1999, 500,000 shares of common stock were issued pursuant to the exercise of stock options by Richard Rubin. Mr. Rubin has, from time to time in the past, advised the Company on matters unrelated to his consultation with Dr. Hirschman.

                          ADVANCED VIRAL RESEARCH CORP.
                          (A Development Stage Company)

              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                                   (Continued)


NOTE 2.  COMMITMENTS AND CONTINGENCIES (Continued)

         CONSULTING AND EMPLOYMENT AGREEMENTS (Continued)

         Hirschman Agreement (Continued)

             In November 1997, Dr. Hirschman assigned to Henry Kamioner, a consultant to Dr. Hirschman, options to acquire 1,500,000 shares (500,000 at $.19, 500,000 at $.27, and 500,000 at $.36).

             On October 14, 1996, the Company and Dr. Hirschman entered into an agreement (the "Employment Agreement") whereby Dr. Hirschman has agreed to serve as the President and Chief Executive Officer of the Company for a period of three years, subject to earlier termination by either party, either for cause as defined in and in accordance with the provisions of the Employment Agreement, or if the Company does not receive on or prior to December 31, 1997, funding of $3,000,000 from sources other than traditional institutional/bank debt financing or proceeds from the purchase by Dr. Hirschman of the Company's securities, including, without limitation, the exercise of Dr. Hirschman of outstanding stock options. Pursuant to the Employment Agreement, Dr. Hirschman is entitled to receive an annual base salary of $325,000, use of an automobile, major medical, term life, disability and dental insurance benefits for the term of his employment. The Employment Agreement further provides that Dr. Hirschman shall be nominated by the Company to serve as a member of the Company's Board of Directors and that Bernard Friedland and William Bregman will vote in favor of Dr. Hirschman as a director of the Company, for the duration of Dr. Hirschman's employment, and since October 1996, Dr. Hirschman has served as a member of the Company's Board of Directors.

             On February 18, 1998, the Board of Directors authorized a $100,000 bonus to Dr. Hirschman and granted options to acquire 23,000,000 shares of stock at $0.27 per option share provided that the Company is granted FDA approval for testing in the United States.

             In July 1998, the Company and Dr. Hirschman entered into an amended and restated employment agreement, which supersedes in its entirety the original employment agreement of October 1996. Such amendment and restatement extends the term of the employment agreement to December 31, 2000. Additionally, the February 1998 Board of Directors action regarding the $100,000 bonus and the granting of 23,000,000 options (contingent upon the occurrence of certain events) is included in this employment agreement.

         Cohen Agreements

             In September 1992, the Company entered into a one year consulting agreement with Leonard Cohen (the "September 1992 Cohen Agreement"). The September 1992 Cohen Agreement required that Mr. Cohen provide certain consulting services to the Company in exchange for the Company's issuing to Mr. Cohen 1,000,000 shares of common stock (the "September 1992 Cohen Shares"), 500,000 of which were issuable upon execution of the September 1992

                          ADVANCED VIRAL RESEARCH CORP.
                          (A Development Stage Company)

              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                                   (Continued)


NOTE 2.  COMMITMENTS AND CONTINGENCIES (Continued)

         CONSULTING AND EMPLOYMENT AGREEMENTS (Continued)

         Cohen Agreements (Continued)

             Cohen Agreement and the remaining 500,000 shares of which were issuable upon Mr. Cohen completing 50 hours of consulting service to the Company. The Company issued the first 500,000 shares to Mr. Cohen in October 1992 and the remaining 500,000 shares to Mr. Cohen in February 1993. Further pursuant to the September 1992 Cohen Agreement, the Company granted to Mr. Cohen the option to acquire, at any time and from time to time through September 10, 1993 (which date has been extended through December 31, 1999), the option to acquire 3,000,000 shares of common stock of the Company at an exercise price of $.09 per share (which exercise price has been increased to $.16 per share) (the "September 1992 Cohen Options"). As of September 30, 1999, 1,300,000 of the September 1992 Cohen Options have been exercised for cash consideration of $156,000.

             In February 1993, the Company entered into a second consulting agreement with Mr. Cohen (the "February 1993 Cohen Agreement") for a three year term commencing on March 1, 1993. The February 1993 Cohen Agreement provides that Mr. Cohen provide financing business consulting services concerning the operations of the business of the Company and possible strategic transactions in exchange for the Company issuing to Mr. Cohen 3,500,000 shares of common stock (the "February 1993 Cohen Shares"), 1,500,000 shares of which Mr. Cohen has informed the Company he has assigned to certain other persons not affiliated with the Company or any of its officers or directors.

             In July 1994, in consideration for services related to the introduction, negotiation and execution of a distribution agreement the Company issued: (i) to Mr. Cohen, an additional 2,500,000 shares (the "April 1994 Cohen Shares") and (ii) to each of Elliot Bauer and Lee Rizzuto, 625,000 shares (the "Bauer and Rizzuto Shares") as well as options to acquire an additional 5,000,000 shares each at $.10 per share exercisable through May 1, 1996 (the "Bauer and Rizzuto Options"). Through September 30, 1999, 2,855,000 shares were issued pursuant to the exercise of the Bauer and Rizzuto Options for an aggregate exercise price of $285,500. Mr. Rizzuto sold all of his shares and all shares underlying his options. Pursuant to several amendments, the remaining Bauer options are exercisable through December 31, 1999 at an option price of $.14.

         Globomax Agreement

             On January 18, 1999, the Company entered into a consulting agreement with Globomax LLC to provide services at hourly rates established by the contract to AVRC's Ind submission and to perform all work that is necessary to obtain FDA's approval. The contract expires on December 31, 1999 but may be extended by mutual written agreement of both parties. The Company has incurred approximately $175,000 in services to Globomax through September 30, 1999.

                          ADVANCED VIRAL RESEARCH CORP.
                          (A Development Stage Company)

              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                                   (Continued)


NOTE 2.  COMMITMENTS AND CONTINGENCIES (Continued)

         CONSULTING AND EMPLOYMENT AGREEMENTS (Continued)

         Galantar Agreement

             On October 1, 1999, the Company entered into an employment agreement with Alan Gallantar whereby Mr. Gallantar has agreed to serve as the Chief Financial Officer of the Company for a period of three years, subject to earlier termination by either party, either for cause as defined in and in accordance with the provisions of the agreement, without cause or upon the occurrence of certain events. Such agreement provides for Mr. Gallantar to receive a base salary of $175,000, $200,000 and $225,000 annually for each of the three years of the term of the agreement as well as various performance based bonuses ranging from 10% to 50% of the base salary and various other benefits. Additionally, in connection with such agreement, the Company granted Mr. Gallantar options to purchase an aggregate of 4,547,880 shares of the Company's common stock. Such options have a term of ten years and have an exercise price of $.24255 per share. 1,515,960 options vest on each of the first, second and third anniversary dates of this employment agreement.

         DISTRIBUTION AGREEMENTS

         The Company currently is a party to separate agreements with five different entities (the "Entities"), whereby the Company has granted exclusive rights to distribute Reticulose in the countries of China, Japan, Macao, Hong Kong, Taiwan, Mexico, Argentina, Bolivia, Paraguay, Uruguay, Brazil, Chile, Channel Islands, The Isle of Man, British West Indies, Jamaica, Haiti, Bermuda, Belize and Saudi Arabia. Pursuant to these agreements, distributors are obligated to cause Reticulose to be approved for commercial sale in such countries and upon such approval, to purchase from the Company certain minimum quantities of Reticulose to maintain the exclusive distribution rights. Leonard Cohen, a former consultant to the Company, has informed the Company that he is an affiliate of two of these entities. To date, the Company has recorded revenue classified as other income for the sale of territorial rights under the distribution agreements. The Company has made no sales under the distribution agreements other than for testing purposes.

         Other

         The Company has entered into an agreement with an unaffiliated third party to increase the square footage of its corporate and laboratory offices in Yonkers, New York (the "build-out"). The Company anticipated that the total expenses associated with the build-out will be approximately $400,000, of which none has been incurred as of September 30, 1999.

                          ADVANCED VIRAL RESEARCH CORP.
                          (A Development Stage Company)

              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                                   (Continued)


NOTE 3.  SECURITIES PURCHASE AGREEMENTS

         Convertible Debentures

             In February 1997 and October 1997, in order to finance research and development, the Company sold $1,000,000 and $3,000,000, respectively, principal amount of its ten-year 7% Convertible Debentures (the "February Debenture" and the "October Debenture", collectively, the "Debentures") due February 28, 2007 and August 30, 2007, respectively, to RBB Bank Aktiengesellschaft ("RBB") in offshore transactions pursuant to Regulation S under the Securities Act of 1933, as amended. Accrued interest under the Debentures was payable semi-annually, computed at the rate of 7% per annum on the unpaid principal balance from the date of issuance until the date of interest payment. The Debentures were convertible, at the option of the holder, into shares of Common Stock pursuant to specified formulas. On April 22, 1997, June 6, 1997, July 3, 1997 and August 20, 1997, pursuant to notice by the holder, RBB, to the Company under the February Debenture, $330,000, $134,000, $270,000 and $266,000, respectively, of the principal amount of the February Debenture was converted into 1,648,352, 894,526, 2,323,580 and 1,809,524 shares of the Common Stock, respectively. As of August 20, 1997, the February Debenture was fully converted. On December 9, 1997, January 7, 1998, January 14, 1998, February 19, 1998,
             February 23, 1998, March 31, 1998, May 4, 1998 and May 5, 1998,
             pursuant to notice by the holder, RBB, to the Company, $120,000, $133,000, $341,250, $750,000, $335,750, $425,000, $275,000 and
             $620,000, respectively, of the October Debenture was converted into 772,201, 1,017,011, 2,512,887, 5,114,218, 1,498,884, 1,870,869,
             1,491,485 and 3,299,979 Common Stock, respectively. As of May 5, 1998, the October Debenture was fully converted.

             In connection with the issuance of the February Debenture, the Company issued to RBB three warrants (the "February Warrants") to purchase common stock, each such February Warrant entitling the holder to purchase, from February 21, 1997 through February 28, 2007, 178,378 shares of common stock. The exercise price of the three February Warrants are $0.288, $0.576 and $0.864 per warrant share, respectively. The fair value of the February Warrants was estimated to be $37,000 ($.021 per warrant) based upon a financial analysis of the terms of the warrants using the Black-Sholes Pricing Model. This amount has been reflected in the accompanying financial statements as interest expense related to the convertible February Debenture. Based on the terms for conversion associated with the February Debenture, there was an intrinsic value associated with the beneficial conversion feature of $413,793. This amount has been fully amortized to interest expense with a corresponding credit to additional paid-in capital.

In connection with the issuance of the October Debenture, the Company issued to RBB three warrants (the "October Warrants") to purchase Common Stock, each such October Warrant entitling the holder to purchase, from the date of grant through August 30, 2007, 600,000 shares of the Common Stock. The exercise price of the three October Warrants are $0.20, $0.23 and $0.27 per warrant share, respectively. The fair value of the three October Warrants was established to be $106,571 ($.178 per warrant), $97,912 ($.163 per warrant) and $87,472 ($.146 per warrant), respectively, based upon a financial analysis of the terms of the warrants

                          ADVANCED VIRAL RESEARCH CORP.
                          (A Development Stage Company)

              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                                   (Continued)


NOTE 3.  SECURITIES PURCHASE AGREEMENTS (Continued)

         Convertible Debentures (Continued)


             using the Black-Sholes Pricing Model. This amount has been reflected in the accompanying financial statements as a discount on the convertible debenture, with a corresponding credit to additional paid-in capital, and is being amortized over the expected term of the notes which at December 31, 1997 was 120 months. In May 1998, the remaining unamortized discount of $276,957 was amortized upon full conversion of the October Debenture.

             Based on the terms for conversion associated with the October Debenture, there is an intrinsic value associated with the beneficial conversion feature of $1,350,000. This amount has been treated as deferred interest expense and recorded as a reduction of the convertible debenture liability with a corresponding credit to additional paid-in capital and has been amortized to interest expense over the period from October 8, 1997 (date of debenture) to February 24, 1998 (date the debenture is fully convertible). The interest expense relative to this item was $210,951 for 1998 and $1,139,049 for 1997.

             In November 1998, in order to finance further research and development, the Company sold 1,500,000 principal amount of its ten year 7% Convertible Debenture (the "November Debenture") due October 31, 2008, to RBB. Accrued interest under the November Debenture is payable semi-annually, computed at the rate of 7% per annum on the unpaid principal balance from the date of the issuance of the November Debenture until the date of interest payment. The November Debenture may be prepaid by the Company before maturity, in whole or in part, without premium or penalty, if the Company gives the holder of the Debenture notice not less than 30 days before the date fixed for prepayment in that notice. The November Debenture is convertible, at the option of the holder, into shares of common stock.

             In connection with the issuance of the November Debenture, the Company issued to RBB two warrants (the "November Warrants") to purchase Common Stock, each such November Warrant entitling the holder to purchase 375,000 shares of the Common Stock at any time and from time to time through October 31, 2008. The exercise price of the two November Warrants are $.20 and $.24 per warrant share, respectively. The fair value of the November warrants was estimated to be $48,000 ($.064 per warrant) based upon a financial analysis of the terms of the warrants using the Black-Sholes Pricing Model with the following assumptions: expected volatility of 20%; a risk free interest rate of 5.75% and an expected holding period of one year. This amount is being amortized to interest expense in the accompanying consolidated financial statements.

             Based on the terms for conversion associated with the November Debenture, there is an intrinsic value associated with the beneficial conversion feature of $625,000. This amount has been recorded as interest expense in 1998.

                          ADVANCED VIRAL RESEARCH CORP.
                          (A Development Stage Company)

              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                                   (Continued)


NOTE 3.  SECURITIES PURCHASE AGREEMENTS (Continued)

         Convertible Debentures (Continued)

             In August 1999, in order to finance further research and development, the Company entered into a securities purchase agreement to issue an aggregate of 20 units, each unit consisting of $100,000 principal amount of the Company's 7% convertible debenture (the "August Debenture") due August 3, 2009 to Focus Investors LLC ("Focus"). Accrued interest under the August Debenture is payable semi-annually, computed at the rate of 7% on the unpaid principal balance from the date of issuance until the date of the interest payment. No payment of the principal of the August Debenture may be made prior to the maturity date without the consent of the holder. The August Debenture is convertible, at the option of the holder into shares of common stock.


             In connection with the issuance of the August Debenture, the Company issued to Focus one warrant (the "August Warrant") to purchase Common Stock, such August Warrant entitling the holder to purchase 1,000,000 shares of the Common Stock at any time and from time to time through August 3, 2004. The exercise price of the August Warrant is $.2461 per warrant share. The fair value of the August Warrant was estimated to be $52,593 ($.0526 per warrant share) based upon a financial analysis of the terms of the warrant using the Black-Sholes Pricing Model with the following assumptions: expected volatility of 20%; a risk free interest rate of 5.75% and an expected holding period of five years. This amount is being amortized to interest expense in the accompanying consolidated financial statements.

             Based on the terms for conversion associated with the August Debenture, there is an intrinsic value associated with the beneficial conversion feature of $687,500. This amount has been recorded as interest expense in the three months ended September 30, 1999.

             A summary of the outstanding convertible debentures is as follows:

                                                                      September 30,    December 31,
                                                                          1999             1998
                                                                          ----             ----
              Unpaid principal balance of November debenture             $1,500,000     $1,500,000
              Unpaid principal balance of August debenture                2,000,000              -
              Less unamortized discount                                      57,727         42,081
                                                                         ----------     ----------
              Convertible debenture, net                                 $3,442,273     $1,457,919
                                                                         ==========     ==========

                          ADVANCED VIRAL RESEARCH CORP.
                          (A Development Stage Company)

              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                                   (Continued)


NOTE 3.  SECURITIES PURCHASE AGREEMENTS (Continued)

         Other

             In January 1999, pursuant to a securities purchase agreement, the Company issued 4,917,276 shares of its common stock for an aggregate purchase price of $802,500. Such agreement also provided for the issuance of four warrants to purchase a total of 2,366,788 shares of common stock at prices ranging from $.204 to $.2448 per share at any time until December 31, 2003. The fair value of these warrants was estimated to be $494,138 ($.209 per warrant) based upon a financial analysis of the terms of the warrants using the Black-Sholes Pricing Model with the following assumptions: expected volatility of 20%; a risk free interest rate of 6% and an expected holding period of five years. This amount is being amortized to interest expense in the accompanying consolidated financial statements.

             Under the terms of certain of the aforementioned securities purchase agreements, the Company is required to file with the SEC a registration statement(s) to register shares of the common stock issuable upon conversion or exercise of the securities sold pursuant to such agreements to allow the investors to resell such common stock to the public. Because a registration statement was not declared effective by the SEC on or before a certain date, we may be obligated to pay additional financing costs based on the date the registration statement covering such securities is declared effective. Included in interest expense for the nine month period ended September 30, 1999 is $168,000 which may be payable by the Company as additional financing costs related to the effective date of a registration statement covering the resale of these securities. Additional amounts, up to a maximum of $200,000 may be accrued based on the effective date of the registration statement.

             On June 23, 1999, the Company entered into a securities purchase agreement with certain individuals whereby the Company will issue 1,851,852 shares of its common stock for an aggregate purchase price of $500,000. These proceeds were received in July 1999. Such agreement also provides for the issuance of warrants to purchase an aggregate of 925,926 shares of common stock at any time until June 30, 2004. The fair value of these warrants was estimated to be $37,000 ($.04 per warrant) based upon a financial analysis of the terms of the warrants using the Black-Sholes Pricing Model with the following assumptions: expected volatility of 20%; a risk free interest rate of 5.75% and an expected holding period of five years. This amount is being amortized to interest expense.


NOTE 4.  RESTATEMENT

         The accompanying financial statements for the three and nine months ended September 30, 1999 have been restated to reclassify $76,250 and $128,750, respectively, of amortization of debt issue costs from depreciation and amortization to interest expense. This reclassification had no effect upon the net loss for the three and nine months ended September 30, 1999.

         For the nine months ended September 30, 1998, the financial statements have been restated to reclassify $221,227 of amortization of debt issue costs and $7,299 of amortization of discount on warrants from depreciation and amortization to interest expense. This reclassification had no effect upon the net loss for the nine months ended September 30, 1998.

         The financial statements for the three and nine months ended September 30, 1999 have been restated to reclassify $78,000 and $198,000, respectively, from general and administrative to interest expense. This reclassification had no effect upon the net loss for the three and nine months ended September 30, 1999.

                          ADVANCED VIRAL RESEARCH CORP.
                          (A Development Stage Company)

              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                                   (Continued)


NOTE 4.  RESTATEMENT (Continued)

         The effect of the changes on the financial statements are as follows:

                                                                          As
                                                                      Previously                           As
                                                                       Reported       Restatement       Restated
                                                                       --------       -----------       --------
                  Three Months Ended September 30, 1999
                  -------------------------------------
         General and administrative                                   $   683,917      $ (78,000)       $  605,917
                                                                      ===========      =========        ==========
         Depreciation and amortization                                $   129,402      $ (76,250)       $   53,152
                                                                      ===========      =========        ==========
         Interest expense                                             $   781,553      $ 154,250        $  935,803
                                                                      ===========      =========        ==========

                  Nine Months Ended September 30, 1999
                  ------------------------------------
         General and administrative                                   $ 1,742,592      $(198,000)       $1,544,592
                                                                      = =========      =========        ==========
         Depreciation and amortization                                $   277,958      $(128,750)       $  149,208
                                                                      ===========      =========        ==========
         Interest expense                                             $   920,595      $ 326,750        $1,247,345
                                                                      ===========      =========        ==========

                  Nine Months Ended September 30, 1998
                  ------------------------------------
         Depreciation and amortization                                $   293,303      $(228,526)       $   64,777
                                                                      ===========      =========        ==========
         Interest expense                                             $   583,188      $ 228,526        $  811,714
                                                                      ===========      = =======        ==========

================================================================================

                          ADVANCED VIRAL RESEARCH CORP.



                              --------------------
                                   PROSPECTUS
                              --------------------


                             Up to 33,104,737 Shares
                                       of
                                  Common Stock




























                                January 18, 2000

================================================================================